   As filed with the Securities and Exchange Commission on December 24, 1998
                                                          Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                         SARATOGA BEVERAGE GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)

                                      5149
            (Primary Standard Industrial Classification Code Number)

                                   14-1749554
                      (I.R.S. Employer Identification No.)

                                 11 GEYSER ROAD
                        SARATOGA SPRINGS, NEW YORK 12866
                                 (518) 584-6363
              (Address, including ZIP code, and telephone number,
       including area code, of registrant's principal executive offices)
                                   ----------
                                  ROBIN PREVER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 11 GEYSER ROAD
                        SARATOGA SPRINGS, NEW YORK 12866
                                 (518) 584-6363
               (Name, address, including ZIP code, and telephone
               number, including area code, of agent for service)
                                   ----------
                                   Copies to:

          CHARLES I. WEISSMAN, ESQ.                JOHN F. KUNTZ, ESQ.
    SWIDLER BERLIN SHEREFF FRIEDMAN, LLP          BOURNE, NOLL & KENYON
              919 THIRD AVENUE                    382 SPRINGFIELD AVENUE
          NEW YORK, NEW YORK 10022               SUMMIT, NEW JERSEY 07902
               (212) 758-9500                         (908) 277-2200
                                   ----------

         APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this registration statement becomes effective and the satisfaction or waiver of all other conditions to the merger described in the Restated Agreement and Plan of Merger dated as of October 13, 1998, by and among Saratoga Beverage Group, Inc., Rowale Corp. and The Fresh Juice Company, Inc.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                                   ----------

                                                 CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                                       PROPOSED
           TITLE OF EACH                                       PROPOSED                MAXIMUM
         CLASS OF SECURITIES            AMOUNT TO BE       MAXIMUM OFFERING           AGGREGATE             AMOUNT OF
          TO BE REGISTERED               REGISTERED        PRICE PER UNIT(1)      OFFERING PRICE(1)      REGISTRATION FEE
=========================================================================================================================
Class A Common Stock, par
value $0.01 per share...............     2,133,553                (2)              $5,400,556.03(3)         $1,501.35
-------------------------------------------------------------------------------------------------------------------------
Less: amounts previously paid
under Schedule 14A..................                                                                       $(3,292.94)
-------------------------------------------------------------------------------------------------------------------------
Amount payable with this filing.....                                                                           None
=========================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee.

(2) Not applicable.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the bid and asked prices, as of December 21, 1998, of the common stock of The Fresh Juice Company, Inc. to be received by the Registrant in exchange for the securities registered hereby.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   ----------

                         SARATOGA BEVERAGE GROUP, INC.
                                 11 GEYSER ROAD
                        SARATOGA SPRINGS, NEW YORK 12866

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 27, 1999


To all stockholders of Saratoga Beverage Group, Inc.:

         A special meeting of stockholders of Saratoga Beverage Group, Inc. will be held at Saratoga's principal executive offices, 11 Geyser Road, Saratoga Springs, New York on January 27, 1999 at 10:00 a.m., local time, for the following purposes:

         To consider and vote upon a proposal to approve the restated agreement and plan of merger, dated as of October 13, 1998, by and among Saratoga, Rowale Corp., a wholly owned subsidiary of Saratoga and The Fresh Juice Company, Inc. and related transactions, including the issuance of up to 2,133,553 shares of Saratoga's Class A common stock in the merger. The agreement provides for the merger of Rowale with and into Fresh Juice with Fresh Juice being the surviving corporation. In the merger, Fresh Juice stockholders will receive for each share of Fresh Juice common stock, $2.244 in cash and 0.33 shares of Saratoga's Class A common stock. The merger and related transactions are more completely described in the accompanying joint proxy statement and prospectus and in the restated agreement and plan of merger attached as Appendix A to the accompanying joint proxy statement and prospectus.

         No other business may properly come before the special meeting, or any adjournment(s) or postponement(s) thereof.

         All stockholders who own shares of Saratoga's Class A common stock on December 16, 1998 may vote at the special meeting, or any adjournment(s) or postponement(s) thereof.

                                       By order of the board of directors,


                                       Gayle J. Henderson
                                       Secretary

December 28, 1998

         WHETHER OR NOT YOU PLAN TO ATTEND THE SARATOGA SPECIAL MEETING, YOU SHOULD COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF SARATOGA, AND RETURN IT TO SARATOGA IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE SARATOGA SPECIAL MEETING BY:

         O    WRITING TO THE SECRETARY OF SARATOGA;
         O    SIGNING AND MAILING A LATER DATED PROXY; OR
         O    ATTENDING THE SARATOGA SPECIAL MEETING AND VOTING IN PERSON.

YOU CANNOT REVOKE A PROXY BY ATTENDING THE SARATOGA SPECIAL MEETING WITHOUT DOING ONE OF THE THREE THINGS ABOVE.

                         THE FRESH JUICE COMPANY, INC.
                               280 WILSON AVENUE
                            NEWARK, NEW JERSEY 07105

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 27, 1999


To all stockholders of The Fresh Juice Company, Inc.:

         A special meeting of stockholders of The Fresh Juice Company, Inc. will be held at Fresh Juice's offices at 280 Wilson Avenue, Newark, New Jersey, on January 27, 1999 at 10:00 a.m., local time, for the following purposes:

         To consider and vote upon a proposal to approve the restated agreement and plan of merger, dated as of October 13, 1998, by and among Fresh Juice, Saratoga Beverage Group, Inc., and Rowale Corp., a wholly owned subsidiary of Saratoga and related transactions. The agreement provides for the merger of Rowale with and into Fresh Juice with Fresh Juice being the surviving corporation. In the merger, Fresh Juice stockholders will receive for each share of Fresh Juice common stock, $2.244 in cash and 0.33 shares of Saratoga's Class A common stock. The merger and related transactions are more completely described in the accompanying joint proxy statement and prospectus and in the restated agreement and plan of merger attached as Appendix A to the accompanying joint proxy statement and prospectus.

         No other business may properly come before the special meeting, or any adjournment(s) or postponement(s) thereof.

         All stockholders who own shares of Fresh Juice common stock on December 18, 1998 may vote at the special meeting, or any adjournment(s) or postponement(s) thereof.

                                      By order of the board of directors,


                                      Steven M. Bogen
                                      Co-Chairman of the Board of Directors
                                      Chief Executive Officer and Secretary

December 28, 1998

         WHETHER OR NOT YOU PLAN TO ATTEND THE FRESH JUICE SPECIAL MEETING, YOU SHOULD COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF FRESH JUICE, AND RETURN IT TO FRESH JUICE IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE FRESH JUICE SPECIAL MEETING BY:

         O    WRITING TO THE SECRETARY OF FRESH JUICE;
         O    SIGNING AND MAILING A LATER DATED PROXY; OR
         O    ATTENDING THE FRESH JUICE SPECIAL MEETING AND VOTING IN PERSON.

YOU CANNOT REVOKE A PROXY BY ATTENDING THE FRESH JUICE SPECIAL MEETING WITHOUT DOING ONE OF THE THREE THINGS ABOVE.

                        JOINT PROXY STATEMENT/PROSPECTUS

      SARATOGA BEVERAGE GROUP, INC.            THE FRESH JUICE COMPANY, INC.


         We are furnishing this document to you in connection with the merger of The Fresh Juice Company, Inc. and a wholly owned subsidiary of Saratoga Beverage Group, Inc. After the merger, Fresh Juice will be a wholly owned subsidiary of Saratoga. In the merger, each share of Fresh Juice common stock will receive

         o    $2.244 in cash and

         o    0.33 shares of Saratoga Class A common stock

Fresh Juice stockholders will receive a total of approximately $14.3 million in cash and 2,133,553 shares of Saratoga Class A common stock, representing approximately 40.2% of the total economic interest of Saratoga and approximately 28.9% of the total voting power of Saratoga immediately after the merger. On December 21, 1998, the closing sales price of the Saratoga Class A common stock, which has a trading symbol of TOGA, as reported by the Nasdaq SmallCap Market, was $2.0625 per share.

         Special meetings of stockholders of Saratoga and Fresh Juice will be held on January 27, 1999. At the special meetings, stockholders will be asked to approve the merger and related transactions. The boards of directors of Saratoga and Fresh Juice have approved the merger and related transactions and recommend that you vote for the merger and related transactions.

         We anticipate that Saratoga and Fresh Juice will mail this document and the accompanying proxy card and other materials to you on or about December 28, 1998. This document also serves as a prospectus of Saratoga under the Securities Act of 1933 for the issuance of up to 2,133,553 shares of Saratoga Class A common stock.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 23 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES AND THE MERGER, TOGETHER WITH THIS DOCUMENT, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this document is December 24, 1998.

                               TABLE OF CONTENTS
                                                                                                               PAGE

SUMMARY  .........................................................................................................5
         Parties to the merger....................................................................................5
         The Saratoga meeting.....................................................................................6
         The Fresh Juice meeting..................................................................................6
         The merger...............................................................................................7
         Certain other terms of the merger agreement.............................................................10
         Saratoga summary historical financial data..............................................................12
         Fresh Juice summary historical consolidated financial data..............................................15
         Summary unaudited pro forma consolidated financial data.................................................17
         Comparative per share data..............................................................................22

RISK FACTORS.....................................................................................................23
         Risk factors relating to the merger.....................................................................23
                  Fixed conversion ratio does not reflect changes in stock prices before the closing.............23
                  Net operating loss carryforwards of the combined company may be severely limited...............23
         Risk factors related to Saratoga........................................................................24
                  Risk of problems with Saratoga's natural springs outside of Saratoga's control.................24
                  Noncompliance with government regulation could restrict sales of Saratoga's products...........24
                  The holders of Class B common stock will have substantial voting power after the merger................................................................................25
                  Saratoga relies on a limited number of  distributors...........................................25
         Risk factors related to Fresh Juice.....................................................................25
                  Effect on Fresh Juice of lack of availability of raw materials.................................25
                  Risks associated with perishable products......................................................26
                  Noncompliance with government regulation could restrict sales of Fresh Juice's products........26
                  Effect of unenforceability of patents and proprietary protection...............................26

IMPORTANT INFORMATION............................................................................................27

THE SARATOGA SPECIAL MEETING.....................................................................................28
         Time, place and date....................................................................................28
         Purpose of the Saratoga meeting.........................................................................28
         Record date; voting rights; proxies.....................................................................28
         Solicitation of proxies.................................................................................29
         Quorum   ...............................................................................................29
         Approval assured; required vote.........................................................................29

THE FRESH JUICE SPECIAL MEETING..................................................................................30
         Time, place and date....................................................................................30
         Purpose of the Fresh Juice meeting......................................................................30
         Record date; voting rights; proxies.....................................................................30
         Solicitation of proxies.................................................................................30
         Quorum   ...............................................................................................31
         Approval nearly assured; required vote..................................................................31

THE MERGER.......................................................................................................32
         Form of the merger......................................................................................32
         Merger consideration....................................................................................32
         Background of the merger................................................................................33
         Recommendation of the Saratoga board of directors and the Fresh Juice board of directors;
                  reasons for the merger.........................................................................37
         Opinion of Fresh Juice financial advisor................................................................41
         Interests of certain persons in the merger..............................................................47
         Effective time; effect of the merger....................................................................51
         Manner and basis of converting Fresh Juice common stock.................................................52
         Dissenters' rights of appraisal.........................................................................52

                                                         2


TERMS OF THE MERGER AGREEMENT....................................................................................56
         Representations and warranties..........................................................................56
         Certain covenants.......................................................................................57
         Conditions to completion of the merger..................................................................59
         Termination of the merger agreement.....................................................................61
         Extension and waiver....................................................................................64
         Amendment...............................................................................................64
         Fees and expenses.......................................................................................64
         Resale restrictions.....................................................................................64
         Governmental and regulatory approvals...................................................................65
         Voting agreement........................................................................................65
         Financing...............................................................................................67
         Federal income tax consequences.........................................................................68
         Accounting treatment....................................................................................69
         Saratoga summary historical financial data..............................................................70
         Fresh Juice summary historical consolidated financial data..............................................73
         Summary unaudited pro forma consolidated financial data.................................................75
         Comparative per share data..............................................................................80

MARKET PRICE DATA AND DIVIDEND POLICY............................................................................81
         Saratoga ...............................................................................................81
         Fresh Juice.............................................................................................82

DESCRIPTION OF SARATOGA CAPITAL STOCK............................................................................83
         Saratoga Class A common stock...........................................................................83
         Saratoga Class B common stock...........................................................................83
         Saratoga preferred stock................................................................................83
         Transfer agent and registrar............................................................................84

DESCRIPTION OF FRESH JUICE CAPITAL STOCK.........................................................................84
         Fresh Juice common stock................................................................................84
         Fresh Juice preferred stock.............................................................................84

COMPARISON OF RIGHTS OF HOLDERS OF
         SARATOGA COMMON STOCK AND FRESH JUICE COMMON STOCK......................................................85
         Voting Rights...........................................................................................85
         Appraisal/dissenters' rights............................................................................85
         Amendment of charter....................................................................................86
         Power to adopt, amend or repeal by-laws.................................................................86
         Special meetings of stockholders........................................................................86
         Action by stockholders by written consent in lieu of a meeting..........................................87
         Number of directors.....................................................................................87
         Removal of directors....................................................................................87
         Filling board vacancies.................................................................................88

LEGAL MATTERS....................................................................................................88

EXPERTS  ........................................................................................................88

OTHER MATTERS....................................................................................................89
         Year 2000 compliance....................................................................................89
                  Saratoga.......................................................................................89
                  Fresh Juice....................................................................................90
         Other proposals.........................................................................................91

WHERE YOU CAN FIND MORE INFORMATION..............................................................................92

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................................................................92

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................93

                                                        3

APPENDIX A  -  Restated agreement and plan of merger

APPENDIX B  -  Opinion of Ladenburg Thalmann & Co. Inc.

APPENDIX C  -  Jeffrey Heavirland option cancellation letter

APPENDIX D  -  Section 262 of the Delaware General Corporation Law

                                    SUMMARY

         We have prepared this summary to assist you in your review of this document. We have highlighted in this summary information which we believe is important for your review. However, we have not included all of the information that may be important to you. You should carefully read this entire document, including the specific risks described in the "Risk factors" section beginning on page 23 and the other documents to which we refer. For more information about the two companies, see "Important information" on page 27 and "Where you can find more information" on page 92.

                             PARTIES TO THE MERGER


Saratoga Beverage Group, Inc.....    Saratoga bottles, markets and distributes
                                     spring and mineral water products and
                                     packages beverage products for others.
                                     Saratoga's product line currently
                                     includes: sparkling essence-flavored
                                     spring water products, non-carbonated
                                     spring water and non-carbonated spring
                                     water with flavors. All of Saratoga's
                                     products are marketed as premium domestic bottled water primarily under the proprietary brand name "Saratoga." The
                                     Saratoga brand name has been in existence for 125 years.

                                     Saratoga was incorporated in Delaware on May 5, 1993. The principal executive offices of Saratoga are located at 11 Geyser Road, Saratoga Springs, New York 12866, and the telephone number is (518) 584-6363.

The Fresh Juice Company, Inc.        Fresh Juice produces, markets and sells
                                     fresh squeezed and frozen fresh squeezed orange juice, grapefruit juice, fresh fruit smoothies and other noncarbonated beverages nationally under the brand names
                                     "Just Pik't(R)", "Fresh Pik't(R)",
                                     "Florida Pik't(R)", "Ultimate(R)" and
                                     "Hansen's(R)". The majority of the juice produced by Fresh Juice is fresh squeezed orange juice.

                                     Fresh Juice was incorporated in New York on July 15, 1985 and relocated its state of incorporation to Delaware in 1986. The principal executive offices of Fresh Juice are located at 280 Wilson Avenue, Newark, New Jersey 07105, and its telephone number is (973) 465-7100.

                              THE SARATOGA MEETING


Time, place, date and purpose....    We will hold the Saratoga special meeting
                                     at Saratoga's principal executive offices,
                                     11 Geyser Road, Saratoga Springs, New York on January 27, 1999 at 10:00 a.m., local time, to approve the merger and related transactions.

Record date; required vote.......    You may vote at the Saratoga special
                                     meeting if you owned shares of Saratoga
                                     common stock as of the close of business on December 16, 1998, the Saratoga record date. To approve the merger and related transactions, a majority of Saratoga's common stock must vote for the merger and related transactions. Holders of Class A common stock of Saratoga are entitled to 1 vote per share owned by them. Holders of Class B common stock of Saratoga are entitled to 5 votes per share owned by them.

                                     The directors and executive officers of
                                     Saratoga can cast approximately 22.1% of the votes at the Saratoga special meeting. We expect that they will vote all of their shares of Saratoga common stock in favor of the merger and related transactions.

Approval assured.................    Saratoga has sufficient votes to assure
                                     the approval of the merger and related
                                     transactions. Holders of 56.8% of the
                                     voting power of the outstanding shares of Saratoga common stock have agreed to vote their shares in favor of the merger and related transactions under the terms of a voting agreement.

                            THE FRESH JUICE MEETING


Time, place, date and purpose....    We will hold the Fresh Juice special
                                     meeting at Fresh Juice's offices at 280
                                     Wilson Avenue, Newark, New Jersey, on
                                     January 27, 1999 at 10:00 a.m., local
                                     time, to approve the merger and related
                                     transactions.

Record date; required vote.......    You may vote at the Fresh Juice special
                                     meeting if you owned shares of Fresh Juice as of the close of business on December
                                     18, 1998, the Fresh Juice record date. To approve the merger and related transactions, a majority of Fresh Juice's common stock must vote for the merger and related transactions. Holders of Fresh
                                     Juice common stock are entitled to 1 vote per share of Fresh Juice common stock owned by them.

                                     The directors and executive officers of
                                     Fresh Juice can cast approximately 46.3% of the votes at the Fresh Juice special meeting. We expect that the directors and executive officers of Fresh Juice, except for one director, will vote all of their shares in favor of the merger and related transactions.

Approval nearly assured..........    Holders of 41.6% of the outstanding shares
                                     of Fresh Juice common stock have agreed to vote their shares in favor of the merger and related transactions under the terms of a voting agreement.

                                   THE MERGER

Conversion of Fresh Juice
common stock.....................    In the merger, each of the outstanding
                                     shares of Fresh Juice common stock not
                                     held by Fresh Juice or Saratoga and with respect to which dissenters' rights have not been properly asserted under Delaware law shall have the right to receive

                                     o  $2.244 per share in cash and
                                     o  0.33 shares of Saratoga Class A
                                        common stock

                                     For example, a holder of 1,000 shares of Fresh Juice common stock will receive $2,244.00 in cash and 330 shares of Saratoga Class A common stock.

                                     In the merger, certain options and
                                     warrants to purchase Fresh Juice common
                                     stock will be canceled and exchanged for a number of shares of Saratoga Class A common stock equal to:

                                     o  0.33,
                                     o  multiplied by the difference between
                                        $3.35 and the exercise price of
                                        such options and warrants,
                                     o  divided by $1.106, and
                                     o  multiplied by the number of shares of
                                        Fresh Juice common stock subject to
                                        such options and warrants

                                     For example, a holder of options to
                                     purchase 1,000 shares of Fresh Juice
                                     common stock at an exercise price of $3.00 will receive 104 shares of Saratoga Class A common stock. Certain options held by Jeffrey Heavirland, a director and executive officer of Fresh Juice, will be canceled at the closing of the merger in exchange for a lump sum payment. With respect to Mr. Heavirland, see "The merger--Interests of certain persons in the merger--Jeffrey Heavirland" on page 49.

The number of shares of Saratoga common stock outstanding on the record dates for voting and expected to be outstanding after the merger are as follows:

                                             Shares
                    Record Date           Outstanding         Record Holders
                    -----------           -----------         --------------
Saratoga         December 16, 1998         3,169,094               1,628
Fresh Juice      December 18, 1998         6,467,731               1,098
Post-merger                                5,491,248

Conditions to the merger.........    The completion of the merger depends on a
                                     number of conditions being met. These
                                     conditions include:

                                     o   the listing of the Saratoga Class A
                                         common stock issuable in the merger on
                                         the Nasdaq SmallCap Market;

                                     o   completion of the financing of the
                                         cash consideration as contemplated by
                                         the merger agreement;

                                     o   the amendments to employment
                                         agreements entered into among Steven
                                         Bogen, Fresh Juice and Saratoga and
                                         among Steven Smith, Fresh Juice and
                                         Saratoga shall both be in effect; and

                                     o   not more than 5% of shares of Fresh
                                         Juice common stock held by Fresh Juice
                                         stockholders have properly exercised
                                         and perfected their rights of
                                         appraisal under Delaware law.

                                     See "Terms of the merger
                                     agreement--Conditions to completion of the merger" on page 59.

Recommendations of the
Saratoga board and the Fresh
Juice board......................    The Saratoga board of directors and the
                                     Fresh Juice board of directors each
                                     recommends that you vote FOR the merger
                                     and related transactions. See "The
                                     merger--Recommendations of the Saratoga
                                     board of directors and the Fresh Juice
                                     board of directors; reasons for the
                                     merger" on page 37.


Opinion of financial advisors....    Saratoga. Among the other factors
                                     considered in deciding to approve the
                                     merger, the Saratoga board of directors
                                     has received the opinion of its financial advisor, Schroders & Co., that the consideration of $3.75 per share, comprised of $3.1875 in cash and 0.15 shares of Saratoga Class A common stock, was fair to the Saratoga stockholders from a financial point of view and subsequent analyses performed by Schroders. SARATOGA
                                     DID NOT ASK SCHRODERS TO UPDATE ITS
                                     OPINION, DATED JUNE 29, 1998, GIVEN THE
                                     CONSIDERABLE INCREMENTAL COST OF OBTAINING
                                     AN UPDATED OPINION AND SARATOGA'S BELIEF,
                                     BASED IN PART UPON FINANCIAL ANALYSIS
                                     PERFORMED BY SCHRODERS, THAT THE REVISED
                                     TERMS OF THE TRANSACTION WERE MORE
                                     FAVORABLE TO THE SARATOGA STOCKHOLDERS.

                                     Fresh Juice. Among the other factors
                                     considered in deciding to approve the
                                     merger, the Fresh Juice board of directors has received the opinion of its financial advisor, Ladenburg Thalmann & Co. Inc., that the merger consideration was fair to the Fresh Juice stockholders from a financial point of view. We have attached this opinion to the back of this document as Appendix B. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Ladenburg in rendering its opinion. See "The merger--Opinion of Fresh Juice financial advisor" on page 41.

Interests of certain persons in
the merger.......................    You should be aware that the following
                                     executive officers and directors of Fresh
                                     Juice will be entitled to certain
                                     severance and termination benefits and
                                     other payments upon consummation of the
                                     merger that are different than your
                                     interest.

                                     o   Steven Bogen, Chief Executive Officer
                                         of Fresh Juice and Co-Chairman of the
                                         Fresh Juice board of directors

                                     o   Steven Smith, President of Fresh Juice
                                         and Co-Chairman of the Fresh Juice
                                         board of directors

                                     o   Jeffrey Heavirland, a director and
                                         executive officer of Fresh Juice

                                     After the merger, Saratoga will reimburse each present and former officer and director of Fresh Juice for certain losses or liabilities arising after or related to the merger.

                                     In addition, each non-employee member of the Fresh Juice board of directors will be paid an annual retainer of $2,625 if the merger is completed, in lieu of options to purchase Fresh Juice common stock.

                                     Each of the Fresh Juice board of directors and the Saratoga board of directors was aware of these benefits and considered them, among other things, in making their respective decisions. See "The merger--Interests of certain persons in the merger" on page 47.

                  CERTAIN OTHER TERMS OF THE MERGER AGREEMENT


Dissenters' rights of
appraisal........................    Fresh Juice stockholders are entitled to
                                     have the fair value of their stock
                                     appraised by a court and paid to them in cash. To do this, the holders of Fresh
                                     Juice common stock must follow these
                                     required procedures:

                                     o   You must deliver a written demand for
                                         appraisal to Fresh Juice on or before
                                         the vote is taken at the Fresh Juice
                                         special meeting, which will be held on
                                         January 27, 1998 at 10:00 a.m., local
                                         time.

                                     o   You must not vote in favor of or
                                         abstain from voting on the merger.

                                     o   You must hold such shares of Fresh
                                         Juice common stock from the date of
                                         the making of the demand through the
                                         closing of the merger.

                                     If you follow the required formalities,
                                     your shares will not be converted into the right to receive cash and Saratoga Class A common stock in the merger. Instead, your only right will be to receive the appraised value of your shares in cash as determined by a court.

                                     Saratoga stockholders are not entitled to appraisal rights in connection with the merger.

                                     See "The merger--Dissenters' rights of
                                     appraisal" on page 52.

Termination......................    The merger agreement may be terminated at
                                     any time prior to the closing of the
                                     merger for certain reasons, including:

                                     o   failure to obtain required approvals;

                                     o   failure to obtain the approval of
                                         either the Fresh Juice stockholders or
                                         the Saratoga stockholders;

                                     o   a material breach of the merger
                                         agreement by either Saratoga or Fresh
                                         Juice; or

                                     o   the merger is not completed on or
                                         before the later of the 30th day after
                                         the mailing of this document to Fresh
                                         Juice stockholders, or if later, five
                                         days after the Fresh Juice special
                                         meeting.

                                     See "Terms of the merger
                                     agreement--Termination of the merger
                                     agreement--Grounds for termination" on
                                     page 61.

Termination fees.................    If the merger is not completed for the
                                     following reasons, among others:

                                     o   the Fresh Juice stockholders failed to
                                         approve the merger and related
                                         transactions; and

                                     o   the Bogen agreement and Smith
                                         agreement are not in effect;

                                     then Fresh Juice shall pay Saratoga
                                     $1,500,000.

                                     If the merger is not completed because the Saratoga stockholders failed to approve the issuance of shares of the Saratoga Class A common stock, among other reasons, then Saratoga shall pay Fresh Juice $750,000.

                                     See "Terms of the merger
                                     agreement--Termination of the merger
                                     agreement--Termination fees" on page 62.

Federal income tax consequences ..   For each holder of Fresh Juice common
                                     stock, the merger will be a taxable
                                     transaction for federal income tax
                                     purposes and probably also will be a
                                     taxable transaction under applicable
                                     state, local and other income tax laws.

                                     Determining the particular tax
                                     consequences of the merger to Fresh Juice stockholders can be difficult. Fresh Juice stockholders should consult their own tax advisor for a full understanding of the merger's consequences. See "Terms of the merger--Federal income tax consequences" on page 68.

Accounting treatment.............    We expect that the merger will qualify as
                                     a purchase under generally accepted
                                     accounting principles which means that the purchase price will be allocated by Saratoga among the assets and liabilities of Fresh Juice at their fair market value.
                                     The remaining amount of the purchase price will be allocated by Saratoga to intangible assets.

                   SARATOGA SUMMARY HISTORICAL FINANCIAL DATA

         We have set forth selected historical financial data for Saratoga below, for the periods and at the dates indicated. The historical consolidated financial data for each of the years in the five-year period ended December 31, 1997 is derived from Saratoga's historical consolidated financial statements that have been audited and reported upon by PricewaterhouseCoopers LLP, independent public accountants. The historical consolidated financial data for each of the nine-month periods ended September 30, 1997 and September 30, 1998 have not been audited. Such data reflects all adjustments, consisting solely of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of such data for the interim periods to which they relate. You should be aware that results for interim periods cannot be used to project the results of any other interim period or for the year as a whole. You should read the information in the table in conjunction with Saratoga's historical financial statements and the notes to the financial statements and other financial information regarding Saratoga provided with these materials.

                   SARATOGA SUMMARY HISTORICAL FINANCIAL DATA

                                                       YEAR ENDED
                          ----------------------------------------------------------------------
                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                              1993           1994           1995          1996          1997
                          ------------   ------------   ------------  ------------  ------------
REVENUE
Total revenue..........     $3,643,742     $6,235,408     $3,265,314    $4,374,825    $6,270,691

Cost of goods sold,
exclusive of depreciation
and amortization and
equipment lease expense      2,659,417      4,633,071      2,395,464     2,749,121     3,762,549

OPERATING EXPENSES:

Marketing and sales....      1,941,853      1,853,344        601,887       489,701       388,709

General and administrative
expense................      1,480,052      1,676,937        992,138       906,885     1,044,960

Depreciation, amortization
and equipment lease expense    270,623        319,998        338,714       442,143       393,876

Write-off of Sample
Goodwill...............             --        222,000             --            --            --
                          ------------   ------------   ------------  ------------  ------------
Operating  (loss)
income.................    (2,708,203)    (2,469,852)    (1,062,889)     (213,025)       680,597

OTHER INCOME (EXPENSE):

Commission  income.....             --             --        121,196        75,490       126,735

Interest income........         50,746         49,586         21,215         4,969        52,259

Interest expense.......       (33,090)       (31,850)        (1,334)      (14,893)      (47,004)

Net loss on disposal of
equipment..............       (48,500)       (70,781)        (1,618)            --           --
                          ------------   ------------   ------------  ------------  ------------
Loss before minority
interest...............    (2,739,047)    (2,522,897)      (923,430)            --           --

Income applicable to
minority interest......         61,119         53,051             --            --           --
                          ------------   ------------   ------------  ------------  ------------
Provision for income taxes          --             --             --            --         7,959

Net (loss) income......   $(2,677,928)   $(2,469,846)     $(923,430)    $(147,459)      $804,628
                          ============   ============   ============  ============  ============
PER SHARE DATA

Net  (loss) income per
common share,
   Basic...............        $(1.39)        $(0.94)        $(0.35)       $(0.06)         $0.28
                               =======        =======        =======       =======         =====
   Diluted.............        $(1.39)        $(0.94)        $(0.35)       $(0.06)         $0.25
                               =======        =======        =======       =======         =====
Weighted average number of
common shares outstanding,
   Basic...............      1,920,000      2,614,377      2,626,179     2,626,651     2,924,589
                             =========      =========      =========     =========     =========
   Diluted.............      1,920,000      2,614,377      2,626,179     2,626,651     3,380,440
                             =========      =========      =========     =========     =========

                                         NINE MONTHS ENDED (UNAUDITED)
                                        --------------------------------
                                         SEPTEMBER 30,   SEPTEMBER 30,
                                             1997             1998
                                        --------------- ----------------
REVENUE

Total revenue............                  $5,057,276       $7,359,818

Cost of goods sold,
exclusive of depreciation
and amortization and
equipment lease expense..                   3,081,563        4,469,732

OPERATING EXPENSES:

Marketing and sales......                     278,881          591,924

General and administrative
expense..................                     772,975          753,530

Depreciation, amortization
and equipment lease
expense..................                     290,042          419,783
                                             --------       ----------
Operating  (loss)
income...................                     633,815        1,124,849

OTHER INCOME (EXPENSE):

Commission  income.......                     105,143           89,660

Interest income..........                      30,848          128,332

Interest expense.........                    (27,274)         (59,194)

Provision for income taxes                      7,959           17,600

Net (loss) income........                    $734,573       $1,266,047
                                             ========       ==========
PER SHARE DATA

Net (loss) income per
common share,
   Basic.................                       $0.25            $0.40
                                                =====            =====
   Diluted...............                       $0.22            $0.36
                                                =====            =====
Weighted average number
of common shares
outstanding,
   Basic.................                   2,910,519        3,164,515
                                            =========        =========
   Diluted...............                   3,370,686        3,696,156
                                            =========        =========

                                      SARATOGA SUMMARY HISTORICAL FINANCIAL DATA (CONTINUED)
                         -----------------------------------------------------------------------------
                                                            AS OF
                                                         (UNAUDITED)
                         -----------------------------------------------------------------------------
                          DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                              1993            1994           1995           1996            1997
                         -----------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets............      $6,391,129     $3,915,280     $2,990,376      $2,629,888      $5,704,819
Working capital.........      $3,039,336     $1,004,696     $  255,298      $  386,670      $2,512,738
Long-term obligations...      $  106,149     $        0     $        0      $    7,455      $1,501,208
Stockholders' equity....      $5,627,301     $3,180,482     $2,176,389      $2,014,471      $2,914,024
FINANCIAL RATIOS AND
OTHER DATA
Current ratio...........            6.03           2.37           1.31            1.64            2.95
(Loss) return on average
assets..................           (.59)          (.48)          (.27)           (.05)             .19
(Loss) return on average
stockholders' equity....           (.68)          (.56)          (.34)           (.06)             .33
Book value per share at
year end................           $2.07          $1.17          $0.80           $0.74           $0.98
Weighted shares
outstanding,
   Basic................       1,920,000      2,614,377      2,626,179       2,626,651       2,924,589
                               =========      =========      =========       =========       =========
   Diluted..............       1,920,000      2,614,377      2,626,179       2,626,651       3,380,440
                               =========      =========      =========       =========       =========

                                                                                 AS OF
                                                                              (UNAUDITED)
                                                                    --------------------------------
                                                                       SEPTEMBER 30,   SEPTEMBER 30,
                                                                            1997           1998
                          --------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets.............                                                 $4,820,460      $7,217,130
Working capital..........                                                 $2,790,943      $3,231,161
Long-term obligations....                                                 $1,502,969      $1,534,423
Stockholders' equity.....                                                 $2,837,718      $4,693,071
FINANCIAL RATIOS AND
OTHER DATA
Current ratio............                                                       6.82            4.26
(Loss) return on average
assets...................                                                        .20             .19
(Loss) return on average
stockholders' equity.....                                                        .30             .33
Book value per share at
year end.................                                                      $0.96           $1.48
Weighted shares
outstanding,
   Basic.................                                                  2,910,519       3,164,515
                                                                           =========       =========
   Diluted...............                                                  3,370,686       3,696,156
                                                                           =========       =========

          FRESH JUICE SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         We have set forth selected historical consolidated financial data for Fresh Juice below. The historical consolidated financial data for each of the years in the five-year fiscal period ended November 30, 1997, is derived from Fresh Juice's historical consolidated financial statements which have been audited and reported upon by KPMG Peat Marwick LLP, independent certified public accountants. The historical consolidated financial data for each of the nine-month periods ended August 31, 1997 and August 31, 1998 has not been audited. Such data reflects all adjustments, consisting solely of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of such data for the interim periods to which they relate. You should be aware that results for interim periods are not necessarily indicative of results to be expected for any other interim period or for the year as a whole. You should read the information in the table in conjunction with Fresh Juice's historical financial statements and the notes to the financial statements and other financial information provided with these materials.

                            FRESH JUICE SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                           YEAR ENDED
                             ------------------------------------------------------------------------------------------------
                                    NOVEMBER 30,       NOVEMBER 30,        NOVEMBER 30,      NOVEMBER 30,       NOVEMBER 30,
                                       1993               1994                1995              1996               1997
                             ------------------------------------------------------------------------------------------------
OPERATING RESULTS

Net sales...................        $8,265,588          $8,171,803         $9,219,184       $19,958,022        $41,382,836
Cost of goods sold..........         4,639,740           5,163,806          6,035,483        15,886,417         30,035,386
Selling, general and administrative
expense.....................         2,367,523           2,451,055          2,820,356         4,984,642          8,801,423
                                     ---------           ---------          ---------         ---------          ---------
Operating earnings (loss)...         1,258,325             556,942            363,345         (913,037)          2,546,027
Interest expense............                --                  --           (24,355)         (139,502)          (536,851)
Interest and other income, net          87,360              88,292            104,104            63,496            132,296
                                        ------              ------            -------            ------            -------
Earnings (loss) before provision
(benefit for income taxes...         1,345,685             645,234            443,094         (989,043)          2,141,472
Provision (benefit) for income taxes   549,193             256,396            172,051          (60,000)            774,149
                                       -------             -------            -------          --------            -------
Net earnings (loss).........          $796,492            $388,838           $271,043        $(929,043)         $1,367,323
                                      ========            ========           ========        ==========         ==========
PER SHARE DATA

Net earnings (loss) per common share,
   Basic....................             $0.22               $0.11              $0.08           $(0.20)              $0.21
                                         =====               =====              =====           =======              =====
   Diluted..................             $0.22               $0.11              $0.07           $(0.20)              $0.21
                                         =====               =====              =====           =======              =====
Weighted average number of
common shares outstanding,
   Basic....................         3,602,356           3,554,862          3,552,462         4,601,349          6,466,731
                                     =========           =========          =========         =========          =========
   Diluted..................         3,602,356           3,612,679          3,887,740         4,620,000          6,471,535
                                     =========           =========          =========         =========          =========
BALANCE SHEET DATA

Total assets................        $4,773,181          $4,858,799         $6,508,237       $15,281,472        $22,093,344
Working capital.............        $3,895,114          $4,112,211         $3,919,590          $624,104         $1,319,323
Long-term debt and obligations      $       --          $       --         $1,529,168        $1,524,562         $3,597,151
Stockholders' equity........        $3,990,353          $4,379,191         $4,640,301        $9,921,258        $12,163,257

                                                     NINE MONTHS ENDED
                                             --------------------------------
                                               AUGUST 31,         AUGUST 31,
                                                  1997               1998
                                             --------------------------------
OPERATING RESULTS
Net sales.............................        $31,491,349        $28,649,567
Cost of goods sold....................         22,639,803         21,000,420
Selling, general and administrative expense     6,481,003          6,429,154
                                                ---------          ---------
Operating earnings (loss).............          2,370,543          1,219,993
Interest expense......................          (401,345)          (367,113)
Interest and other income, net........             39,878             78,040
                                                   ------             ------
Earnings (loss) before provision (benefit
for income taxes......................          2,009,076            930,920
Provision (benefit) for income taxes..            518,796            414,557
                                                  -------            -------
Net earnings (loss)...................         $1,490,280           $516,363
                                               ==========           ========
PER SHARE DATA

Net earnings (loss) per common share,
   Basic..............................              $0.23              $0.08
                                                    =====              =====
   Diluted............................              $0.23              $0.08
                                                    =====              =====
Weighted average number of common shares
outstanding,
   Basic..............................          6,466,731          6,466,731
                                                =========          =========
   Diluted............................          6,466,731          6,474,818
                                                =========          =========
BALANCE SHEET DATA

Total assets..........................        $22,609,273        $22,838,521
Working capital.......................         $1,507,594         $1,815,916
Long-term debt and obligations........         $3,750,825         $3,197,095
Stockholders' equity..................        $12,168,183        $12,679,620

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

         The pro forma (unaudited) consolidated balance sheet as of September 30, 1998 set forth below presents the financial position of Saratoga as if the merger agreement and the related financing had occurred on September 30, 1998. The pro forma (unaudited) consolidated statements of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 set forth below present the results of operations of Saratoga for such period and such year as if the consummation of the merger agreement and the related financing had occurred as of January 1, 1997.

         Because Saratoga and Fresh Juice have different fiscal years,

         o Saratoga's balance sheet as of September 30, 1998 has been combined, with appropriate adjustments, with Fresh Juice's balance sheet as of August 31, 1998.

         o Saratoga's results for the nine months ended September 30, 1998 have been combined, with appropriate adjustments, with Fresh Juice's results for the nine months ended August 31, 1998.

         o Saratoga's results for the year ended December 31, 1997 have been combined, with appropriate adjustments, with Fresh Juice's results for the fiscal year ended November 30, 1997.

         The pro forma financial statements do not indicate the results that would have been achieved if the consummation of the merger agreement and the related financing had been effected on the dates indicated. The pro forma financial statements do not indicate the results which may be achieved in the future.

         The pro forma financial statements should be read in conjunction with the financial statements of Saratoga and Fresh Juice appearing elsewhere or incorporated in this document.

          Preliminary allocations have been made to reflect the estimated asset values and related tax effects. These amounts as well as the estimated purchase price will be adjusted as additional analysis is performed and information is received. The preliminary assumptions and estimates used in the preparation of the pro forma consolidated financial statements include the following (amounts in thousands):

         o Funds used to acquire Fresh Juice and to pay certain acquisition and financing related costs have been provided from borrowings under Saratoga's $22,000 credit facility or have previously been accrued. Approximately $14,119 has been borrowed at a weighted average interest rate of approximately 8.4%. Accordingly, interest expense has been adjusted to reflect the amount that would have been paid on borrowings, related commitment fees and the amortization of financing costs.

         o The excess purchase price over the fair market value of the assets or goodwill is being amortized over a 25-year period. Total amortization of goodwill for the nine months ended September 30, 1998 and the twelve months ended December 31, 1997 approximate $416 and $555, respectively.

         o Property, plant and equipment are carried at Fresh Juice's recorded cost of which $2,426 was included on the books of Fresh Juice as of November 30, 1996 based upon an independent appraisal.

         o Trademark, patents and other intangibles are carried at Fresh Juice's recorded cost, of which $805 was included on the books of Fresh Juice as of November 30, 1996, based upon an independent appraisal.

         o The provision for income taxes has been adjusted to reflect the tax effects of pro forma adjustments.

         o Income per share has been computed to include the issuance of 2,133,553 shares of Saratoga Class A common stock.

         The estimated purchase price in the merger of Fresh Juice of $21,750 is comprised of:

         o    A payment of $2.24 for each of the 6,347,831
              outstanding shares of Fresh Juice common stock............$14,247

         o    The issuance of 0.33 shares of Saratoga Class A common
              stock for each of the 6,347,831 outstanding shares of
              Fresh Juice common stock and the issuance of certain
              additional shares, all at $2.50 per share...................5,334

         o    The settlement of Fresh Juice employment agreements,
              options and transactions costs..............................2,170
                                                                        -------
                                                                        $21,750
                                                                        =======

                                    PRO FORMA (UNAUDITED) CONSOLIDATED BALANCE SHEET
                                                   SEPTEMBER 30, 1998
                                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

ASSETS                                                                                   PRO FORMA
                                                SARATOGA           FRESH JUICE          ADJUSTMENTS           PRO FORMA
                                                --------           -----------          -----------           ---------
Cash and cash equivalents................     $       1,747       $           83      $             -       $       1,830
Short term investments...................               597                    -                    -                 597
Accounts receivable, net.................             1,115                3,470                    -               4,585
Inventories..............................               704                3,455                1,180               5,339
Current portion of note receivable.......                                    101                    -                 101
Current deferred income taxes............                                    186                (186)                   -
Prepaid income tax.......................                                    113                    -                 113
Prepaid expenses and other current assets                58                  412                    -                 470
                                              -------------       --------------      ---------------       -------------
         Total current assets............     $       4,221       $        7,820      $           994       $      13,035

Property, plant and equipment, net.......             1,419                6,894                    -               8,313
Deferred financing costs, net............               308                    -                  465                 773
Goodwill.................................                 -                6,619                7,172              13,791
Note receivable..........................               400                  378                    -                 778
Deferred acquisition costs...............               498                                       498                   -
Trademarks, patents, and other
intangibles, net ........................                 -                1,014                    -               1,014
Other assets.............................               371                  114                (345)                 140
                                              -------------       --------------      ---------------       -------------
         Total assets....................     $       7,217       $       22,839      $         7,788       $      37,844
                                              =============       ==============      ===============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Note payable.............................     $           -       $        1,780      $             -       $       1,780
Current portion of long term debt and
capital leases...........................                11                  663                    -                 674
Accounts payable and accrued liabilities.               979                3,546                1,840               6,365
Accrued income taxes.....................                 -                   15                    -                  15
                                              -------------       --------------      ---------------       -------------
         Total current liabilities.......               990                6,004                1,840               8,834

Subordinated convertible note............             1,500                                         -               1,500
Long term debt and capital leases........                34                3,197               14,119              17,350
Deferred income taxes....................                 -                  824                (824)                   -
Deferred rent............................                 -                  134                    -                 134
                                              -------------       --------------      ---------------       -------------
         Total liabilities...............     $       2,524       $       10,159      $        15,135       $      27,818
                                              =============       ==============      ===============       =============

Common stock.............................                32                   67                 (46)                  53
Paid in capital..........................             9,858                9,454              (4,141)              15,171
Treasury stock, at cost..................                 -                 (285)                 285                   -
(Accumulated deficit)/Retained   earnings
                                                     (5,197)               3,444              (3,444)              (5,197)
                                              -------------       --------------      ---------------       -------------
Total stockholders' equity...............             4,693               12,680              (7,346)              10,027
                                              -------------       --------------      ---------------       -------------
Total liabilities and stockholders'
equity...................................     $       7,217       $       22,839      $         7,788       $      37,844
                                              =============       ==============      ===============       =============

           PRO FORMA (UNAUDITED) CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             PRO FORMA
                                                   SARATOGA            FRESH JUICE          ADJUSTMENTS           PRO FORMA
                                                   --------            -----------          -----------           ---------
Net sales................................      $          7,360      $        28,649        $          -        $       36,009
Cost of goods sold.......................                 4,470               20,227                   -                24,697
                                               ----------------      ---------------        ------------        --------------
         Gross profit....................                 2,890                8,422                   -                11,312

Selling general and administrative
expense .................................                 1,345                6,008                   -                 7,353
Depreciation, amortization and equipment
lease expense............................                   420                1,194                 139                 1,753
                                               ----------------      ---------------        ------------        --------------
         Operating income................                 1,125                1,220                (139)                2,206

Other income (expense):
Other....................................                    90                   38                   -                   128
Interest income..........................                   128                   40                   -                   168
Interest expense.........................                   (59)                (367)             (1,206)               (1,632)
                                               ----------------      ---------------        ------------        --------------
         Other income (expense), net.....                   159                 (289)             (1,206)               (1,336)

Income before income taxes...............                 1,284                  931              (1,345)                  870
Provision for income taxes...............                    18                  415                (433)                    -
                                               ----------------      ---------------        ------------        --------------
Net income...............................      $          1,266      $           516        $       (912)       $          870
                                               ================      ===============        ============        ==============

Income per share:
  Basic..................................                                                                       $         0.16
                                                                                                                ==============
  Diluted................................                                                                       $         0.16
                                                                                                                ==============

Weighted average number of shares outstanding:
  Basic..................................                                                                            5,298,068
                                                                                                                ==============
  Diluted................................                                                                            5,401,138
                                                                                                                ==============

           PRO FORMA (UNAUDITED) CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               PRO FORMA
                                                     SARATOGA           FRESH JUICE           ADJUSTMENTS          PRO FORMA
                                                     --------           -----------           -----------          ---------
Net sales..................................       $        6,271      $        41,383       $             -      $      47,654
Cost of goods sold.........................                3,763               28,992                 1,180             33,935
                                                  --------------      ---------------       ---------------      -------------
         Gross profit......................                2,508               12,391                (1,180)            13,719

Selling general and administrative expense.                1,434                8,224                     -              9,658
Depreciation, amortization and equipment
lease expense..............................                  394                1,620                   185              2,199
                                                  --------------      ---------------       ---------------      -------------
         Operating Income..................                  680                2,547                (1,365)             1,862

Other income (expense):
Commission income..........................                  127                    -                     -                127
Interest income............................                   52                  132                     -                184
Interest expense...........................                  (47)                (537)               (1,608)            (2,192)
                                                  --------------      ---------------       ---------------      -------------
         Other income (expense), net.......                  132                 (405)               (1,608)            (1,881)

Income before income taxes.................                  812                2,142                (2,973)               (19)
Provision for income taxes.................                    8                  774                  (782)                 -
                                                  --------------      ---------------       ---------------      -------------
Net income (loss)..........................       $          804      $         1,368       $        (2,191)     $         (19)
                                                  ==============      ===============       ===============      =============

Income per share:
   Basic...................................                                                                      $        0.00
                                                                                                                 =============
   Diluted.................................                                                                      $        0.00
                                                                                                                 =============

Weighted average number of shares outstanding:
   Basic...................................                                                                          5,058,142
                                                                                                                 =============
   Diluted.................................                                                                          5,058,142
                                                                                                                 =============

                           COMPARATIVE PER SHARE DATA

         The following table sets forth

         o historical income (loss) and book value per share for Saratoga, derived from Saratoga's public filings

         o historical income (loss) and book value per share for Fresh Juice, derived from Fresh Juice's public filings

         o unaudited pro forma combined income (loss) and book value per share for Saratoga and equivalent pro forma per share data by Fresh Juice. This information shows how 1 share of Saratoga common stock would have participated in the income from continuing operations and book value if the merger had been completed on January 1, 1997.

         Pro forma amounts are computed to include the issuance of 2,133,553 shares of Saratoga's Class A common stock in connection with the merger as if it had occurred as of January 1, 1997. Pro forma book value per share is computed as the pro forma stockholder equity divided by the number of shares of Saratoga Class A common stock outstanding as of December 31, 1997 and September 30, 1998 plus the 2,133,553 shares of Saratoga Class A common stock to be issued in the merger, as if the shares were issued at January 1, 1997.

         The comparative per share data should be read in conjunction with the financial statements of Saratoga and Fresh Juice appearing elsewhere or incorporated in this document.

                                               YEAR ENDED         NINE MONTHS ENDED
                                            DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                            -----------------    ------------------
Historical:
Saratoga
         Net income per share from continuing
         operations:
         Basic                                   $   0.28              $   0.40
                                                 --------              --------
         Diluted                                 $   0.25              $   0.36
                                                 --------              --------
         Book value per share                    $   0.98              $   1.48
                                                 --------              --------
Fresh Juice
         Net income per share from continuing
         operations:
         Basic                                   $   0.21              $   0.08
                                                 --------              --------
         Diluted                                 $   0.21              $   0.08
                                                 --------              --------
         Book value per share                    $   1.82              $   1.96
                                                 --------              --------
Pro forma:
         Net income per share from continuing
         operations:
         Basic                                   $   0.00              $   0.16
                                                 --------              --------
         Diluted                                 $   0.00              $   0.16
                                                 --------              --------
         Book value per share                    $   1.97              $   1.89
                                                 --------              --------
Equivalent pro forma per share data for
fresh juice:
         Basic                                   $  (0.00)             $   0.05
                                                 --------              --------
         Diluted                                 $  (0.00)             $   0.05
                                                 --------              --------
         Book value per share                    $   0.65              $   0.56
                                                 --------              --------

                                  RISK FACTORS

         You should carefully consider the following factors and other information in this document before you make your decision whether to approve the merger and related transactions. The risks set forth below are in addition to risks that apply to most businesses, including risks of competition and product liability in excess of insurance and reliance on employees.

                      RISK FACTORS RELATING TO THE MERGER


Fixed conversion ratio does not
reflect changes in stock prices
before the closing................. We are issuing a fixed number of shares of
                                    Saratoga Class A common stock in the merger and will not adjust the number of shares to reflect changes in the market value of Saratoga Class A common stock and Fresh Juice common stock between the date of this document and the merger. The market value of your shares of Saratoga Class A common stock at the time that the merger becomes effective may be higher or lower than the price of such shares on the date the merger was negotiated, the date of the execution of the merger agreement, the date of this document or on the date the merger becomes effective.


Net operating loss
carryforwards of the combined
company may be severely
limited............................ Saratoga expects that the merger will not result in an ownership change of Saratoga and Fresh Juice under Section 382 of the Internal Revenue Code. However, future stock issuances may result in an ownership change of Saratoga under Section 382.
                                    Section 382 contains rules that limit the ability of a company to offset pre-ownership change net operating losses and credit carryovers against post-ownership change taxable income. As a result, Saratoga's net operating loss carryforwards and Fresh Juice's net operating loss carryforwards could be severely limited in the future for use to offset any income of Saratoga or Fresh Juice in any particular year. Saratoga's carryforwards were approximately $3.8 million as of December 31, 1997, and Fresh Juice's carryforwards were approximately $31,000 as of November 30, 1997.

                        RISK FACTORS RELATED TO SARATOGA

Risk of problems with
Saratoga's natural springs
outside of Saratoga's control...... Saratoga uses natural springs for the water which it bottles and sells. The following natural occurrences relating to Saratoga's natural springs could cause Saratoga's business to suffer:

                                    o  Drought, which prevents the natural
                                       springs from recharging themselves
                                    o  Contamination of the springs
                                    o  Failure of the water supply to comply
                                       with all applicable governmental
                                       requirements for mineral and chemical
                                       concentration

                                    These events are beyond Saratoga's control.
                                    In these events, Saratoga's business could suffer, because Saratoga would likely buy bulk spring water, which is available at a slightly higher cost.

Noncompliance with
government regulation could
restrict sales of Saratoga's
products........................... Many governmental authorities, including the FDA, regulate the bottled water
                                    industry. If Saratoga's products or
                                    bottling facilities were not in compliance with applicable FDA and other government regulations, such failure could cause Saratoga's business to suffer because Saratoga would have to change the manner in which it sells its products or would be restricted in its sale of products. The FDA regulates standards for bottled water, good manufacturing practices for bottling facilities and labeling on products regarding health and nutrition. Individual state health departments also regulate water purity and safety, labeling of bottled water products and manufacturing practices of producers. Saratoga has satisfied the applicable regulations and is therefore permitted to sell its products in 39 states. Saratoga believes that its water supply, products and bottling facility are in compliance with all applicable governmental regulations.

The holders of Class B
common stock will have
substantial voting power after
the merger......................... Saratoga Class B common stock entitles the holder to 5 votes per share. The holders of Saratoga Class B common stock currently control approximately 49.7% of the total voting power of Saratoga and will control approximately 34.5% of the voting power of Saratoga after the merger. The holders of the Saratoga Class B common stock can hinder or prevent a change of control of Saratoga and can keep the market price of the Saratoga Class A common stock lower than it would be without the Class B common stock. Robin Prever, the President, Chief Executive Officer and a director of Saratoga, and Anthony Malatino, a former director of Saratoga, own all 522,955 outstanding shares of Saratoga Class B common stock. See "Description of Saratoga capital stock--Saratoga Class A common stock" and "--Saratoga Class B common stock" on page 83.


Saratoga relies on a limited
number of distributors............  Saratoga distributes and sells its products through a network comprised of
                                    approximately 45 distributors. 32% of
                                    Saratoga's sales from January 1, 1998 to
                                    September 30, 1998 were made to five
                                    distributors. If one or more of these
                                    distributors significantly reduces its
                                    level of purchases from Saratoga, it could cause Saratoga's business to suffer. Many of Saratoga's distributors also carry beverage products from Saratoga's competitors.

                      RISK FACTORS RELATED TO FRESH JUICE

Effect on Fresh Juice of lack of
availability of raw materials...... Fresh Juice purchases fruit pursuant to various contracts and from a variety of
                                    suppliers. The following factors could
                                    cause Fresh Juice's business to suffer:

                                    o   General supply of, and demand for, fruit
                                    o   Frost, drought or floods
                                    o   Various plant diseases or pestilence
                                    o   Other natural occurrences

                                    These factors are beyond Fresh Juice's
                                    control.

Risks associated with
perishable products................ A majority of Fresh Juice's products are not pasteurized and do not contain any
                                    preservatives, and thus have a limited
                                    shelf life. Fresh Juice does not hold any significant finished goods inventory of non-frozen juice and generally only squeezes juice for its frozen fresh juice products during certain peak times of the Florida harvest season. As a result, if Fresh Juice does not accurately forecast its near term sales of non-frozen fresh juice and annual sales of frozen fresh juice, its business could suffer because Fresh Juice will either be unable to meet higher than anticipated demand or produce excess inventory that cannot be profitably sold.


Noncompliance with
government regulation could
restrict sales of Fresh Juice's
products........................... The manufacture, processing, packaging, storage, distribution and labeling of food products are subject to extensive federal and state laws and regulations, including those of the Florida citrus department, the USDA and the FDA. If Fresh Juice's products fail to comply with applicable laws and regulations, such failure could cause Fresh Juice's business to suffer because Fresh Juice would be restricted in its sale of products. Fresh Juice believes that it is in compliance with current FDA regulations regarding the processing of fresh juice products. We cannot be certain that current regulations will not be changed to impose more stringent requirements on the sale of fresh juice products. Fresh Juice believes that it currently has all material government permits, licenses, qualifications and approvals for its operations.


Effect of unenforceability of
patents and proprietary
protection on Fresh Juice's
business........................... Fresh Juice regards its patents, trademarks, trade secrets and similar
                                    intellectual property as critical to its success. Fresh Juice has obtained a United States patent and foreign patents with respect to its expanding juice container and the process of selling frozen unprocessed freshly squeezed juice. If patents obtained by or licensed to Fresh Juice are not enforceable, the Fresh Juice container design infringes patents owned by others, or competitors develop similar or functionally similar patents, Fresh Juice could lose its perceived competitive edge and its business could suffer.

                             IMPORTANT INFORMATION

         This document is accompanied by a copy of:

         O   Saratoga's annual report on form 10-KSB for the fiscal year ended
             December 31, 1997
         O   Saratoga's quarterly report on form 10-QSB for the fiscal quarter ended September 30, 1998
         O   Saratoga's annual report to stockholders
         O   Saratoga's current reports on form 8-K as filed with the SEC on
             August 21, 1998 and October 26, 1998

         This document is also accompanied by a copy of:

         O Fresh Juice's annual report on form 10-KSB for the fiscal year ended November 30, 1997
         O Fresh Juice's quarterly report on form 10-QSB for the fiscal quarter ended August 31, 1998
         O Fresh Juice's current reports on form 8-K as filed with the SEC on April 3, 1998, August 20, 1998 and October 23, 1998

         All information contained in this document with respect to Saratoga has been provided by Saratoga. All information contained in this document with respect to Fresh Juice and its subsidiaries has been provided by Fresh Juice.

         WE HAVE INCORPORATED CERTAIN IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SARATOGA AND FRESH JUICE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT, INCLUDING:

         O SARATOGA'S QUARTERLY REPORT ON FORM 10-QSB FOR THE THREE MONTHS ENDED MARCH 31, 1998
         O SARATOGA'S QUARTERLY REPORT ON FORM 10-QSB FOR THE SIX MONTHS ENDED JUNE 30, 1998
         O FRESH JUICE'S QUARTERLY REPORT ON FORM 10-QSB FOR THE THREE MONTHS ENDED FEBRUARY 28, 1998
         O FRESH JUICE'S QUARTERLY REPORT ON FORM 10-QSB FOR THE SIX MONTHS ENDED MAY 31, 1998
         O ANY EXHIBITS THAT ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION SET FORTH UNDER THE CAPTION "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" ON PAGE 93

         THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO:

         O ANY SARATOGA STOCKHOLDER, UPON WRITTEN OR ORAL REQUEST TO SARATOGA BEVERAGE GROUP, INC., 11 GEYSER ROAD, SARATOGA SPRINGS, NEW YORK 12866, TELEPHONE (518) 584-6363, ATTENTION: SECRETARY
         O ANY FRESH JUICE STOCKHOLDER, UPON WRITTEN OR ORAL REQUEST TO THE FRESH JUICE COMPANY, INC., 280 WILSON AVENUE, NEWARK, NEW JERSEY 07105, TELEPHONE (973) 465-7100, ATTENTION: SECRETARY

         IN ORDER THAT YOU RECEIVE REQUESTED DOCUMENTS IN TIME TO VOTE, WE URGE SARATOGA STOCKHOLDERS TO MAKE ANY REQUEST BY JANUARY 20, 1999, 5 BUSINESS DAYS PRIOR TO THE DATE OF THE SARATOGA SPECIAL MEETING, AND FRESH JUICE STOCKHOLDERS TO MAKE ANY REQUEST BY JANUARY 20, 1999, 5 BUSINESS DAYS PRIOR TO THE DATE OF THE FRESH JUICE SPECIAL MEETING.

                          THE SARATOGA SPECIAL MEETING

TIME, PLACE AND DATE

         The Saratoga special meeting will be held at Saratoga's principal executive offices, 11 Geyser Road, Saratoga Springs, New York, on January 27, 1999 at 10:00 a.m., local time.


PURPOSE OF THE SARATOGA MEETING

         At the Saratoga special meeting, the Saratoga stockholders will consider and vote upon a proposal to approve the merger, merger agreement and related transactions. In accordance with Delaware law and Saratoga's Bylaws, no other matter may properly come before the Saratoga special meeting.

         The Saratoga board of directors has unanimously approved the merger, merger agreement and related transactions and recommends that the Saratoga stockholders vote FOR the approval of the merger, merger agreement and related transactions.


RECORD DATE; VOTING RIGHTS; PROXIES

         The Saratoga board of directors has fixed the close of business on December 16, 1998 as the Saratoga record date for determining holders of Saratoga common stock entitled to notice of, and to vote at, the Saratoga special meeting. Only holders of Saratoga common stock at the close of business on December 16, 1998 will be entitled to notice of, and to vote at, the Saratoga special meeting.

         On December 16, 1998, the Saratoga record date, there were 2,646,139 shares of Saratoga Class A common stock and 522,955 shares of Saratoga Class B common stock issued and outstanding and entitled to vote at the Saratoga special meeting, which were held by 1,628 holders and 2 holders, respectively, of record. Each share of Saratoga Class A common stock entitles the holder thereof to 1 vote, and each share of Saratoga Class B common stock entitles the holder thereof to 5 votes.

         All shares of Saratoga common stock represented by properly executed and dated proxies received in time for the Saratoga special meeting will be voted in accordance with the instructions indicated in such proxies, unless such proxies have been previously revoked. IF A PROPERLY EXECUTED AND DATED PROXY HAS BEEN RECEIVED BY SARATOGA AND NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF SARATOGA COMMON STOCK WILL BE VOTED IN FAVOR OF THE MERGER, MERGER AGREEMENT AND RELATED TRANSACTIONS. Proxies marked as abstentions will not be counted as votes cast and will be treated as shares of Saratoga common stock present at the Saratoga special meeting for purposes of determining whether a quorum is present. In addition, shares of Saratoga common stock held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast and will be treated as shares of Saratoga common stock present at the Saratoga special meeting for purposes of determining whether a quorum is present.

         Any person giving a proxy has the power to revoke it any time before it is exercised at the Saratoga special meeting, by executing a later dated proxy, by subsequent written notice to Saratoga or by attendance and voting at the Saratoga special meeting in person. A proxy revocation may be submitted to the secretary of Saratoga by facsimile transmission at (518) 584-0380. Saratoga stockholders whose shares are held in nominee name who wish to revoke their proxies should contact their brokers.

SOLICITATION OF PROXIES

         The proxy is solicited by the Saratoga board of directors and such solicitation may include requests by mail, telegram and personal contact by Saratoga's directors, officers and employees, at no additional compensation. Saratoga has not retained a proxy solicitor.

         All expenses in connection with the solicitation of proxies, including the costs of preparing and mailing the proxy materials, will be borne by Saratoga. Saratoga will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals.


QUORUM

         The presence, in person or by properly executed and dated proxies, of Saratoga stockholders holding at least a majority of the issued and outstanding shares of Saratoga common stock entitled to vote at the Saratoga special meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non- votes will be counted for purposes of determining the presence or absence of a quorum. A broker non-vote is where a broker does not have discretionary authority to vote on any matter in the absence of instructions from the beneficial owners.


APPROVAL ASSURED; REQUIRED VOTE

         Saratoga has sufficient votes to assure the approval of the merger, merger agreement and related transactions. Approval of the merger, merger agreement and related transactions requires the affirmative vote of the Saratoga stockholders holding at least a majority of the outstanding shares of Saratoga common stock present in person or represented by proxy at the Saratoga special meeting. Pursuant to the voting agreement, Robin Prever, Anthony Malatino and Warren Lichtenstein, each of whom is an officer, director and/or significant stockholder of Saratoga, have agreed to vote their shares of Saratoga common stock, representing approximately 56.8% of the voting power of the outstanding Saratoga common stock as of December 16, 1998, the Saratoga record date, in favor of the merger, merger agreement and related transactions. See "Terms of the merger agreement--Voting agreement" on page 65.

         Approval of the merger, merger agreement and related transactions will constitute approval of all of the transactions contemplated as part of the merger, including the issuance of the shares of Saratoga Class A common stock and the delivery of cash to the Fresh Juice stockholders in exchange for their shares of Fresh Juice common stock. Abstentions and broker non-votes will have the same effect as votes cast against the proposal.

         As of December 16, 1998, the Saratoga record date, directors and executive officers of Saratoga may be deemed to be beneficial owners of approximately 15.4% of the outstanding shares of Saratoga common stock, excluding shares subject to stock options, which represents 22.1% of the voting power thereof, entitled to vote at the Saratoga special meeting. See "Terms of the merger agreement--Voting agreement" on page 65.

         WE BELIEVE THAT THE MATTERS TO BE CONSIDERED AT THE SARATOGA SPECIAL MEETING ARE OF GREAT IMPORTANCE TO YOU. ACCORDINGLY, WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED AND INCORPORATED BY REFERENCE IN THIS DOCUMENT. WE ALSO URGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                        THE FRESH JUICE SPECIAL MEETING


TIME, PLACE AND DATE

         The Fresh Juice special meeting will be held at Fresh Juice's offices at 280 Wilson Avenue, Newark, New Jersey on January 27, 1999 at 10:00 a.m., local time.

PURPOSE OF THE FRESH JUICE MEETING

         At the Fresh Juice special meeting, Fresh Juice stockholders will consider and vote upon a proposal to approve the merger, merger agreement and related transactions. In accordance with Delaware law and Fresh Juice's Bylaws, no other matter may properly come before the Fresh Juice special meeting.

         The Fresh Juice board of directors has approved the merger agreement and recommends that Fresh Juice stockholders vote FOR the approval of the merger, merger agreement and the related transactions.

RECORD DATE; VOTING RIGHTS; PROXIES

         The Fresh Juice board of directors has fixed the close of business on December 18, 1998 as the Fresh Juice record date for determining holders of shares of Fresh Juice common stock entitled to notice of, and to vote at, the Fresh Juice special meeting. Only holders of shares of Fresh Juice common stock at the close of business on December 18, 1998 will be entitled to notice of, and to vote at, the Fresh Juice special meeting.

         On December 18, 1998, the Fresh Juice record date, there were 6,467,731 shares of Fresh Juice common stock issued and outstanding and entitled to vote at the Fresh Juice special meeting, which were held by approximately 1,098 holders of record. Each share of Fresh Juice common stock issued entitles the holder thereof to 1 vote.

         All shares of Fresh Juice common stock represented by properly executed and dated proxies received in time for the Fresh Juice special meeting will be voted in accordance with the instructions indicated in such proxies, unless such proxies have been previously revoked. IF A PROPERLY EXECUTED AND DATED PROXY HAS BEEN RECEIVED BY FRESH JUICE AND NO INSTRUCTIONS ARE INDICATED, SUCH FRESH JUICE COMMON STOCK WILL BE VOTED IN FAVOR OF THE MERGER, THE MERGER AGREEMENT AND THE RELATED TRANSACTIONS. Proxies marked as abstentions will not be counted as votes cast and will be treated as shares of Fresh Juice common stock present at the Fresh Juice special meeting for purposes of determining whether a quorum is present. In addition, shares of Fresh Juice common stock held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast and will be treated as shares of Fresh Juice common stock present at the Fresh Juice special meeting for purposes of determining whether a quorum is present.

         Any Fresh Juice stockholder giving a proxy may revoke it any time before it is exercised at the Fresh Juice special meeting, by executing a later dated proxy, by subsequent written notice to Fresh Juice or by attendance and voting at the Fresh Juice special meeting in person. A proxy revocation may be submitted to the Secretary of Fresh Juice by facsimile at (973) 465-7170. Fresh Juice stockholders whose shares are held in nominee name who wish to revoke their proxies should contact their brokers.

SOLICITATION OF PROXIES

         The proxy is solicited by the Fresh Juice board of directors and such solicitation may include requests by mail, telegram and personal contact by its directors, officers and employees, at no additional compensation. Fresh Juice has not retained a proxy solicitor.

QUORUM

         The presence, in person or by properly executed proxies, of holders of at least a majority of the issued and outstanding shares of Fresh Juice common stock entitled to vote at the Fresh Juice special meeting is necessary to constitute a quorum at the Fresh Juice special meeting for the transaction of business. Abstentions and broker non- votes will be counted for purposes of determining the presence or absence of a quorum. A broker non-vote is where a broker does not have discretionary authority to vote on any matter in the absence of instructions from the beneficial owners.

APPROVAL NEARLY ASSURED; REQUIRED VOTE

         Pursuant to the voting agreement, Steven Smith, Steven Bogen, Jeffrey Heavirland and Jeffrey Smith, each of whom is on officer, director and/or significant stockholder of Fresh Juice, have agreed to vote their shares of Fresh Juice common stock, representing approximately 41.6% of the shares of Fresh Juice common stock outstanding as of December 18, 1998, the Fresh Juice record date, in favor of the merger, merger agreement and related transactions. Approval of the merger, merger agreement and related transactions requires the affirmative vote of the holders of at least a majority of the outstanding shares of Fresh Juice common stock, voting as a class, present in person or represented by proxy at the Fresh Juice special meeting. See "Terms of the merger agreement--Voting agreement" on page 65.

         Approval will constitute approval of all of the transactions contemplated as a part of the merger. Abstentions will have the same effect as votes cast against the proposal.

         As of December 18, 1998, directors and executive officers of Fresh Juice and their respective affiliates may be deemed to be beneficial owners of approximately 46.3% of the outstanding shares, excluding shares subject to stock options, of Fresh Juice common stock entitled to vote at the Fresh Juice special meeting. As of December 18, 1998, Saratoga owned, directly or indirectly, 119,900 shares of Fresh Juice common stock representing approximately 1.9% of the outstanding shares of Fresh Juice common stock entitled to vote at the Fresh Juice special meeting. It is anticipated that 43.5% of the shares of Fresh Juice common stock outstanding as of December 18, 1998 will vote in favor of the merger, merger agreement and related transactions. Since these votes are not sufficient to constitute a quorum at the Fresh Juice special meeting or to approve the merger, merger agreement and related transaction, Fresh Juice intends to postpone or adjourn the meeting if the required quorum and/or vote is not obtained. See "Terms of the merger agreement--Voting agreement" on page 65.

         If the Fresh Juice special meeting is postponed or adjourned because Fresh Juice has not received the required quorum and/or vote, once the meeting resumes, Fresh Juice will vote all previously submitted proxies as indicated on the proxies unless the proxies were revoked prior to the resumption of the meeting as described under the caption "Record date; voting rights; proxies" on page 30. Fresh Juice will not change the vote indicated on the proxies in the event of a postponement or adjournment of the Fresh Juice special meeting. If
(a) the Fresh Juice special meeting is canceled and rescheduled rather than merely postponed or adjourned, or (b) the financial terms of the merger are revised, Fresh Juice will resolicit new proxies and none of the previously submitted proxies will be used.

         WE BELIEVE THAT THE MATTERS TO BE CONSIDERED AT THE FRESH JUICE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO YOU. ACCORDINGLY, WE URGE YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED AND INCORPORATED BY REFERENCE IN THIS DOCUMENT. WE ALSO URGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU SHOULD NOT FORWARD ANY FRESH JUICE COMMON STOCK CERTIFICATES WITH YOUR PROXY CARDS. YOU WILL RECEIVE SEPARATE INSTRUCTIONS REGARDING THE SURRENDER OF FRESH JUICE COMMON STOCK CERTIFICATES IF THE MERGER IS COMPLETED.

                                   THE MERGER


         We are describing certain aspects of the merger and the merger agreement in this section. The following description is not complete and is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this document and is incorporated herein by reference. Capitalized terms used in this section but not defined in this document have the meanings set forth in the merger agreement. We urge you to read the merger agreement carefully.


FORM OF THE MERGER

         Pursuant to the merger agreement, on the effective date of the merger, Rowale Corp., a wholly owned subsidiary of Saratoga, will merge with and into Fresh Juice, with Fresh Juice being the surviving corporation. After the merger, Fresh Juice will be operated as a wholly-owned subsidiary of Saratoga.


MERGER CONSIDERATION

         Upon completion of the merger, except as described below, each outstanding share of Fresh Juice common stock not held directly or indirectly by Saratoga or Fresh Juice or shares of Fresh Juice common stock with respect to which dissenters' rights have been properly asserted will be converted into the right to receive:

         o   $2.244 per share in cash and
         o   0.33 shares of Saratoga Class A common stock

For example, a holder of 1,000 shares of Fresh Juice common stock will receive $2,244.00 in cash and 330 shares of Saratoga Class A common stock.

         In the merger, certain options and warrants to purchase Fresh Juice common stock will be canceled and exchanged for a number of shares of Saratoga Class A common stock equal to:

         o   0.33,
         o multiplied by the difference between $3.35 and the exercise price of such options and warrants,
         o   divided by $1.106, and
         o multiplied by the number of shares of Fresh Juice common stock subject to such options and warrants.

For example, a holder of options to purchase 1,000 shares of Fresh Juice common stock at an exercise price of $3.00 will receive 104 shares of Saratoga Class A common stock. Certain options held by Jeffrey Heavirland, a director and executive officer of Fresh Juice, will be canceled at the closing of the merger in exchange for a lump sum payment. See "The Merger--Interests of Certain Persons in the Merger--Jeffrey Heavirland" on page 49.

         Fresh Juice will not pay any dividends prior to the completion of the merger, pursuant to the merger agreement. The amount of cash to be delivered, and number of shares of Saratoga Class A common stock to be issued, in the merger was determined through arm's length negotiations between Saratoga and Fresh Juice.

         The table below sets forth closing price of the Saratoga Class A common stock and the Fresh Juice common stock on the Nasdaq SmallCap Market on the dates indicated:

                                                                        SARATOGA CLASS A           FRESH JUICE
                                                                          COMMON STOCK            COMMON STOCK
               DATE                SIGNIFICANCE                              (TOGA)                  (FRSH)
               ----                ------------                              ------                  ------

March 30, 1998:                    The last trading day before the           $3.125                   $2.75
                                   public announcement of a
                                   possible transaction between
                                   Saratoga and Fresh Juice

August 14, 1998:                   The last trading day before the           $2.6875                 $2.0625
                                   public announcement of the
                                   execution of the original
                                   merger agreement (providing
                                   for each share of Fresh Juice
                                   common stock to be
                                   exchanged for $3.75 in cash)

October 13, 1998:                  The last trading day before the           $2.0625                 $2.5313
                                   public announcement of the
                                   execution of the current
                                   merger agreement

December 21, 1998:                 The last practicable trading              $2.0625                 $2.5625
                                   day preceding the mailing of
                                   this document

WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR SARATOGA'S CLASS A COMMON STOCK AND THE FRESH JUICE COMMON STOCK. SEE "MARKET PRICE DATA AND DIVIDEND POLICY" ON PAGE 81.


BACKGROUND OF THE MERGER

         The terms of the merger agreement are the result of arm's length negotiations between representatives of Saratoga and Fresh Juice. The following is a brief discussion of the events that led to the negotiation and the execution of the merger agreement and the related transactions.

         During March 1998, Robin Prever, President and Chief Executive Officer of Saratoga, and Warren Lichtenstein, a director of Saratoga, conducted discussions with Steven Smith, Co-Chairman of the board of directors, President and significant stockholder of Fresh Juice, and Jeffrey Smith, a director of Fresh Juice, regarding the possibility of acquiring Fresh Juice common stock owned by Steven Smith.

         As a result of these discussions, Mr. Smith entered into an option agreement with Saratoga dated as of March 16, 1998 and executed on March 18, 1998. Under the Smith option agreement, Steven Smith granted to Saratoga the option to purchase 825,000 shares of his Fresh Juice common stock at $3.00 per share with an outside exercise date of October 31, 1998. The Smith option agreement further provided that in the event Saratoga exercised the option to purchase shares of Fresh Juice common stock under the Smith option agreement, and Fresh Juice consummated a business combination or executed a written agreement or letter of intent or understanding and consummated a business combination within 120 days of the exercise by Saratoga of such option, Saratoga would make an additional payment to Steven Smith for the shares acquired by Saratoga through the exercise of the option under the Smith option agreement equal to 50% of the amount of the purchase price per share of Fresh Juice common stock payable in such business combination which is in excess of $3.00 per share.

         In March 1998, the Saratoga board of directors approved the Smith option agreement and authorized Saratoga to offer to acquire all of the issued and outstanding shares of Fresh Juice common stock at a price of $3.25 per share in cash.

         By letter dated March 19, 1998 to Steven Bogen as Co-Chairman of the board of directors, Saratoga informed the Fresh Juice board of directors of its desire to pursue a business combination with Fresh Juice to acquire all of the issued and outstanding shares of Fresh Juice common stock at a price equal to $3.25 per share.

         At a meeting of the Fresh Juice board of directors held on March 20, 1998, where the March 19, 1998 letter was discussed and the existence of the Smith option agreement was disclosed to the Fresh Juice board of directors, the Fresh Juice board of directors made a determination to explore alternatives to create stockholder value including, but not limited to, exploring the viability of entering into a business combination with Saratoga. Members of management of both Saratoga and Fresh Juice conducted discussions exploring a possible transaction. Thereafter, the Fresh Juice board of directors conducted an informal conference call meeting on March 26, 1998 followed by another formal conference call meeting on March 28, 1998, where the Fresh Juice board of directors authorized the pursuit of further discussions with Saratoga.

         On March 26, 1998, the Saratoga board of directors met and authorized further discussions with Fresh Juice and approved an increase in the acquisition price to $3.75 per share in cash.

         Fresh Juice entered into a letter agreement dated March 29, 1998 with Saratoga regarding a possible acquisition of Fresh Juice by Saratoga at a cash purchase price of $3.75 per share. Pursuant to the March 29, 1998 agreement, Fresh Juice agreed to certain "no-shop" provisions, subject to its fiduciary duties, through a date not later than April 25, 1998. The March 29, 1998 agreement further provided for the payment to Saratoga by Fresh Juice of $750,000 in the event Fresh Juice:


         o entered into a definitive agreement with Saratoga and the transactions contemplated by such agreement were not consummated for reasons other than a result of:

             o Saratoga being unable to obtain financing for the transaction or

             o any failure on the part of Saratoga to comply with its obligations set forth in the March 19, 1998 agreement; or

         o accepted a superior offer on or before a date not later than July 24, 1998.


Fresh Juice issued a news release concerning the March 29, 1998 agreement on March 31, 1998.

         On March 31, 1998, Saratoga filed a statement on schedule 13D with the SEC relating to Fresh Juice concerning the March 29, 1998 agreement and the Smith option agreement in accordance with the Exchange Act and the rules promulgated thereunder. On March 30, 1998, Saratoga and Fresh Juice entered into a confidentiality agreement covering the confidentiality of information to be exchanged by Fresh Juice and Saratoga in the course of the parties' conduct of due diligence.

         On April 24, 1998, Saratoga and Fresh Juice extended the exclusivity period to the earliest to occur of:

         o   May 20, 1998;

         o Saratoga notifying Fresh Juice in writing that negotiations toward the possible acquisition had been terminated; and

         o 7 business days after the date on which Fresh Juice provided Saratoga with all due diligence materials reasonably available to Fresh Juice and reasonably requested by Saratoga.

Saratoga further agreed not to acquire, offer to acquire or agree to acquire, in any manner, any assets or securities of Fresh Juice other than pursuant to the Smith option agreement through the earliest to occur of:

         o the execution of a definitive agreement regarding the possible acquisition;

         o the termination by Fresh Juice of discussions with Saratoga regarding the possible acquisition; and

         o   May 25, 1998.

Fresh Juice issued a news release concerning the extension of the exclusivity period on April 27, 1998.

         While the parties did not extend the exclusivity period beyond May 25, 1998, representatives of both Saratoga and Fresh Juice continued to negotiate the potential and possible terms and conditions of a merger agreement following Saratoga's due diligence with respect to the business affairs of Fresh Juice.

         Fresh Juice issued a news release dated May 21, 1998 disclosing the non-extension of the exclusivity period and that Fresh Juice and Saratoga were continuing to explore a business combination transaction which may be structured to include cash consideration in an amount less than $3.75 per share and shares of Class A common stock.

         On June 5, 1998, Fresh Juice engaged Ladenburg to assist in evaluating the potential merger with Saratoga and provide, when requested, a fairness opinion to the Fresh Juice stockholders regarding the merger consideration to be paid to the Fresh Juice stockholders in connection with the proposed merger.

         Between June 8, 1998 and August 7, 1998, Fresh Juice and its legal advisors and representatives of Ladenburg held a series of conference calls to discuss the terms of a merger between Fresh Juice and Saratoga.

         On June 15, 1998, a meeting was held between officers of Saratoga and representatives of Ladenburg to perform due diligence analysis of the assets, liabilities, business and prospects of Saratoga at Saratoga's offices. Additionally, the purpose of the meeting was to discuss the business, positioning of Saratoga and Fresh Juice in the beverage industry and, on a preliminary basis, to discuss the potential benefits and operational and financial synergies that could be derived from a merger of Saratoga and Fresh Juice. No outside legal or accounting advisors were present at these preliminary meetings.

         On June 29, 1998, the Saratoga board of directors met with legal counsel and representatives of Schroders to review and consider a possible business combination with Fresh Juice. At this meeting, Schroders rendered its oral opinion that, as of such date and based solely on the terms of the business combination as discussed at the meeting, the acquisition of the Fresh Juice common stock for a purchase price of $3.75, consisting of $3.1875 in cash and 0.15 shares of Saratoga's Class A common stock, was fair, from a financial point of view, to Saratoga stockholders. However, given that there were still various open issues, during the meeting, the Saratoga board of directors determined not to approve the transaction at that time.

         On June 30, 1998, the Fresh Juice board of directors met with legal counsel and representatives of Ladenburg to review and consider an alternative business combination with Saratoga. In July 1998, Saratoga amended its offer to acquire the Fresh Juice common stock for a total purchase price of $3.35 per share in cash.

         Each of the Fresh Juice board of directors and the Saratoga board of directors was kept apprised of material developments relating to a possible business combination between Fresh Juice and Saratoga during the course of the negotiations.

         On August 7, 1998, the Saratoga board of directors met with legal counsel to review the possible business combination with Fresh Juice. Prior to this meeting, Schroders reviewed the revised terms of the business combination and performed financial analysis with respect to the revised terms, but did not update its fairness opinion. At this meeting, the Saratoga board of directors unanimously approved the merger, the form of agreement and plan of merger relating to the merger, the form of voting agreement, the form of the Bogen agreement, the form of the Smith agreement and the Heavirland agreement.

         On August 7, 1998, the Fresh Juice board of directors met. At this meeting, Ladenburg rendered its oral opinion that, as of such date, a cash purchase price of $3.35 per share of Fresh Juice common stock was fair, from a financial point of view, to Fresh Juice stockholders. Subsequently, on August 10, 1998, the Fresh Juice board of directors met again, and based upon its review of the form of an agreement and plan of merger and the presentations of Ladenburg, the Fresh Juice board of directors unanimously approved an agreement and plan of merger. In addition, Steven Smith extended the outside exercise date for the option granted to Saratoga pursuant to the Smith option agreement from October 31, 1998 to December 31, 1998.

         On August 14, 1998, an agreement and plan of merger and a voting agreement for certain Fresh Juice stockholders were executed and, on August 17, 1998, Fresh Juice and Saratoga issued a news release and material announcements regarding the proposed merger.

         In September 1998, the proposed merger was restructured to reflect Saratoga's desire to deleverage the acquisition given current market conditions. Accordingly, Saratoga amended its offer to acquire the Fresh Juice common stock for a purchase price per share of $2.244 in cash and 0.33 shares of Saratoga Class A common stock.

         On September 23, 1998, the Saratoga board of directors met with legal counsel to review the possible business combination with Fresh Juice. However, given that there were still various open issues and that the Saratoga board of directors had not received input from Schroders, the Saratoga board of directors determined not to approve the revised transaction at that time.

         On September 29, 1998, Ladenburg held a conference call with Steven Bogen and Mark Feldman of Fresh Juice. The purpose of the call was to discuss Fresh Juice's recent financial performance and revised financial projections for the fiscal years 1998-2000. Ladenburg received an update on Fresh Juice's business prospects for the remainder of 1998 and beyond, assuming Fresh Juice remained a stand-alone entity.

         On September 29, 1998, Ladenburg had a phone conversation with Saratoga's legal counsel to discuss Saratoga's anticipated financing of the merger and to inquire as to whether Saratoga had updated its financial projections since the last meeting between Ladenburg and Saratoga's management on June 15, 1998.

         On October 7, 1998, Ladenburg held a conference call with Robin Prever and Gayle Henderson of Saratoga. The purpose of the call was to update Ladenburg's due diligence regarding Saratoga's financial projections and business prospects for the remainder of 1998 and fiscal years 1999-2000.

         On October 7, 1998, the Saratoga board of directors met with legal counsel to review the possible business combination with Fresh Juice. Prior to this meeting, Schroders reviewed the revised terms of the business combination and performed financial analysis with respect to the revised terms, but did not update its fairness opinion. At this meeting, the Saratoga board of directors unanimously approved the merger, the merger agreement, the voting agreement, the Bogen agreement and the Smith agreement.

         On October 8, 1998, the Fresh Juice board of directors met. At this meeting, Ladenburg rendered its oral opinion that, as of such date, a purchase price of $2.244 in cash and 0.33 shares of Saratoga's Class A common stock per share of Fresh Juice common stock was fair, from a financial point of view, to Fresh Juice stockholders. Based upon its review of the merger agreement and the presentations of Ladenburg, the Fresh Juice board of directors approved, with one director dissenting, the merger, and the merger agreement.

         On October 13, 1998, the merger agreement, the voting agreement, the Bogen agreement and the Smith agreement were executed and the Smith option agreement was terminated. On October 13, 1998, Fresh Juice and Saratoga issued a news release and material announcements regarding the proposed merger.

         During the week of November 16, 1998, Saratoga recognized that the issuance of additional stock to certain Fresh Juice shareholders may cause adverse tax consequences. As a result, Saratoga proposed, in order to reduce the number of shares of Saratoga Class A common stock issued in the merger,


         o amending the Bogen agreement to provide for an aggregate payment of $962,687.40 in lieu of the payment of $500,000 in cash and the issuance of 149,254 shares of Saratoga Class A common stock and

         o entering into an agreement with Jeffrey Heavirland to provide for the payment of $106,832 in lieu of the issuance of 34,462 shares of Saratoga Class A common stock in exchange for the cancellation of certain options.


On November 30, 1998, the Fresh Juice board of directors approved the amendment to the Bogen agreement and the agreement with Mr. Heavirland. See "The merger--Interest of certain persons in the merger" on page 47.


RECOMMENDATIONS OF THE SARATOGA BOARD OF DIRECTORS AND THE FRESH JUICE BOARD OF DIRECTORS; REASONS FOR THE MERGER

         The Saratoga board of directors has unanimously approved the merger, merger agreement and related transactions, and recommends a vote for the approval of the merger, merger agreement and related transactions by the Saratoga stockholders at the Saratoga special meeting. The Saratoga board of directors believes that the terms of the merger are fair to, and in the best interests of, Saratoga and the Saratoga stockholders.

         The Fresh Juice board of directors has approved the merger, merger agreement and related transactions, and recommends a vote for the approval of the merger, merger agreement and related transactions by the Fresh Juice stockholders at the Fresh Juice special meeting. The Fresh Juice board of directors believes that the terms of merger are fair to, and in the best interests of, Fresh Juice and the Fresh Juice stockholders.

         CERTAIN STATEMENTS MADE IN THE FOLLOWING PARAGRAPHS REGARDING THE POTENTIAL BENEFITS THAT COULD RESULT FROM THE MERGER ARE FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS AND ENTAIL VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO BE WORSE THAN THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. WE URGE YOU TO REVIEW THE "SPECIAL NOTE REGARDING FORWARD- LOOKING STATEMENTS" SECTION ON PAGE 92 AND THE "RISK FACTORS" SECTION ON PAGE 23.

         The Saratoga board of directors believes that the merger offers strategic and financial benefits to Saratoga and the Saratoga stockholders. The Fresh Juice board of directors believes that the merger offers strategic and financial benefits to Fresh Juice and the Fresh Juice stockholders. The Saratoga board of directors and the Fresh Juice board of directors each believe that the merger will create a stronger and more diversified company which can compete better in the beverage industry. Saratoga will seek to save money by cutting expenses that are duplicative in the combined entity. After the merger, these savings will allow Fresh Juice to be more profitable. Saratoga anticipates the savings should exceed $1.0 million annually, including elimination of duplicate public entity expenses and duplicate overhead expenses. However, the potential benefits of the merger may not occur.

         We estimate that, as a result of the merger, we will incur merger-related expenses of approximately $2.0 million. Saratoga will likely incur expenses of approximately $1.4 million and Fresh Juice will likely incur expenses of approximately $495,000. These expenses include investment banking, financing, legal and accounting fees and financial printing and other related charges. The amount of these expenses may increase depending on when the merger is completed.

         The primary reasons that the Saratoga board of directors approved the merger include:


         o The combined company will have significantly greater resources, a more diversified product line, and greater manufacturing, sales and marketing capabilities than those of Saratoga or Fresh Juice separately.

         o Saratoga will benefit from access to Fresh Juice's complimentary brands, customer base, increased name recognition and credibility in the marketplace, and a broader and higher level of contact with existing and potential customers.

         o By maintaining facilities in both Florida and California after the merger, Saratoga will be able to produce fresh orange and other juices for distribution anywhere in the country.

         o Saratoga will have more purchasing power which may enable it to negotiate more favorable prices for raw materials.

         o Saratoga will have substantial opportunities to grow the juice and water business within existing distribution networks.


         The primary reasons that the Fresh Juice board of directors approved the merger include:


         o The combined company will have significantly greater resources, a more diversified product line, and greater manufacturing, sales and marketing capabilities than those of Saratoga or Fresh Juice separately.

         o The merger consideration was fair, from a financial point of view, to the Fresh Juice stockholders.

         o The merger will provide Fresh Juice stockholders with an opportunity to receive cash and to participate as stockholders in the opportunities for growth in Saratoga after the merger.


         The Saratoga board of directors also reviewed the proposed terms and conditions of the merger with its counsel and considered the opinion rendered by Schroders on June 29, 1998 that, as of the date of such opinion, the merger consideration of $3.75 per share, comprised of $3.1875 in cash and 0.15 shares of Saratoga Class A common stock, to be paid by Saratoga in the merger was fair, from a financial point of view, to the Saratoga stockholders and the analysis provided by Schroders since that date. The Saratoga board of directors also considered, among other things:


         o an analysis of the value that Fresh Juice might contribute to Saratoga, including internally generated pro forma historical and projected financial statements

         o the reports and opinions of Saratoga's management concerning the business, technology, products, operations, financial condition and prospects of Fresh Juice

         o the business, operations, properties, assets, financial condition and operating results of Saratoga

         o Saratoga's future prospects and whether such prospects were likely to be enhanced as a result of the merger

         o the terms and conditions of the merger agreement, which were the product of extensive arm's length negotiations

         o the current financial market conditions and historical market prices, volatility and trading information with respect to the Saratoga Class A common stock


The Saratoga board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including:


         o the risk that the potential benefits of the merger will not be fully realized, if at all

         o the risks that Saratoga will not be able to efficiently and effectively integrate the businesses and operations of Saratoga and Fresh Juice, including operations in New York, New Jersey, Florida and California

         o   the possibility that the merger would not be consummated

         o   Fresh Juice's recent financial performance

         o risks inherent in Fresh Juice's business, including risks relating to the short shelf life of its products and risks relating to new governmental regulations of the fresh juice industry

         o the risk that Saratoga will not be able to create the expected synergies from the transaction

         o the risk that the allocation of management's resources toward the merger and post-merger combination of operations may temporarily distract their attention from the day-to-day business of the combined entity after the merger

         o   the other risks described in the "Risk factors" section on page 23


         In view of the wide variety of factors considered in connection with its evaluation of the merger, the Saratoga board of directors did not rely on any one specific factor in reaching its determination. However, the Saratoga board of directors concluded that the positive factors significantly outweighed the negative factors cited.

         The Fresh Juice board of directors also reviewed the proposed terms and conditions of the merger with its counsel and considered the opinion rendered by Ladenburg that, as of the date of such opinion, the merger consideration to be received by the Fresh Juice stockholders was fair, from a financial point of view, to the Fresh Juice stockholders. The Fresh Juice board of directors also considered, among other things:


         o the reports and opinions of Fresh Juice's management concerning the business, technology, products, operations, financial condition and prospects of Saratoga

         o the business, operations, properties, assets, financial condition and operating results of Fresh Juice

         o the regulatory and competitive environment which could impact Fresh Juice's ability to sell fresh juice products in an economically favorable manner

         o the terms and conditions of the merger agreement, which were the product of extensive arm's length negotiations

         o the current financial market conditions and historical market prices, volatility and trading information with respect to the Fresh Juice common stock

         o the valuation range of the proposed merger consideration represented an approximately 27% to 34% premium over the average market price per share of the Fresh Juice common stock for the thirty day period prior to Fresh Juice's initial announcement on March 31, 1998 of a potential transaction with Saratoga

         o the payment of a significant portion of the merger consideration in cash reduces the ongoing business risk to the Fresh Juice stockholders

         o Fresh Juice's stand-alone business projections, without consideration of extraordinary transactions which would require additional capital, showed prospects for modest growth in revenues and operating earnings

         o the combined companies have complimentary product lines which, when operating on a combined basis, may result in efficiencies in sourcing, production, marketing and distribution

         o   the combined companies should experience cost savings.

The Fresh Juice board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including

         o the fact that the consummation of the merger is conditioned upon Saratoga consummating the financing described in "Terms of the merger agreement--Financing" on page 67

         o the highly leveraged capital structure of the combined companies could hinder future growth due to limited cash flow

         o the disparity of voting rights between Saratoga Class A common stock and Saratoga Class B common stock.


         In view of the wide variety of factors considered in connection with its evaluation of the merger, the Fresh Juice board of directors did not rely on any one specific factor in reaching its determination. However, the Fresh Juice board of directors concluded that the positive factors significantly outweighed the negative factors cited.


OPINION OF FRESH JUICE FINANCIAL ADVISOR

         Ladenburg was engaged by the Fresh Juice board of directors to render an opinion as to whether or not the merger consideration to be received by the Fresh Juice stockholders in connection with the merger is fair, from a financial point of view, to the Fresh Juice stockholders. As is more fully described in the merger agreement, upon consummation of merger, the Fresh Juice stockholders shall receive $2.244 per share in cash, without interest, and 0.33 shares of Saratoga Class A common stock, as the merger consideration.

         On October 8, 1998, Ladenburg presented its opinion to the Fresh Juice board of directors that, as of such date, the merger consideration to be received by the Fresh Juice stockholders in connection with the merger was fair, from a financial point of view, to the Fresh Juice stockholders. Ladenburg has confirmed its opinion as of the date of this document.

         THE FULL TEXT OF THE OPINION OF LADENBURG DATED OCTOBER 8, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS DOCUMENT. FRESH JUICE STOCKHOLDERS ARE URGED TO READ THE LADENBURG OPINION CAREFULLY AND IN ITS ENTIRETY.

         The Ladenburg opinion was prepared at the request of and for the information of the Fresh Juice board of directors. The Ladenburg opinion is directed only to the fairness of the merger consideration to be paid to Fresh Juice stockholders from a financial point of view and does not constitute a recommendation to any of the Fresh Juice stockholders as to how such stockholders should vote at the Fresh Juice special meeting. The summary of the Ladenburg opinion set forth in this document is qualified in its entirety by reference to the full text of the Ladenburg opinion. The Ladenburg opinion does not address the relative merits of the merger or any other transactions or business strategies discussed by the Fresh Juice board of directors as alternatives to the merger or the decision of the Fresh Juice board of directors to proceed with the merger.

         In conducting its analysis, for purposes of rendering the Ladenburg opinion, Ladenburg reviewed and considered such information as it deemed necessary or appropriate for such purposes including, without limitation, the following:

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

         o a draft of the merger agreement and a draft of the Voting Agreement, in each case in the form presented to the Fresh Juice board of directors;

         o certain business and financial information relating to Fresh Juice and Saratoga, provided by Fresh Juice and Saratoga, respectively, including the financial condition and results of operations of Fresh Juice and Saratoga, the historical financial performance of Fresh Juice and Saratoga and certain projected financial information, provided by Fresh Juice and Saratoga;

         o certain public filings made by Fresh Juice and Saratoga with the SEC; and

         o certain publicly available market trading data and historical trading performance of Fresh Juice and Saratoga common stock.


In addition, Ladenburg conducted such other analyses and examinations and reviewed and considered such other financial, economic and market data as it deemed appropriate for purposes of rendering the Ladenburg opinion. Ladenburg also met with members of senior management of Fresh Juice and Saratoga to discuss, among other things, the historical and prospective industry environment, their respective financial condition and operating results and the reasons for the merger.

Overview of analyses

         Ladenburg used both qualitative and quantitative analyses and valuation methods in connection with rendering the Ladenburg opinion. The following paragraphs summarize the significant analyses performed by Ladenburg in rendering the Ladenburg opinion, and when taken together, provide the basis for the Ladenburg opinion.

Qualitative considerations

         In addition to the quantitative analyses discussed below, Ladenburg considered a number of qualitative factors related to the merger. Ladenburg did not apply valuation weightings to any of these qualitative factors.
Among the positive qualitative factors relating to the merger, Ladenburg noted:


         o due to the cash and stock components of the merger consideration to be received by Fresh Juice stockholders, the merger provides Fresh Juice stockholders with liquidity and limits ongoing business risk while enabling Fresh Juice stockholders to participate in the benefits of the combined companies;

         o Fresh Juice's stand-alone business projections show limited expected growth in revenues and operating earnings;

         o the combined companies will be able to offer a wider breadth of product lines and benefit from efficiencies in sourcing, production, marketing and distribution;

         o the combined companies should experience significant cost savings due to the elimination of duplicative overhead; and

         o the merger mitigates Fresh Juice stockholders' exposure to risk from regulatory uncertainties in the fresh juice industry.

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

Among the negative qualitative factors relating to the merger, Ladenburg noted that the majority of the consideration being paid in cash limits the ability of the Fresh Juice stockholders to participate in potential share price appreciation and potential growth of both Fresh Juice on a stand-alone basis and on the combined companies.

Quantitative analyses

         In developing the Ladenburg opinion, Ladenburg calculated a range of values for Fresh Juice using four separate valuation approaches:


         o a market multiples analysis based upon comparable publicly traded companies;

         o an acquisition multiples analysis based upon acquisitions of comparable companies over the previous three years;

         o   a discounted cash flow analysis; and

         o   a takeover premium analysis.


Ladenburg also considered the historical trading price and volume of Fresh Juice's common stock in developing the Ladenburg opinion.

         In developing its opinion, Ladenburg calculated a range of values for Saratoga in order to value the Saratoga Class A common stock to be received as part of the merger consideration. Ladenburg used a weighted average valuation approach assigning a weighting of 20.0% to a range derived using three valuation approaches:


         o a market multiples analysis based upon comparable publicly traded-companies;

         o an acquisition multiples analysis based upon acquisitions of comparable companies over the previous three years; and

         o a discounted cash flow analysis. Ladenburg then considered the historical trading price and volume of Saratoga's common stock and assigned an 80.0% weighting to the value of the shares as determined by the 30 day average closing price of the Saratoga Class A common stock in the public market prior to the date of the Ladenburg opinion.


         Market multiples analysis: The market multiples analysis determines an implied public market value for Fresh Juice and Saratoga by evaluating the public valuations of comparable companies competing in similar industries using available public information. In choosing comparable companies Ladenburg examined manufacturers and marketers of waters, juices and soft drinks (beverages) of the same relative market capitalization as Fresh Juice and Saratoga. Ladenburg examined nine companies in the beverage industry including Aquapenn Spring Water Company, Inc., Great Pines Water, Inc., Hansen Natural Corporation, National Beverage Corporation, Odwalla, Inc., Seneca Foods Corporation and Vermont Pure Holdings, Ltd., as well as Fresh Juice and Saratoga.

         The multiples used for the market multiples analysis were derived by dividing the public valuations of comparable companies by certain measures of operating performance such as earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income and projected earnings per share ("EPS"), as developed by certain research analysts. EBITDA and EBIT multiples are based on

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

total enterprise value divided by each financial measure, respectively. Total enterprise value is defined as the market value of common stock, plus total indebtedness, less cash and cash equivalents. Total enterprise value is essentially the value of a company assuming an un-leveraged capital structure. The net income and EPS multiples were derived by dividing the market value of the common stock in aggregate or per share, as appropriate, by net income or projected EPS.

         Ladenburg used these multiples to calculate a range of public market values for each of Fresh Juice and Saratoga to develop an implied market multiple valuation. For total enterprise valuations developed using EBITDA and EBIT multiples, for each of Fresh Juice and Saratoga, Ladenburg generated the market value of the respective entity's equity by subtracting outstanding debt and adding excess cash and cash equivalents. For valuations based on net income and projected EPS, Ladenburg multiplied the entity's respective values by the appropriate median multiples to arrive at equity value. Based on this analysis, the range of implied per share equity value for Fresh Juice was $0.54 to $3.19. The range of implied per share equity value for Saratoga was $3.09 to $5.50.

         Acquisition multiples analysis: the acquisition multiples analysis applies a similar methodology as the market multiples analysis, but relies upon multiples derived from merger and acquisition transactions involving target companies similar to Fresh Juice and Saratoga. For purposes of the acquisition multiples analysis, Ladenburg analyzed comparable mergers and acquisitions in the beverage industry completed since 1995, which incorporated thirteen separate transactions.

         For all of the comparable merger and acquisition transactions, Ladenburg derived median multiples using various financial measures, including revenue, EBITDA, EBIT and net income multiples. For purposes of this analysis, total purchase price equals the amount paid for the target's equity, and total enterprise value equals the purchase price, plus the target's outstanding interest bearing indebtedness, less cash and cash equivalents purchased.

         Similar to its market multiple analysis, Ladenburg calculated an acquisition multiple valuation for Fresh Juice and Saratoga by utilizing median acquisition multiples to develop a valuation range. Equity valuations for Fresh Juice and Saratoga based on revenues, EBITDA and EBIT were calculated by multiplying each company's revenues, EBITDA and EBIT by the respective multiples, then subtracting total debt and adding cash and cash equivalents. For valuations based on net income Ladenburg multiplied each company's net income by the net income median multiple to arrive at equity value. Based on this analysis, the range of implied per share equity values for Fresh Juice was $1.74 to $4.14. The range of implied per share equity values for Saratoga was $1.30 to $4.71.

         Discounted cash flow analysis: the discounted cash flow analysis ("DCF analysis") derives enterprise values based on the present value of a company's unleveraged free cash flow over a five year period, plus the present value of a company's total enterprise value in five years (the "Terminal Value"). The unleveraged free cash flows Ladenburg used for purposes of completing the DCF analysis were derived from projections for each of Fresh Juice and Saratoga provided to Ladenburg by management of Fresh Juice and Saratoga, respectively. For purposes of this analysis unleveraged free cash flow equals EBIT, plus depreciation, less capital expenditures, plus any decreases or minus any increases in working capital. A company's unleveraged free cash flow provides a measure of how much cash it produces, irrespective of how it finances its operations (i.e., before interest income and expense).

         Ladenburg developed the discount rate used to calculate the present value of the combined entity's future unleveraged free cash flow and Terminal Value by estimating Fresh Juice and Saratoga's weighted average cost of capital ("WACC"). To estimate the WACC, Ladenburg used a standard capital asset pricing model formula to determine a WACC for each company comparable to Fresh Juice and Saratoga. For purposes of the DCF Analysis, Ladenburg then adjusted the WACC upward for Fresh Juice and Saratoga because a number of the comparable companies have larger market capitalizations and less expensive access to capital.

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

         Ladenburg calculated the Terminal Value of Fresh Juice and Saratoga by applying a range of multiples based on the acquisition multiples analysis to Fresh Juice and Saratoga's EBITDA in the fifth year, the resulting value of which was then discounted to present value. By adding the present value of each of Fresh Juice and Saratoga's unleveraged free cash flows over the next five years and the Terminal Values, Ladenburg arrived at a total enterprise valuation for Fresh Juice and Saratoga. Ladenburg adjusted the total enterprise value by subtracting total debt and adding cash and cash equivalents to arrive at a valuation of the equity. Based on this analysis, the range of implied per share equity values for Fresh Juice was $1.95 to $2.42. The range of implied per share equity values for Saratoga was $5.65 to $6.68.

         Takeover premium analysis: the takeover premium analysis examines recent premiums paid in the acquisition of public companies. Premiums are defined, in percentage terms, as the excess (or shortfall) of the per share purchase price relative to the target's stock price prior to the announcement of the transaction. The percentage premiums were applied by Ladenburg to Fresh Juice's average stock price for the 30 days immediately preceding the announcement of the proposed merger to derive a range of per share values for Fresh Juice. Based on this analysis, the range of implied per share equity values for Fresh Juice was $3.07 to $3.45.

         Summary: In developing the Ladenburg opinion, Ladenburg calculated a range of values for Fresh Juice assigning an equal weighting to each of the four quantitative valuation approaches described above. Based on this calculation, the range of implied per share equity values for Fresh Juice was $1.77 to $3.14.

         Ladenburg then calculated a range of values for the Saratoga Class A common stock assigning an 80.0% valuation weighting to Saratoga's 30 day average stock price of $2.55 and a 20.0% valuation weighting to a range of values determined using the three valuation approaches for Saratoga described above. Based on the three valuation approaches the range of implied per share equity values for Saratoga was $3.67 to $6.15. The weighted average range of implied per share equity values for Saratoga Class A common stock given the 80.0%/20.0% valuation weighting was $2.77 to $3.27. Given the per share cash consideration to Fresh Juice stockholders of $2.24 and the per share stock consideration of .33 shares of Saratoga Class A common stock for each share of Fresh Juice common stock with a per share valuation range of the Saratoga Class A common stock of $2.77 to $3.27, the total value of per share merger consideration to Fresh Juice stockholders was determined to be $3.17 to $3.33.

Limitations of analyses

         Although each of the analyses employed by Ladenburg in rendering the Ladenburg opinion is summarized above, the above summary does not purport to be a complete description of Ladenburg's analyses and contains those aspects of Ladenburg's analyses deemed most relevant. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Ladenburg believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Ladenburg opinion.

         In conducting its analysis, Ladenburg assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Ladenburg by or on behalf of Fresh Juice and Saratoga, respectively and Ladenburg did not undertake to independently verify such information. Ladenburg assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Fresh Juice and Saratoga, respectively, as to the future performance of each company. Ladenburg also relied upon assurances of management of Fresh Juice and Saratoga that they were unaware of any facts that would make the information or financial forecasts provided to Ladenburg incomplete or misleading. Ladenburg also assumed that any material liabilities (contingent or otherwise, known or unknown) of Fresh Juice and Saratoga were as set forth in the consolidated financial statements of each company. Ladenburg did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Fresh Juice or Saratoga. Ladenburg was not authorized to, and did not, solicit third party indications of interest in acquiring all or part of Fresh Juice, and Ladenburg was not asked to consider, and its opinion does not address, the consideration Fresh Juice might receive from another third-party purchaser, the relative merits of the merger as compared to any alternative business strategies that might exist for Fresh Juice or the effect of any other transaction in which Fresh Juice might engage. Ladenburg was not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to Fresh Juice stockholders arising out of the merger. Although Ladenburg evaluated the merger consideration to be received by Fresh Juice stockholders, it was not requested to, and did not, participate in the negotiation of the merger agreement and was not requested to, and did not recommend, the specific consideration payable to Fresh Juice stockholders upon consummation of the merger. In connection with its analyses, Ladenburg made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, based on, among other things, information provided to it by Fresh Juice and Saratoga, many of which are beyond the control of Fresh Juice and Saratoga. Any estimates contained in Ladenburg's analyses are not necessarily indicative of actual values or results, which may be significantly more or less favorable than as set forth therein. Ladenburg's analyses are necessarily based upon information available to Ladenburg, and financial, stock market, economic and other conditions and circumstances existing and disclosed to Ladenburg as of the date of the Ladenburg opinion.

         The Fresh Juice board of directors selected Ladenburg as its financial advisor because Ladenburg is a prominent investment banking firm with experience in transactions similar to the merger. As part of its investment banking services, Ladenburg is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         Pursuant to an engagement letter dated June 5, 1998, as amended on October 8, 1998, Ladenburg will be paid a fee of $165,000 for the rendering of the Ladenburg opinion. Of this amount, $40,000 was paid upon execution of the engagement letter and the balance of the fee outstanding totaling $125,000 will be paid at the time of closing of the merger. In addition, whether or not the merger is consummated, Fresh Juice has also agreed to reimburse Ladenburg for its reasonable out-of-pocket expenses (including, without limitation, attorneys' fees and expenses) incurred by Ladenburg in connection with rendering the Ladenburg opinion. Fresh Juice also agreed, under separate agreement, to indemnify Ladenburg, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling Ladenburg and any of its affiliates against certain liabilities, including liabilities under federal securities laws. Ladenburg holds a warrant to purchase 50,000 shares of Fresh Juice common stock at an exercise price of $2.96 which will be exchanged in the merger for shares of Saratoga Class A common stock. Ladenburg has, in the past, been engaged by Fresh Juice to perform various corporate finance activities for which it has received customary fees including the warrant, which was issued to Ladenburg in 1996.

         Ladenburg may provide financial advisory services to, and may act as underwriter or placement agent for, Saratoga in the future. In the ordinary course of Ladenburg's business, Ladenburg may actively trade the securities of Fresh Juice and Saratoga for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         You should be aware that certain executive officers and directors of Fresh Juice will be entitled to certain benefits upon consummation of the merger that are in addition to the interests of the Fresh Juice stockholders generally.


         Steven Bogen

         Steven Bogen, Chief Executive Officer of Fresh Juice and Co-Chairman of the Fresh Juice board of directors, and Fresh Juice entered into a three-year employment agreement dated March 31, 1996, which provides that the parties may extend the employment agreement for up to two additional terms of three years each. The existing employment agreement between Mr. Bogen and Fresh Juice provides for the payment of termination benefits to Mr. Bogen in the event of the termination of his employment for certain reasons following a change of control of Fresh Juice, which could amount to approximately $1,146,000. As a condition to the completion of the merger, Mr. Bogen, Fresh Juice and Saratoga have entered into an agreement which amended in part Mr. Bogen's employment agreement. The Bogen agreement provides that, as of the completion of the merger, Mr. Bogen shall resign from all positions held by him as an officer, director and employee of Fresh Juice and its subsidiaries. The Bogen agreement further provides that Mr. Bogen shall waive certain payments and benefits due to him under his existing employment agreement with Fresh Juice, including certain change of control termination payments, except that he will:


         o   be paid the sum of $962,687.40 in cash at the closing;

         o be provided, at no cost to him, the automobile currently provided to him by Fresh Juice with insurance and maintenance for a period of two years following the closing of the merger;

         o be provided, at no cost to him, health or other group insurance pursuant to plans in effect for executive officers or employees generally of Fresh Juice for a period of two years following the closing of the merger; and

         o be paid $15,000 toward certain legal fees and expenses incurred by Mr. Bogen in connection with the Bogen agreement.

The Bogen agreement further provides that, upon payment of $962,687.40 as described above, Mr. Bogen will terminate his existing employment agreement with Fresh Juice, except his agreement not to compete. Effective as of the closing of the merger, Mr. Bogen will increase slightly the scope of the agreement not to compete from the citrus juice beverage industry to the juice beverage industry.

         In addition, Saratoga has retained Mr. Bogen to serve as a full-time consultant to Saratoga and Fresh Juice during the one year period following the closing of the merger in exchange for the sum of $300,000 payable monthly in arrears during such one year period. Full-time is defined as not more than 1,000 hours in total. In the event that Mr. Bogen's consulting relationship is terminated without cause, Saratoga will be required to pay the consulting fee in full. A crucial term of the consulting agreement is Mr. Bogen's agreement to extend the existing term of his agreement not to compete with Fresh Juice from one year to two years following the closing, including the increased scope of the agreement not to compete as described above.

         As provided in the Bogen agreement, Mr. Bogen will be appointed as a member of the Saratoga board of directors, effective as of the closing of the merger until the 1999 annual meeting of Saratoga stockholders. Mr.

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

Bogen will receive all associated compensation payable to non-employee directors. In addition, Robin Prever, the President, Chief Executive Officer and a director of Saratoga, and Anthony Malatino, a former director of Saratoga, have entered into an agreement with Mr. Bogen pursuant to which, as long as Mr. Bogen owns 400,000 shares of Saratoga's Class A common stock, Ms. Prever and Mr. Malatino will vote for the re-election of Mr. Bogen to the Saratoga board of directors, subject to certain conditions set forth in the agreement.

         The payments to be made to Mr. Bogen in connection with the merger and the value of non-cash benefits or deferred payments or benefits which accrue to Mr. Bogen will be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Internal Revenue Code will be treated as subject to an excise tax imposed by Section 4999 of the Internal Revenue Code. The determination of whether any of the payments to be made to Mr. Bogen will constitute "excess parachute payments" within the meaning of
Section 280G(b)(1) of the Internal Revenue Code will not be made until the closing. To the extent that any of the payments constitute "excess parachute payments", such payments will not be deductible by Saratoga.


         Steven Smith

         Saratoga and Steven Smith, President of Fresh Juice and Co-Chairman of the Fresh Juice board of directors, entered into an option agreement. Under the Smith option agreement, Mr. Smith granted to Saratoga an option to purchase 825,000 shares of his Fresh Juice common stock at $3.00 per share. The Smith option agreement provided that Saratoga would pay to Mr. Smith additional consideration under certain circumstances involving the acquisition of Fresh Juice at a price in excess of the option price of $3.00 per share. On October 13, 1998, the Smith option agreement was terminated by mutual agreement of the parties.

         Mr. Smith and Fresh Juice entered into a three-year employment agreement dated March 31, 1996, which provides that the parties may extend the employment agreement for up to two additional terms of three years each. The existing employment agreement between Mr. Smith and Fresh Juice provides for the payment of termination benefits to Mr. Smith in the event of the termination of his employment for certain reasons following a change of control of Fresh Juice, which could amount to approximately $1,146,000. As a condition to the completion of the merger, Mr. Smith, Fresh Juice and Saratoga have entered into an agreement which amended in part Mr. Smith's employment agreement. The Smith agreement provides that, as of the closing of the merger, Mr. Smith shall resign from all positions held by him as an officer, director and employee of Fresh Juice and its subsidiaries. The Smith agreement further provides that Mr. Smith shall waive certain payments and benefits due to him under his existing employment agreement with Fresh Juice, including certain change of control termination payments, except that he will:


         o   be paid $250,000 in cash at the closing;

         o be provided, at no cost to him, the automobile currently provided to him by Fresh Juice with insurance and maintenance for a period of one year following the closing of the merger; and

         o be provided, at no cost to him, health or other group insurance pursuant to plans in effect for executive officers or employees generally of Fresh Juice for a period of one year following the closing of the merger.


The Smith agreement further provides that upon payment of the $250,000 in cash as described above, Mr. Smith agrees to terminate his existing employment agreement with Fresh Juice, except his agreement not to compete, as extended. Effective as of the closing of the merger, Mr. Smith will agree to extend the existing term of his

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

agreement not to compete with Fresh Juice from one year to three years following the closing of the merger and to increase slightly the scope of the agreement not to compete from the citrus juice beverage industry to the juice beverage industry. Additionally, Mr. Smith has agreed that certain stock options granted to him under Fresh Juice's incentive stock option plan which were in dispute are ineffective, null and void.


         Jeffrey Heavirland

         Jeffrey Heavirland, a director and executive officer of Fresh Juice, has entered into a two-year employment agreement with Saratoga which, upon the closing of the merger, will replace his existing employment agreement with Fresh Juice, which may have entitled him to certain change in control payments and benefits in connection with the merger which could amount to approximately $530,000. Pursuant to the Heavirland agreement, Saratoga has agreed to employ Mr. Heavirland after the merger as Executive Vice President of Saratoga and to continue to employ Mr. Heavirland as President and Chief Executive Officer of The Fresh Juice Company of California, Inc.
The Heavirland agreement provides for:


         o a payment of an annual salary of not less than $150,000, which is a reduction from his current annual salary of $200,000;

         o payment of an annual performance bonus under Saratoga's executive bonus plan;

         o payment of a bonus of $100,000 to Mr. Heavirland at the closing of the merger; and

         o the grant of an option to purchase 100,000 shares of Saratoga Class A common stock to be exercisable at a price equal to the fair market value of shares of Saratoga Class A common stock on the date of grant, which will be as soon as practicable after the closing of the merger. The Class A common stock underlying the options to be issued to Mr. Heavirland is worth $206,250, based on the closing sales price of the Saratoga Class A common stock as reported by the Nasdaq SmallCap Market of $2.0625 per share on December 21, 1998. On the date of grant, the exercise price of the options to be granted to Mr. Heavirland will be equal to the value of the Class A common stock underlying the options.


Such stock options shall vest over 3 years with 50% vesting in the first year and the remaining stock options vesting 25% on each of the second and third anniversary dates of the grant. The vesting schedule for the stock options may accelerate if the Heavirland agreement is terminated under certain circumstances.

         The Heavirland agreement provides that if the Heavirland agreement is terminated by Saratoga without cause or Mr. Heavirland terminates the Heavirland agreement for "good reason" and Heavirland agrees to comply with the confidentiality covenant and, for a period of one year, agrees to comply with the non-compete covenant contained in the Heavirland agreement, Mr. Heavirland will be entitled to payment of an aggregate amount equal to the sum of (a) his annual salary rate, then in effect, and (b) the average of his annual bonuses, if any, actually paid with respect to the two most recently completed fiscal years prior to the termination. Such amounts will be payable, in Saratoga's sole and absolute discretion, either in a lump sum or in equal monthly payments ending with the end of the term of the Heavirland agreement.

         The Heavirland agreement also provides for the payment to Mr. Heavirland of a lump sum severance payment equal to 2.99 times his "base amount", as defined in Section 280G of the Internal Revenue Code subject to certain reductions, in the event (a) his employment with Saratoga is terminated within six months following a change in control of Saratoga, other than for non-renewal of the Heavirland agreement on the second anniversary date of the closing of the merger or for cause, retirement, death or disability, or; (b) if he is deemed terminated for good reason within such time period. For the purpose of the Heavirland agreement, a "Change of Control" of Saratoga shall be deemed to have occurred after the effective date (x) if during any period of 2 consecutive years from the execution of the Heavirland agreement, individuals who at the beginning of such period constitute the board of directors of Saratoga and any new director whose election by the Saratoga board of directors or nomination for election by the Saratoga's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (y) upon the Saratoga stockholders' approval of a dissolution or liquidation of Saratoga or a sale by Saratoga of all or substantially all of Saratoga's assets.

         Mr. Heavirland has agreed to cancel at the closing of the merger options to purchase 60,000 shares of Fresh Juice common stock at $3.00 per share, and an option to purchase 150,000 shares of Fresh Juice common stock at $2.72 per share in exchange for a lump sum payment of $106,832. The agreement is attached as Appendix C to this document. In addition, Mr. Heavirland has a warrant to purchase 42,857 shares of Fresh Juice common stock at $3.00 per share, which will be cashed out in the merger. For such warrants, Mr. Heavirland will receive 4,476 shares of Saratoga Class A common stock. These shares are worth $9,232, based on the closing sales price of the Saratoga Class A common stock as reported by the Nasdaq SmallCap Market of $2.0625 per share on December 21, 1998.


         Options and warrants

         In the merger, certain options and warrants to purchase Fresh Juice common stock will be canceled and exchanged for a number of shares of Saratoga Class A common stock equal to:


         o   0.33,

         o multiplied by the difference between $3.35 and the exercise price of such options and warrants,

         o   divided by $1.106, and

         o multiplied by the number of shares of Fresh Juice common stock subject to such options and warrants.


For example, a holder of options to purchase 1,000 shares of Fresh Juice common stock at an exercise price of $3.00 will receive 104 shares of Saratoga Class A common stock. Certain options held by Mr. Heavirland will be canceled at the closing of the merger in exchange for a lump sum payment. Other than Mr. Heavirland, no director or executive officer of Fresh Juice holds options or warrants to purchase shares of Fresh Juice common stock.

         The Fresh Juice board of directors had determined to grant options to each non-employee director to purchase 7,500 shares of Fresh Juice common stock in lieu of an annual retainer for services rendered in fiscal year 1998 subject to adoption and approval by the Fresh Juice stockholders of a non-employee director stock option plan. If the merger is completed, the non-employee director stock option plan will not be adopted and the three non-employee members of the Fresh Juice board of directors who served during the year will each be paid an annual retainer of $2,625 based on the difference between the merger consideration and a proposed stock option price of $3.00 per share multiplied by the 7,500 shares which were to be granted.

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

         Indemnification; insurance

         The merger agreement provides that after the merger, each of Saratoga and Fresh Juice shall defend, indemnify and hold harmless and advance costs and expenses, including reasonable attorney's fees, disbursements and expenses, to each present and former director and officer of Fresh Juice and its subsidiaries determined as of the closing of the merger against any costs or expenses, including reasonable attorney's fees, judgments, fines, losses, claims, damages, settlements or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising after the effective time of the merger and out of or pertaining to matters existing or occurring at or prior to the closing of the merger, including without limitation, the authorization of the merger, merger agreement and the related transactions, whether asserted or claimed prior to, at or after the closing of the merger, to the fullest extent that Fresh Juice would have been permitted under Delaware law and its charter or bylaws in effect on the date of the merger agreement to indemnify such person and also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided that any determination required by law to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and Fresh Juice's charter and bylaws as of the date of the merger agreement shall be made by independent counsel selected jointly by Saratoga and the indemnified party.

         For a period of 6 years following the closing of the merger, Saratoga will provide to the persons who served as directors or officers of Fresh Juice or any of Fresh Juice's subsidiaries on or before the effective time of the merger, insurance against liabilities and claims and related expenses made against them resulting from their service as such prior to the closing of the merger. Such coverage may be provided by means of an extended reporting period endorsement to the policy presently issued to Fresh Juice by the present carrier for Fresh Juice, or by such other means which shall provide substantially equivalent coverage to the persons.

         The Fresh Juice board of directors and the Saratoga board of directors were each aware of these benefits and considered them, among other things, in making their respective decisions. See "The merger--Background of the merger" on page 33 and "Terms of the merger agreement--Certain covenants--Insurance for the benefit of directors and officers" on page 58.


EFFECTIVE TIME; EFFECT OF THE MERGER

         Effective time. If the Saratoga stockholders and Fresh Juice stockholders approve the matters requested in this document, and if all other conditions to the obligations of the parties to consummate the merger are satisfied or waived, the merger will become effective upon the filing of a certificate of merger with the secretary of state of Delaware in accordance with Delaware law. Saratoga will file the certificate of merger promptly following the closing of the merger. The closing will occur as soon as practicable following approval of the merger agreement by both of the Fresh Juice stockholders and the Saratoga stockholders, and the satisfaction or waiver of the other conditions to each party's obligations to consummate the merger as set forth more fully in the merger agreement. It is anticipated that the merger will be completed on or before January 31, 1999.

         Effect of the merger. As of the effective time of the merger, Rowale will be merged with and into Fresh Juice (which will be the surviving corporation) and Rowale's separate corporate existence will cease. All of the assets and liabilities of Rowale will be transferred to, and assumed by, Fresh Juice, as the surviving corporation, upon consummation of the merger. Fresh Juice will become a wholly-owned subsidiary of Saratoga.

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

MANNER AND BASIS OF CONVERTING FRESH JUICE COMMON STOCK

         At the closing, each of the 6,467,731 issued and outstanding shares of Fresh Juice common stock other than shares held directly or indirectly by Saratoga, Rowale or Fresh Juice and shares with respect to which dissenters' rights have been properly made will be converted into the right to receive and be exchangeable for the merger consideration.

         Within 3 business days after the closing of the merger, American Stock Transfer & Trust Company, or such other bank or trust company selected by Saratoga and reasonably acceptable to Fresh Juice as exchange agent, shall send or cause to be sent to each Fresh Juice stockholder a form letter of transmittal which will specify instructions for use in surrendering certificates representing shares of Fresh Juice common stock in exchange for the merger consideration into which such shares have been converted.

         YOU SHOULD NOT FORWARD YOUR FRESH JUICE STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED TRANSMITTAL FORMS AND INSTRUCTIONS. YOU SHOULD NOT RETURN FRESH JUICE STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

         On or prior to the closing of the merger, Saratoga shall deposit, or shall cause to be deposited with the exchange agent selected by Saratoga in trust for the benefit of the Fresh Juice stockholders, sufficient cash to pay in full the cash payments to be paid in exchange for the outstanding shares of Fresh Juice common stock as part of the merger consideration.

         Until the certificates representing the Fresh Juice common stock are surrendered for exchange after the consummation of the merger, holders of such certificates will not be paid the merger consideration. The merger agreement requires that when such certificates are surrendered, the merger consideration attributable to the shares of Fresh Juice common stock surrendered will be paid promptly without interest.

         After the closing of the merger, there will be no transfers on the stock transfer books of Fresh Juice of the shares of Fresh Juice common stock which were issued and outstanding immediately prior to the closing of the merger.

         Any portion of the cash deposited with the exchange agent selected by Saratoga that remains unclaimed 6 months after the closing of the merger shall be transferred from such exchange agent to Saratoga. Thereafter, Fresh Juice stockholders shall look only to Saratoga for payment of the merger consideration, without interest, subject to applicable laws regarding abandoned property and escheat.


DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to Delaware law, any Fresh Juice stockholder who does not wish to accept the merger consideration to be paid pursuant to the merger agreement may dissent from the merger and elect to have the fair value of his shares of Fresh Juice common stock judicially determined and paid in cash, provided that he complies with the provisions of Delaware law.

         The following is a brief summary of the statutory procedures to be followed by a Fresh Juice stockholder in order to dissent from the merger and perfect appraisal rights under the Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE. YOU ARE URGED TO READ SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW IN ITS ENTIRETY, WHICH IS ATTACHED AS APPENDIX D TO THIS DOCUMENT.

         If any Fresh Juice stockholder elects to exercise his right to dissent from the merger and demand appraisal, such stockholder must satisfy each of the following conditions:

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

         o You must deliver a written demand for appraisal to Fresh Juice on or before the vote in taken at the Fresh Juice special meeting, which will be held on January 27, 1998 at 10:00 a.m., local time. This written demand for appraisal must be separate from your proxy or vote against the merger agreement.

         o You must not vote in favor of the merger agreement. If you vote in favor of the merger agreement, by proxy or in person, if you return a signed proxy and fail to vote against approval or if you abstain from voting, you will have waived your right of appraisal, even if you previously filed a written demand for appraisal.

         o You must continuously hold such shares of Fresh Juice common stock from the date of the making of the demand through the closing of the merger. You should read the paragraphs below for more details on making a demand for appraisal.


         If any Fresh Juice stockholder fails to comply with any of these conditions and the merger becomes effective, such stockholder will only be entitled to receive the merger consideration provided in the merger agreement.

         All written demands for appraisal should be addressed to: Steven Bogen, Chief Executive Officer and Secretary, The Fresh Juice Company, Inc., 280 Wilson Avenue, Newark, New Jersey 07105, before the taking of the vote concerning the merger agreement at the Fresh Juice special meeting, and should be executed by, or on behalf of, the stockholder of record. Such demand must reasonably inform Fresh Juice of the identity of the stockholder and that such stockholder is thereby demanding appraisal of his shares.

         TO BE EFFECTIVE, A DEMAND FOR APPRAISAL MUST BE EXECUTED BY OR FOR THE STOCKHOLDER OF RECORD WHO HELD SUCH SHARES ON THE DATE OF MAKING SUCH DEMAND, AS SUCH STOCKHOLDER'S NAME APPEARS ON HIS STOCK CERTIFICATE(S) AND CANNOT BE MADE BY THE BENEFICIAL OWNER IF HE DOES NOT ALSO HOLD THE SHARES OF RECORD. THE BENEFICIAL HOLDER MUST, IN SUCH CASE, HAVE THE REGISTERED OWNER SUBMIT THE REQUIRED DEMAND IN RESPECT OF SUCH SHARES.

         If Fresh Juice common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If Fresh Juice common stock is owned of record by more then one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner. A record owner, such as a broker, who holds Fresh Juice common stock as a nominee for others may exercise his right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Fresh Juice common stock in the name of such record owner.

         Within 10 days after the closing of the merger, Fresh Juice (as the surviving corporation in the merger) must give written notice that the merger has become effective to each stockholder who so filed demand for appraisal and who did not vote in favor of the merger agreement. Within 120 days after the closing of the merger, either Fresh Juice, or any holder of shares of Fresh Juice common stock who has complied with the requirements of Section 262 of the Delaware General Corporation Law, may file a petition in the Delaware court of chancery demanding a determination of the value of the shares of Fresh Juice common stock held by all stockholders entitled to appraisal. Fresh Juice does not presently intend to file such a petition. Inasmuch as Fresh Juice has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demands for appraisal. In any event, at any time within 60 days after the closing of the merger or at any time thereafter with the written consent of Fresh Juice, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration provided in the merger agreement.

         Within 120 days after the closing of the merger, any stockholder who has complied with the provisions of Section 262 of the Delaware General Corporation Law to that point in time will be entitled to receive from Fresh Juice as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. After the merger, Fresh Juice must mail such statement to the stockholder within 10 days of receipt of such request.

         If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to Fresh Juice, Fresh Juice will then be obligated within 20 days to provide the court of chancery with a duly verified list containing the names and addresses of all Fresh Juice stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the court of chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 of the Delaware General Corporation Law and who have become entitled to appraisal rights under that section. The court of chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the registry in chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court of chancery may dismiss the proceedings as to such stockholder.

         After determination of the stockholders entitled to an appraisal, the court of chancery will appraise the shares of Fresh Juice common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is so determined, the court of chancery will direct the payment by Fresh Juice of such value, with interest thereon, simple or compound, if the court of chancery so determines, to the stockholders entitled to receive the same, upon surrender to Fresh Juice by such stockholders of the certificates representing such Fresh Juice common stock.

         WE NOTE THAT THE FAIR VALUE OF THEIR SHARES OF FRESH JUICE COMMON STOCK DETERMINED UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION THAT FRESH JUICE STOCKHOLDERS ARE TO RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DO NOT SEEK APPRAISAL OF THEIR SHARES OF FRESH JUICE COMMON STOCK, AND THAT AN OPINION OF AN INVESTMENT BANKING FIRM AS TO FAIRNESS IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262.

         Costs of the appraisal proceeding may be assessed against Fresh Juice and the stockholders participating in the appraisal proceeding by the court of chancery, as the court of chancery deems equitable under the circumstances. Upon application of any stockholder, the court of chancery may determine the amount of interest, if any, to be paid upon the value of the Fresh Juice common stock owned by stockholders entitled to the payment of interest. Upon application of a stockholder, the court of chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable counsel fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the closing of the merger, be entitled to:

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

         o vote the Fresh Juice common stock subject to such demand for any purpose

         o receive payment of dividends or any other distribution with respect to such shares other than dividends or distributions, if any, payable to holders of record as of a record date prior to the effective time of the merger

         o receive the payment of the consideration provided for in the merger agreement


However, if no petition for an appraisal is filed within 120 days after the closing of the merger or if such stockholder delivers to Fresh Juice a written withdrawal of his demand for an appraisal and an acceptance of the merger, either within 60 days after the closing of the merger or thereafter with the written approval of Fresh Juice, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the court of chancery will be dismissed as to any stockholder without the approval of the court of chancery, and such approval may be conditioned upon such terms as the court of chancery deems just.

         FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE STOCKHOLDER TO LOSE HIS DISSENTERS' RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS DISSENTERS' RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

         Completion of the merger is subject to a number of conditions including the requirement that shares of Fresh Juice common stock with respect to which dissenters' rights have been asserted and perfected under Section 262 of the Delaware General Corporation Law shall not constitute more than 5% of the issued and outstanding shares of Fresh Juice common stock as of December 18, 1998 (the Fresh Juice record date). See "Terms of the merger agreement--Conditions to completion of the merger" on page 59.

         The Saratoga stockholders are not entitled to dissenters' rights of appraisal in connection with the merger. See "Comparison of rights of holders of Saratoga common stock and Fresh Juice common stock" on page 85.

                         TERMS OF THE MERGER AGREEMENT


         We are summarizing certain provisions of the merger agreement in this section. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference. The following summary is not complete and is qualified in its entirety by reference to the merger agreement. Capitalized terms used in this section but not defined in this document have the meanings set forth in the merger agreement. We urge you to read the merger agreement carefully.

         As of the date of this document, nothing has come to either of Saratoga's or Fresh Juice's attention that has led it to believe that the representations and warranties made by each of Fresh Juice, Saratoga and Rowale in the merger agreement are not true and correct in all material respects or that the respective covenants of each party contained therein have not been complied with in all material respects by the respective parties. Accordingly, nothing has come to either of Saratoga's or Fresh Juice's attention that has led it to believe that, if the Saratoga stockholders and the Fresh Juice stockholders approve the merger agreement, the other conditions to the merger will not ultimately be satisfied. There can be no assurance, however, that such conditions will be satisfied or that the merger will be completed.


REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various customary representations and warranties made by Fresh Juice, Saratoga and Rowale. In particular, each party to the merger agreement provided representations and warranties relating to, among other things:


         o its due organization, power, authority and good standing and similar corporate matters;
         o its authorization, execution, delivery and enforceability of the merger agreement;
         o   its non-contravention of its charter, bylaws, agreements or law;
         o   its required consents or approvals;
         o   its capital structure;
         o   its financial information;
         o   the absence of material adverse changes in its business;
         o   litigation and legal proceedings;
         o   its tax returns and taxes;
         o   its employee benefit plans;
         o   the delivery of certain documents filed by it with the SEC;
         o the accuracy of information provided or to be provided by it for inclusion in this document and the compliance of this document with the rules of the SEC;
         o   its compliance with applicable law and certain agreements;
         o   its material contracts, agreements or commitments;
         o   its agreements with regulatory agencies;
         o   its environmental matters;
         o   its real and personal properties;
         o   its material insurance policies;
         o   the absence of certain non-disclosed transactions with affiliates;
         o   the accuracy of its disclosure;
         o   its labor relations;
         o   its intellectual property rights;
         o   its substantial suppliers and customers; and
         o its incurrence of broker's fees, commissions or finder's fees in connection with the merger.

         Saratoga and Rowale also provided representations and warranties that Saratoga knows of no reason that the financing required to complete the merger will not be consummated. Fresh Juice also provided representations and warranties relating to its receipt of its fairness opinion from Ladenburg and that such opinion has not been amended or rescinded as of the date of the merger agreement.


CERTAIN COVENANTS

         General. Pursuant to the merger agreement, each party to the merger agreement has agreed, among other things, that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the closing of the merger, except as otherwise consented to in writing by Saratoga or Fresh Juice, as the case may be, or as expressly contemplated or permitted by the merger agreement, it shall and shall cause its subsidiaries to:

         o carry on its business in the ordinary course consistent with past practice, including the use of reasonable efforts to: preserve its business organization, keep available the present services of its employees, and preserve the goodwill of its customers and others having business dealings with it;

         o not declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

         o not effect certain changes in its capitalization, and (for Fresh Juice only) not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

         o not issue, authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exercisable for shares of its capital stock, with certain exceptions;

         o   not amend its charter or bylaws;

         o   not enter into a new line of business;

         o not acquire or agree to acquire any material business or assets, other than in the ordinary course of business;

         o not take any action that would result in any of its representations and warranties becoming untrue or in any of the conditions to the merger not being satisfied, or result in a breach of any provision of the merger agreement except, in every case, as may be required by applicable law;

         o not change its methods of accounting except as required by generally accepted accounting principles;

         o other than in the ordinary course of business consistent with past practice, not incur any indebtedness or refinance existing debt, with certain exceptions;

         o not sell, lease, encumber, assign or otherwise dispose of any of its material assets, properties or other rights or agreements or agree to do so except in the ordinary course of business, with certain exceptions;

         o not make any material tax election or settle or compromise any material tax liability;

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

         o   not waive any material right, whether in equity or at law; and

         o   not agree to do any of the foregoing.


         Fresh Juice has further agreed, among other things, that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the closing of the merger, except as otherwise consented to by Saratoga or as expressly contemplated or permitted by the merger agreement, Fresh Juice shall and shall cause its subsidiaries to:


         o not make any capital expenditures in excess of $50,000 individually, or $150,000 in the aggregate, with certain exceptions;

         o not (a) enter into, adopt, amend, renew or terminate any plan for the benefit of its directors, officers or employees, (b) increase the compensation or fringe benefits or any of its directors, officers or employees, subject to certain exceptions, or (c) enter into, modify or renew any agreement with any director, officer or employee, or establish or amend any plan, agreement, policy or arrangement providing for any benefit to any director, officer or employee, with certain exceptions;

         o not pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business consistent with past practice; and

         o not enter into, amend or terminate any material lease, contract, agreement, or commitment with certain exceptions.


         No solicitation of alternative transactions. The merger agreement provides that none of Fresh Juice, any of its subsidiaries or any of their respective officers, directors, employees, representatives, agents or advisors or other persons controlled by Fresh Juice shall: solicit or hold discussions or negotiations with, or assist or provide any information to, any third party concerning any merger, business combination, disposition or a significant portion of its assets or acquisition of a significant portion of its capital stock or similar transaction involving Fresh Juice; provided, however, the Fresh Juice board of directors may enter into discussion or negotiations with, and assist and provide information to, any person or entity that makes an unsolicited written bona fide offer to consummate an acquisition proposal if the Fresh Juice board of directors determines in good faith (a) based upon the advice of its financial and legal advisors that the acquisition proposal, if consummated, would result in a transaction more favorable to Fresh Juice stockholders from a financial point of view than the merger and is subject only to reasonable conditions of closing which shall include financing terms reasonably satisfactory to Fresh Juice; and (b) after receiving advice from its outside legal counsel and, based upon such advice, that such action is required for the Fresh Juice board of directors to comply with its fiduciary duties to the Fresh Juice stockholders under applicable law. The merger agreement provides that the Fresh Juice board of directors may (x) vote to recommend an acquisition proposal that its outside counsel determines is a superior offer rather than pursuing the completion of the merger and terminate the merger agreement or (y) withdraw, modify or amend its recommendation of the merger agreement. Any such action may occur only within 21 days after the superior offer is received and upon 2 full business days' notice to Saratoga. Any such termination of the merger agreement arising out of a superior offer may result in the payment of a termination fee to Saratoga. See "Terms of the merger agreement--Termination of the merger agreement--Termination fees" on page 62.

         Insurance for the benefit of directors and officers. Pursuant to the merger agreement, for a period of 6 years following the closing of the merger, Saratoga will provide to the persons who served as directors or officers of

Fresh Juice or any subsidiaries of Fresh Juice on or before the closing of the merger, insurance against liabilities and claims and related expenses made against them resulting from their service as such prior to the closing of the merger. See "The merger--Interests of certain persons in the merger--Indemnification; insurance" on page 51.


CONDITIONS TO COMPLETION OF THE MERGER

         The obligations of each of Fresh Juice and Saratoga to complete the merger are subject to, among other things, the following conditions:


         o the approval of the merger agreement and the transactions contemplated thereby by the Fresh Juice stockholders and the approval of the issuance of the Saratoga Class A common stock in the merger by the Saratoga stockholders;

         o   the receipt of all necessary governmental approvals;

         o the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree of any governmental entity which prohibits, restricts or makes illegal the completion of the merger or any of the transactions contemplated by the merger agreement; and

         o the completion of the financing by Saratoga pursuant to the terms and conditions set forth in the commitment letter to Saratoga dated September 24, 1998 from NationsBank, N.A.


         In addition, Saratoga's and Rowale's obligations to complete the merger are also subject to the satisfaction of certain other conditions, may be waived by Saratoga and Rowale, including:


         o the accuracy of the representations and warranties of Fresh Juice contained in the merger agreement and the delivery of an officer's certificate by Fresh Juice certifying to the accuracy of such representations and warranties as of the closing of the merger;

         o the performance in all material respects by Fresh Juice of all of its obligations under the merger agreement and the delivery of an officer's certificate by Fresh Juice certifying to such performance;

         o   the receipt by Fresh Juice of all necessary third party approvals;

         o the receipt by Saratoga of the legal opinion of Bourne, Noll & Kenyon, P.C., legal counsel to Fresh Juice, dated as of the closing of the merger, addressed to Saratoga and Rowale, covering such matters as the Saratoga and Rowale shall reasonably request;

         o the delivery by Fresh Juice of an affidavit, dated as of the closing of the merger, pursuant to Sections 897 and 1445 of the Internal Revenue Code;

         o the Bogen agreement and the Smith agreement shall be in effect as of the closing of the merger, and the existing employment agreements of Steven Bogen and Steven Smith with Fresh Juice shall have been terminated in all respects, except as expressly contemplated by the Bogen agreement and the Smith agreement;

         o Fresh Juice shall have demonstrated that its in-plant quality assurance systems for the production of non-pasteurized juices comply with recent FDA standards for the reduction of organisms that lead to food borne illness by 100,000-fold (5-log reduction), which compliance will eliminate any FDA mandated warning label on Fresh Juice products; and

         o shares of Fresh Juice common stock with respect to which dissenters' rights have been asserted and perfected shall constitute not more than 5% of the Fresh Juice common stock issued and outstanding as of the Fresh Juice record date.


         Saratoga has acknowledged that the 5-log reduction condition to closing has been satisfied as of the date of this document.

         In addition, Fresh Juice's obligations to complete the merger are also subject to the satisfaction of certain other conditions, any of which may be waived by Fresh Juice, including:


         o the accuracy of the representations and warranties of each of Saratoga and Rowale contained in the merger agreement and the delivery of an officer's certificate by each of Saratoga and Rowale certifying to the accuracy in all material respects of such representations and warranties as of the closing;

         o the performance in all material respects by each of Saratoga and Rowale of all of its obligations under the merger agreement and the delivery of an officer's certificate by each of Saratoga and Rowale certifying to such performance;

         o the receipt by Fresh Juice and Rowale of all necessary third party approvals;

         o the Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order;

         o the shares of Saratoga Class A common stock to be issued in connection with the merger shall have been included for quotation on the Nasdaq SmallCap Market or any other national securities exchange, or quotation system, if any, upon which the shares of Saratoga Class A common stock is trading or being quoted at the closing of the merger;

         o the receipt by Fresh Juice of the fairness opinion of Ladenburg and such opinion shall not have been amended or rescinded as of the closing of the merger;

         o Fresh Juice shall have received the legal opinion of Swidler Berlin Shereff Friedman, LLP, special counsel to Saratoga and Rowale, dated as of the closing of the merger, covering such matters as Fresh Juice shall reasonably request;

         o Saratoga shall have made available to the exchange agent the funds for payment of the cash portion of the merger consideration; and

         o as of the closing of the merger, Saratoga shall have maintained at all times from and after the date of the merger agreement Saratoga's then current directors' and officers' liability insurance policy, or an equivalent policy, subject in either case to terms and conditions, including, without limitation, the amount of coverage, no less advantageous to the beneficiaries of the policy than those contained in the policy in effect as of the date of the merger agreement.


TERMINATION OF THE MERGER AGREEMENT

         Grounds for termination. The merger agreement may be terminated and the merger abandoned at any time prior to the closing of the merger, whether before or after approval of the matters presented in connection with the merger by the Fresh Juice stockholders or the Saratoga stockholders for the following reasons, among others:


         o by mutual written consent of Fresh Juice and Saratoga duly authorized by a majority vote of the members of their respective boards of directors;

         o by either Fresh Juice or Saratoga upon written notice to the other party (a) at least 30 days after the date of any request or application for a regulatory approval required to complete the merger shall have been denied or withdrawn at the request or recommendation of the responsible governmental entity, unless within such 30 day period a petition for rehearing or an amended application has been filed with the applicable governmental entity; provided, however, that no party shall have the right to terminate the merger agreement pursuant to this provision if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking such termination to perform or observe the covenants and agreements of such party set forth in the merger agreement or (b) if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement;

         o by either Fresh Juice or Saratoga if the merger shall not have been completed on or before the later of (a) if Fresh Juice has mailed this document to its stockholders on or prior to December 31, 1998, the 30th day after such mailing or, if later, 5 days after the Fresh Juice special meeting, and (b) December 31, 1998, unless due to the failure of the party seeking to terminate the merger agreement to perform or observe in any material respect the covenants and agreements of such party set forth in the merger agreement;

         o by Fresh Juice if it is not in material breach of any of its obligations and if any approval of the Fresh Juice stockholders required for the completed of the merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

         o by either Fresh Juice or Saratoga if the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and if there shall have been a material breach of any of the representations or warranties set forth in the merger agreement on the part of the other party, which breach, if susceptible to cure, is not cured by the responsible party within 20 business days following written notice thereof, or which, by its nature, cannot be cured;

         o by either Fresh Juice or Saratoga if the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and if there shall have been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party, which breach, if susceptible to cure, shall not have been cured by the responsible party within 20 business days following receipt by the breaching party of written notice thereof or which, by its nature, cannot be cured;

         o by Saratoga, if the Fresh Juice board of directors shall have withdrawn, modified or amended its recommendation that the Fresh Juice stockholders approve and adopt the merger agreement in any respect materially adverse to Saratoga;

         o by Fresh Juice, if the Fresh Juice board of directors votes to recommend a superior offer rather than pursuing the merger, or shall have withdrawn, modified or amended such recommendation that the Fresh Juice stockholders approve and adopt the merger agreement and the merger in order to recommend a superior offer, with two days' prior notice to Saratoga; or

         o by either Fresh Juice or Saratoga if the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and after a reasonable and objective determination that any of the conditions precedent to such party's obligations to complete the merger have not been satisfied or cured within the required time frame, or are incapable of being satisfied or cured by the later of (a) if Fresh Juice has mailed this document to its stockholders on or prior to December 31, 1998, the 30th day after Fresh Juice has mailed this document, or if later, 5 days after the Fresh Juice special meeting, and (b) December 31, 1998.


         Termination fees. Pursuant to the merger agreement, in the event the transactions contemplated by the merger agreement are not completed because:


         o the merger agreement shall not have been approved and adopted by the Fresh Juice stockholders;

         o Fresh Juice failed to perform in all material respects all obligations to be performed by it under the merger agreement at or prior to the closing of the merger;

         o the Bogen agreement and the Smith agreement are not in effect as of the closing of the merger; or

         o Fresh Juice terminates the merger agreement and, at the time of such termination, the board of directors has received a superior offer and such superior offer is accepted by Fresh Juice within 12 months after the termination of the merger agreement;


then in connection with any such termination of the merger agreement, Fresh Juice shall pay to Saratoga a termination fee in the amount of $1,500,000, inclusive of out-of-pocket expenses.

         In the event the transactions contemplated by the merger agreement are not completed because:


         o the issuance of the Saratoga Class A common stock in the merger shall not have been approved and adopted by the Saratoga stockholders;

         o Saratoga and Rowale failed to perform in all material respects all obligations to be performed by it under the merger agreement at or prior to the closing of the merger; or

         o the merger agreement is terminated by Saratoga, and at the time of such termination the Saratoga board of directors has received an offer to be acquired by a third party and Saratoga accepts such offer within 12 months after termination of the merger agreement;


then in connection with any such termination of the merger agreement, Saratoga shall pay Fresh Juice a termination fee in the amount of $750,000, inclusive of out-of-pocket expenses.

         In addition, in the event that the transactions contemplated by the merger agreement are not completed, other than as a result of the failure to satisfy the following conditions:


         o the merger agreement shall have been approved and adopted by the Fresh Juice stockholders;

         o the representations and warranties of Fresh Juice contained in the merger agreement shall be accurate;

         o Fresh Juice shall have performed in all material respects all of its obligations under the merger agreement;

         o Fresh Juice shall have received all necessary third party approvals;

         o Fresh Juice shall have delivered an affidavit, dated as of the closing of the merger, pursuant to Sections 897 and 1445 of the Internal Revenue Code;

         o the Bogen agreement and the Smith agreement shall be in effect as of the effective time of the merger, and the existing employment agreements of Steven Bogen and Steven Smith with Fresh Juice shall have been terminated in all respects, except as expressly contemplated by the Bogen agreement and the Smith agreement;

         o Fresh Juice shall have demonstrated that its in-plant quality assurance systems for the production of non-pasteurized juices comply with recent FDA standards for the reduction of organisms that lead to food borne illness by 100,000-fold (5-log reduction), which compliance will eliminate any FDA mandated warning label on Fresh Juice products; and

         o shares of Fresh Juice common stock with respect to which dissenters' rights have been asserted and perfected shall constitute not more than 5% of the Fresh Juice common stock issued and outstanding as of the Fresh Juice record date;


then Saratoga shall not directly or indirectly acquire an entity which manufactures fresh juices within 12 months after the termination or failure to consummate the merger agreement. Saratoga has acknowledged that the 5-log reduction condition to closing has been satisfied as of the date of this document.

EXTENSION AND WAIVER

         At any time prior to the closing of the merger, any of Fresh Juice, Saratoga, or Rowale may, by action taken or authorized by their respective boards of directors, to the extent legally allowed:

         o extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

         o waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

         o waive compliance with any of the agreements or conditions contained in the merger agreement.

Any such extension or waiver shall be valid and binding only if set forth in an instrument in writing signed by the party to be bound thereby, but such extension or waiver should not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


AMENDMENT

         The merger agreement may be amended by the parties by action taken or authorized by their respective boards of directors at any time before or after stockholder approval of the merger, merger agreement and related transactions. However, after approval by the Fresh Juice stockholders, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the Fresh Juice stockholders without the approval of a majority of the Fresh Juice stockholders. The merger agreement may only be amended in writing signed on behalf of each of the parties to the merger agreement.


FEES AND EXPENSES

         Pursuant to the merger agreement, if the merger is not completed, all costs and expenses incurred in connection with the merger agreement shall be borne by the party incurring such costs and expenses. If the merger is completed, all costs and expenses incurred in connection with the merger agreement and the related transactions shall be borne by Saratoga; provided, however, Saratoga shall not be obligated to pay more than an aggregate of $495,000 for the out-of-pocket expenses of Fresh Juice, excluding printing costs for this document and the proposed proxy filing already incurred by Fresh Juice.


RESALE RESTRICTIONS

         All of the shares of Saratoga Class A common stock issued to non-affiliated Fresh Juice stockholders pursuant to the merger agreement will be freely transferable under the Securities Act. However, shares of Saratoga Class A common stock issued to any Fresh Juice stockholder who may be deemed to be an "affiliate" of Saratoga after the merger or an "affiliate" of Fresh Juice prior to the merger may be resold by them in the following manner:

         o pursuant to an effective registration statement under the Securities Act covering such shares or

         o in transactions permitted by the resale provisions of Rule 145 under the Securities Act or Rule 144 under the Securities Act or

         o   as otherwise permitted under the Securities Act.

Persons who may be deemed to be "affiliates" of Fresh Juice or Saratoga generally include individuals or entities that control, or are controlled by, or are under common control with, such party and would ordinarily include directors, executive officers and principal stockholders of such party. Steven Bogen and Steven Smith may be deemed to be "affiliates" for these purposes.

         Pursuant to the voting agreement, each of Steven Smith, Steven Bogen, Jeffrey Heavirland and Jeffrey Smith has agreed until the termination of the merger agreement, among other things, not to (a) sell, transfer, pledge, assign or otherwise dispose of or enter into any arrangement with respect to the disposition of their shares of Fresh Juice common stock, or (b) deposit any of their shares of Fresh Juice common stock into a voting trust or enter into a voting agreement or otherwise grant any voting rights to any other person or entity with respect to any such securities.


GOVERNMENTAL AND REGULATORY APPROVALS

         Fresh Juice and Saratoga are aware of no other governmental or regulatory approvals required for the completion of the merger, other than the filing of a certificate of merger with the secretary of state of Delaware and compliance with applicable federal and state securities laws.


VOTING AGREEMENT

         In connection with the merger, Fresh Juice, Steven Smith, Steven Bogen, Jeffrey Heavirland, Jeffrey Smith, Saratoga and Robin Prever, Anthony Malatino, Warren Lichtenstein have entered into the voting agreement. Pursuant to the voting agreement, each of Steven Smith, Steven Bogen, Jeffrey Heavirland and Jeffrey Smith has agreed:


         o to vote all of his currently owned of Fresh Juice common stock in favor of the merger, the merger agreement and the related transactions; and

         o until the termination of the voting agreement or, if the merger is completed, the closing of the merger, not to (a) sell, transfer, pledge, assign or otherwise dispose of or enter into any arrangement with respect to the disposition of his shares of Fresh Juice common stock, or (b) deposit any of his shares of Fresh Juice common stock into a voting trust, enter into a voting agreement or otherwise grant any voting rights to any other person or entity with respect to his Fresh Juice common stock; or

         o for a period commencing on October 13, 1998 and ending on the earlier to occur of (a) the third anniversary of the closing or
             (b) the termination of the merger agreement by any party thereto pursuant to the terms thereof, not to directly or indirectly, through one or more intermediaries or otherwise, participate in any transaction in which one or more parties have done or seek to do any of the following without the prior written consent of
             Saratoga:

             o purchase or acquire, or agree to purchase or acquire, any shares of capital stock or other securities of Saratoga;

             o solicit, or encourage any other person to solicit, proxies or consents of stockholders of Saratoga, or become a "participant" or otherwise engage in any "solicitation" (as such terms are defined under Regulation 14A of the Exchange
                 Act), with respect to any matter
                 in opposition to the recommendation of a majority of the members of the Saratoga board of directors then in office;

             o acquire or affect, or seek to acquire or affect, control of Saratoga, or influence or seek to influence the management of Saratoga, or directly or indirectly participate in or encourage the formation of any group seeking to influence management or to displace or modify the composition of the Saratoga board of directors;

             o join a partnership, limited partnership, syndicate or other group within the meaning of Section 13(d) of the Exchange Act for the purpose of acquiring, holding or disposing of any shares of capital stock or other securities of Saratoga;

             o initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to Saratoga, as described in Rule 14a-8 under the Exchange Act, irrespective of whether Rule 14a-8 under the Exchange Act is applicable; or

             o   seek to modify the terms of this paragraph, or

         o to allow Saratoga to act as each Fresh Juice party's true and lawful proxy and attorney-in-fact to vote all shares of Fresh Juice common stock subject to the voting agreement for the approval of the merger, the merger agreement and the related transactions, only upon the failure of any Fresh Juice party to do so, or

         o Other than certain options held by Mr. Heavirland to convert all options and warrants to purchase Fresh Juice common stock into shares of Saratoga Class A common stock in the merger.

         Pursuant to the voting agreement, each of Ms. Prever, Mr. Malatino and Mr. Lichtenstein has agreed:


         o to vote all of his or her currently owned shares of Saratoga common stock in favor of the issuance of the shares of Saratoga Class A common stock in the merger;

         o until the termination of the voting agreement or, if the merger is consummated, the closing of the merger, not to (a) sell, transfer, pledge, assign or otherwise dispose of or enter into any arrangement with respect to the disposition of their shares of Saratoga common stock, or (b) deposit any of their shares of Saratoga common stock into a voting trust, enter into a voting agreement or otherwise grant any voting rights to any other person or entity with respect to their Fresh Juice common stock, and

         o to allow Fresh Juice to act as each Saratoga party's true and lawful proxy and attorney-in-fact to vote all shares of Saratoga common stock subject to the voting agreement for the approval of the merger, the merger agreement and the related transactions, only upon the failure of any Saratoga party to do so.

FINANCING

         As noted above, the completion of the merger is also conditioned upon the completion of the financing by Saratoga. On September 24, 1998, Saratoga signed a commitment letter agreement with NationsBank, N.A. The following paragraphs summarize the provisions of the commitment letter which are material to the consideration of the merger by the Fresh Juice stockholders.

         NationsBank will provide the following credit facilities to Saratoga:


         o a revolving line of credit facility in an aggregate principal amount of up to $14.0 million, based on lending formulas and subject to certain sublimits to be set forth in the definitive loan documents;

         o a term loan facility in an aggregate principal amount of up to $8.0 million; and

         o an interest rate protection product agreement whereby Saratoga and NationsBank may enter into interest rate hedging agreements in an aggregate notational amount of up to $22.0 million.

Proceeds from the NationsBank Facilities may only be used by Saratoga to finance the merger, Saratoga's capital expenditures, certain other permitted acquisitions and working capital.

         The initial funding of the facilities is subject to satisfaction of the following conditions precedent plus any other conditions precedent deemed appropriate by NationsBank, as agent for NationsBank and such other lenders who may participate in providing the facilities:


         o No additional information shall have come to the attention of the agent which shall lead it to believe that the information previously provided with respect to Saratoga or Fresh Juice shall be deemed to be untrue, incomplete or misleading in any respect.

         o Definitive documentation with respect to the facilities satisfactory to the agent shall have been negotiated, executed and delivered.

         o The agent shall have received (a) satisfactory opinions of counsel to Saratoga and the other obligors under the facilities, which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the facilities, and such corporate resolutions, certificates and other documents as the agent shall reasonably require and (b) satisfactory evidence that the lenders hold perfected liens in all collateral for the facilities, subject to no other liens except for permitted liens to be determined.

         o There shall not have occurred a material adverse change since December 31, 1997 in the business, assets, operations, conditions (financial or otherwise) or prospects of Saratoga, its subsidiaries or in the facts and information regarding such entities as represented to the date of the commitment letter.

         o There shall not have occurred any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect Saratoga or its subsidiaries or any transaction contemplated hereby, and that could have a material adverse effect on Saratoga or its subsidiaries or any transaction contemplated hereby or on the ability of Saratoga and its subsidiaries to perform their obligations under the documents to be executed in connection with the facilities.

         o Saratoga and its subsidiaries shall be in compliance with all existing financial obligations.

         o There shall not have occurred any disruption or adverse change in the financial or capital markets generally which the agent, in its sole reasonable discretion, deems material in connection with the syndication of the facilities.

         o The agent shall have received and reviewed, with results satisfactory to the agent and its counsel, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate lease, material contracts, debt agreements, property ownership, and contingent liabilities of Saratoga and its subsidiaries.


FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of the material federal income tax consequences to Fresh Juice and its stockholders of the merger. The discussion is based on currently existing provisions of the Internal Revenue Code, treasury regulations thereunder, current administrative rulings and court decisions. All of the foregoing are subject to change (possibly on a retroactive basis) and any such change could affect the continuing validity of this discussion. The federal income tax discussions set forth below may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons, persons who acquired shares of Fresh Juice common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation, and persons who are holders of employee stock options or warrants, and persons in special situations, including persons who hold shares of Fresh Juice common stock as part of a hedging transaction, conversion transaction or straddle. The following discussion assumes that Fresh Juice stockholders hold such stock as capital assets, which is generally for investment. Fresh Juice stockholders are urged to consult their tax advisors as to their respective personal tax situations, including the applicability and effect of state, local and other tax laws.


         The merger

         For each holder of Fresh Juice common stock, the merger will be a taxable transaction for federal income tax purposes and probably also will be a taxable transaction under applicable state, local and other income tax laws. A holder of Fresh Juice common stock will recognize capital gain or loss equal to the difference between (a) its tax basis in the Fresh Juice common stock surrendered and (b) the sum of (1) the cash received, plus (2) the fair market value of the Saratoga Class A common stock received. The fair market value of the Saratoga Class A common stock will be determined on the date of the exchange pursuant to the merger, which may not equal the value used to determine the number of Saratoga Class A common stock to be received in the merger. Gain or loss must be determined separately for each block of Fresh Juice common stock acquired at the same cost in a single transaction surrendered in connection with the merger. Any such capital gain or loss will be treated as long-term capital gain or loss if such shares were held for more than 12 months. In the case of an individual, any such short-term capital gain will be taxable at ordinary income tax rates of up to 39.6%, and any such long-term capital gain will be taxable at the maximum rate of 20%. The maximum capital gain tax rate for a corporation currently is the same as the maximum tax rate on ordinary income. Capital loss recognized by a corporation may only offset capital gain, and capital loss recognized by an individual may only offset capital gain, plus $3,000 of other income.

         Any Saratoga Class A common stock received by a holder of Fresh Juice common stock in exchange for Fresh Juice common stock will have a tax basis equal to the fair market value of each Saratoga Class A common stock received at the time of the effective time of the merger and will commence a new holding period for that Saratoga Class A common stock.

         Fresh Juice options and warrants

         The exchange by a holder of any Fresh Juice options and warrants of such Fresh Juice options and warrants for Saratoga Class A common stock will be a taxable event with respect to the holder.


         Backup withholding

         Payments in respect of Fresh Juice common stock may be subject to informational reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to Fresh Juice stockholder or other payee if such shareholder or payee completes and returns a Form W-9 or otherwise establishes an exemption from backup withholding.

         Loss of net operating loss carryforwards

         Saratoga expects that the merger will not result in an ownership change of Saratoga and Fresh Juice under Section 382 of the Internal Revenue Code. However, future stock issuances may result in an ownership change of Saratoga under Section 382. Section 382 contains rules that limit the ability of a company to offset pre-ownership change net operating losses and credit carryovers against post-ownership change taxable income. As a result, Saratoga's net operating loss carryforwards and Fresh Juice's net operating loss carryforwards could be severely limited in the future for use to offset any income of Saratoga or Fresh Juice in any particular year.

         FRESH JUICE STOCKHOLDERS SHOULD NOTE THAT SARATOGA HAS NOT OBTAINED, AND WILL NOT OBTAIN, A RULING FROM THE IRS OR AN OPINION OF COUNSEL REGARDING THE MATTERS DESCRIBED HEREIN. EACH FRESH JUICE STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE STOCKHOLDER OF THE PROPOSED TRANSACTIONS, INCLUDING FEDERAL, STATE AND LOCAL TAX CONSEQUENCES.


ACCOUNTING TREATMENT

         The merger will be accounted for as a purchase for accounting and financial reporting purposes with Saratoga viewed as the acquiring company. Purchase accounting for a merger is similar to the accounting treatment used in the acquisition of any asset group. The fair market value of the consideration (cash, stock, debt securities, etc.) given by the acquiring company is used as the valuation basis of the merger. The assets and liabilities of the acquired company are revalued to their respective fair market values at the date of the merger. The financial statements of the acquiring company will reflect the combined operations from the date of the merger.

SARATOGA SUMMARY HISTORICAL FINANCIAL DATA

         We have set forth selected historical financial data for Saratoga below, for the periods and at the dates indicated. The historical consolidated financial data for each of the years in the five-year period ended December 31, 1997, is derived from Saratoga's historical consolidated financial statements that have been audited and reported upon by PricewaterhouseCoopers LLP, independent public accountants. The historical consolidated financial data for each of the nine-month periods ended September 30, 1997 and September 30, 1998 have not been audited. Such data reflects all adjustments, consisting solely of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of such data for the interim periods to which they relate. You should be aware that results for interim periods cannot be used to project the results of any other interim period or for the year as a whole. You should read the information in the table in conjunction with the Company's historical financial statements and the notes to the financial statements and other financial information regarding the Company provided with these materials.


                           SARATOGA SUMMARY HISTORICAL FINANCIAL DATA

                                                       YEAR ENDED
                        ------------------------------------------------------------------------
                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                              1993           1994           1995          1996          1997
                        ------------------------------------------------------------------------
REVENUE
Total revenue..........     $3,643,742     $6,235,408     $3,265,314    $4,374,825    $6,270,691

Cost of goods sold,
exclusive of depreciation
and amortization and
equipment lease expense      2,659,417      4,633,071      2,395,464     2,749,121     3,762,549

OPERATING EXPENSES:

Marketing and sales....      1,941,853      1,853,344        601,887       489,701       388,709

General and administrative
expense................      1,480,052      1,676,937        992,138       906,885     1,044,960

Depreciation, amortization
and equipment lease expense    270,623        319,998        338,714       442,143       393,876

Write-off of Sample
Goodwill...............             --        222,000             --            --            --
                          ------------   ------------   ------------  ------------  ------------
Operating  (loss)
income.................    (2,708,203)    (2,469,852)    (1,062,889)     (213,025)       680,597

OTHER INCOME (EXPENSE):

Commission  income.....             --             --        121,196        75,490       126,735

Interest income........         50,746         49,586         21,215         4,969        52,259

Interest expense.......       (33,090)       (31,850)        (1,334)      (14,893)      (47,004)

Net loss on disposal of
equipment..............       (48,500)       (70,781)        (1,618)            --            --
                          ------------   ------------   ------------  ------------  ------------
Loss before minority
interest...............    (2,739,047)    (2,522,897)      (923,430)            --            --

Income applicable to
minority interest......         61,119         53,051             --            --            --
                          ------------   ------------   ------------  ------------  ------------
Provision for income taxes          --             --             --            --         7,959
Net (loss) income......   $(2,677,928)   $(2,469,846)     $(923,430)    $(147,459)      $804,628
                          ============   ============   ============  ============  ============
PER SHARE DATA

Net (loss) income per
common share,
   Basic...............        $(1.39)        $(0.94)        $(0.35)       $(0.06)         $0.28
                               =======        =======        =======       =======         =====
   Diluted.............        $(1.39)        $(0.94)        $(0.35)       $(0.06)         $0.25
                               =======        =======        =======       =======         =====
Weighted average number of
common shares outstanding,
   Basic...............      1,920,000      2,614,377      2,626,179     2,626,651     2,924,589
                                           ==========     ==========     =========     =========
   Diluted.............      1,920,000      2,614,377      2,626,179     2,626,651     3,380,440
                             =========      =========      =========     =========     =========

                                       NINE MONTHS ENDED (UNAUDITED)
                                      --------------------------------
                                       SEPTEMBER 30,   SEPTEMBER 30,
                                           1997             1998
                                      --------------- ----------------
REVENUE
Total revenue............                  $5,057,276       $7,359,818
Cost of goods sold,
exclusive of depreciation
and amortization and
equipment lease expense..                   3,081,563        4,469,732

OPERATING EXPENSES:

Marketing and sales......                     278,881          591,924
General and administrative
expense..................                     772,975          753,530
Depreciation, amortization
and equipment lease
expense..................                     290,042          419,783
                                           ----------       ----------
Operating  (loss)
income...................                     633,815        1,124,849

OTHER INCOME (EXPENSE):

Commission  income.......                     105,143           89,660
Interest income..........                      30,848          128,332
Interest expense.........                     (27,274)         (59,194)
                                           ----------       ----------
Provision for income taxes                      7,959           17,600
Net (loss) income........                    $734,573       $1,266,047
                                             ========       ==========
PER SHARE DATA

Net (loss) income per
common share,
   Basic.................                       $0.25            $0.40
                                                =====            =====
   Diluted...............                       $0.22            $0.36
                                                =====            =====
Weighted average number
of common shares
outstanding,
   Basic.................                   2,910,519        3,164,515
                                            =========        =========
   Diluted...............                   3,370,686        3,696,156
                                            =========        =========

                                      SARATOGA SUMMARY HISTORICAL FINANCIAL DATA (CONTINUED)
                         -----------------------------------------------------------------------------
                                                              AS OF
                         -----------------------------------------------------------------------------
                          DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                              1993            1994           1995           1996            1997
                         -----------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets............      $6,391,129     $3,915,280     $2,990,376      $2,629,888      $5,704,819
Working capital.........      $3,039,336     $1,004,696     $  255,298      $  386,670      $2,512,738
Long-term obligations...      $  106,149     $        0     $        0      $    7,455      $1,501,208
Stockholders' equity....      $5,627,301      3,180,482     $2,176,389      $2,014,471      $2,914,024

FINANCIAL RATIOS AND
OTHER DATA
Current ratio...........            6.03           2.37           1.31            1.64            2.95
(Loss) return on average
assets..................           (.59)          (.48)          (.27)           (.05)             .19
(Loss) return on average
stockholders' equity....           (.68)          (.56)          (.34)           (.06)             .33
Book value per share at
year end................           $2.07          $1.17          $0.80           $0.74           $0.98
Weighted shares
outstanding,
   Basic................       1,920,000      2,614,377      2,626,179       2,626,651       2,924,589
                               =========      =========      =========       =========       =========
   Diluted..............       1,920,000      2,614,377      2,626,179       2,626,651       3,380,440
                               =========      =========      =========       =========       =========



                                                                                 AS OF
                                                                              (UNAUDITED)
                                                                    --------------------------------
                                                                     SEPTEMBER 30,    SEPTEMBER 30,
                                                                          1997            1998
                          --------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets.............                                                 $4,820,460      $7,217,130
Working capital..........                                                 $2,790,943      $3,231,161
Long-term obligations....                                                 $1,502,969      $1,534,423
Stockholders' equity.....                                                 $2,837,718      $4,693,071

FINANCIAL RATIOS AND
OTHER DATA
Current ratio............                                                       6.82            4.26
(Loss) return on average
assets...................                                                        .20             .19
(Loss) return on average
stockholders' equity.....                                                        .30             .33
Book value per share at
year end.................                                                      $0.96           $1.48
Weighted shares
outstanding,
   Basic.................                                                  2,910,519       3,164,515
                                                                           =========       =========
   Diluted...............                                                  3,370,686       3,696,156
                                                                           =========       =========

FRESH JUICE SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         We have set forth selected historical consolidated financial data for Fresh Juice below. The historical consolidated financial data for each of the years in the five-year fiscal period ended November 30, 1997, is derived from Fresh Juice's historical consolidated financial statements which have been audited and reported upon by KPMG Peat Marwick LLP, independent certified public accountants. The historical consolidated financial data for each of the nine-month periods ended August 31, 1997 and August 31, 1998 has not been audited. Such data reflects all adjustments, consisting solely of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of such data for the interim periods to which they relate. You should be aware that results for interim periods are not necessarily indicative of results to be expected for any other interim period or for the year as a whole. You should read the information in the table in conjunction with Fresh Juice's historical financial statements and the notes to the financial statements and other financial information provided with these materials.

                 FRESH JUICE SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                         YEAR ENDED
                             ----------------------------------------------------------------------------------------------
                                  NOVEMBER 30,        NOVEMBER 30,       NOVEMBER 30,      NOVEMBER 30,       NOVEMBER 30,
                                      1993               1994                1995              1996               1997
                             ----------------------------------------------------------------------------------------------
OPERATING RESULTS
Net sales...................        $8,265,588          $8,171,803         $9,219,184       $19,958,022        $41,382,836
Cost of goods sold..........         4,639,740           5,163,806          6,035,483        15,886,417         30,035,386
Selling, general and
administrative expense......         2,367,523           2,451,055          2,820,356         4,984,642          8,801,423
                                     ---------           ---------          ---------         ---------          ---------
Operating earnings (loss)...         1,258,325             556,942            363,345          (913,037)         2,546,027
Interest expense............                --                  --            (24,355)         (139,502)          (536,851)
Interest and other income, net          87,360              88,292            104,104            63,496            132,296
                                        ------              ------            -------            ------            -------
Earnings (loss) before provision
(benefit for income taxes...         1,345,685             645,234            443,094          (989,043)         2,141,472
Provision (benefit) for
income taxes ...............           549,193             256,396            172,051           (60,000)           774,149
                                       -------             -------            -------          --------            -------
Net earnings (loss).........          $796,492            $388,838           $271,043        $ (929,043)        $1,367,323
                                      ========            ========           ========        ==========         ==========
PER SHARE DATA
Net earnings (loss) per common
share,
   Basic....................             $0.22               $0.11              $0.08            $(0.20)             $0.21
                                         =====               =====              =====            =======             =====
   Diluted..................             $0.22               $0.11              $0.07            $(0.20)             $0.21
                                         =====               =====              =====            =======             =====
Weighted average number of
common shares outstanding,
   Basic....................         3,602,356           3,554,862          3,552,462         4,601,349          6,466,731
                                     =========           =========          =========         =========          =========
   Diluted..................         3,602,356           3,612,679          3,887,740         4,620,000          6,471,535
                                     =========           =========          =========         =========          =========
BALANCE SHEET DATA
Total assets................        $4,773,181          $4,858,799         $6,508,237       $15,281,472        $22,093,344
Working capital.............        $3,895,114          $4,112,211         $3,919,590       $   624,104        $ 1,319,323
Long-term debt and obligations      $       --          $       --         $1,529,168        $1,524,562         $3,597,151
Stockholders' equity........        $3,990,353          $4,379,191         $4,640,301        $9,921,258        $12,163,257

                                                     NINE MONTHS ENDED
                                             -------------------------------
                                              AUGUST 31,         AUGUST 31,
                                                 1997               1998
                                             -------------------------------
OPERATING RESULTS
Net sales.............................        $31,491,349        $28,649,567
Cost of goods sold....................         22,639,803         21,000,420
Selling, general and administrative
expense ..............................          6,481,003          6,429,154
                                                ---------          ---------
Operating earnings (loss).............          2,370,543          1,219,993
Interest expense......................           (401,345)          (367,113)
Interest and other income, net........             39,878             78,040
                                                   ------             ------
Earnings (loss) before provision (benefit
for income taxes......................          2,009,076            930,920
Provision (benefit) for income taxes..            518,796            414,557
                                                  -------            -------
Net earnings (loss)...................         $1,490,280           $516,363
                                               ==========           ========
PER SHARE DATA
Net earnings (loss) per common share,
   Basic..............................              $0.23              $0.08
                                                    =====              =====
   Diluted............................              $0.23              $0.08
                                                    =====              =====
Weighted average number of common shares
outstanding,
   Basic..............................          6,466,731          6,466,731
                                                =========          =========
   Diluted............................          6,466,731          6,474,818
                                                =========          =========
BALANCE SHEET DATA
Total assets..........................        $22,609,273        $22,838,521
Working capital.......................         $1,507,594         $1,815,916
Long-term debt and obligations........         $3,750,825         $3,197,095
Stockholders' equity..................        $12,168,183        $12,679,620

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

         The pro forma (unaudited) consolidated balance sheet as of September 30, 1998 set forth below presents the financial position of Saratoga as if the merger agreement and the related financing had occurred on September 30, 1998. The pro forma (unaudited) consolidated statements of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 set forth below present the results of operations of Saratoga for such period and such year as if the consummation of the merger agreement and the related financing had occurred as of January 1, 1997.

         Because Saratoga and Fresh Juice have different fiscal years,

         o Saratoga's balance sheet as of September 30, 1998 has been combined, with appropriate adjustments, with Fresh Juice's balance sheet as of August 31, 1998.

         o Saratoga's results for the nine months ended September 30, 1998 have been combined, with appropriate adjustments, with Fresh Juice's results for the nine months ended August 31, 1998.

         o Saratoga's results for the year ended December 31, 1997 have been combined, with appropriate adjustments, with Fresh Juice's results for the fiscal year ended November 30, 1997.


         The pro forma financial statements do not indicate the results that would have been achieved if the consummation of the merger agreement and the related financing had been effected on the dates indicated. The pro forma financial statements do not indicate the results which may be achieved in the future.

         The pro forma financial statements should be read in conjunction with the financial statements of Saratoga and Fresh Juice appearing elsewhere or incorporated in this document.

          Preliminary allocations have been made to reflect the estimated asset values and related tax effects. These amounts as well as the estimated purchase price will be adjusted as additional analysis is performed and information is received. The preliminary assumptions and estimates used in the preparation of the pro forma consolidated financial statements include the following (amounts in thousands):

         o Funds used to acquire Fresh Juice and to pay certain acquisition and financing related costs have been provided from borrowings under Saratoga's $22,000 credit facility or have previously been accrued. Approximately $14,119 has been borrowed at a weighted average interest rate of approximately 8.4%. Accordingly, interest expense has been adjusted to reflect the amount that would have been paid on borrowings, related commitment fees and the amortization of financing costs.

         o The excess purchase price over the fair market value of the assets or goodwill is being amortized over a 25-year period. Total amortization of goodwill for the nine months ended September 30, 1998 and the twelve months ended December 31, 1997 approximate $416 and $555, respectively.

         o Property, plant and equipment are carried at Fresh Juice's recorded cost of which $2,426 was included on the books of Fresh Juice as of November 30, 1996 based upon an independent appraisal.

         o Trademark, patents and other intangibles are carried at Fresh Juice's recorded cost, of which $805 was included on the books of Fresh Juice as of November 30, 1996, based upon an independent appraisal.

         o The provision for income taxes has been adjusted to reflect the tax effects of pro forma adjustments.

         o Income per share has been computed to include the issuance of 2,133,553 shares of Saratoga Class A common stock.


         The estimated purchase price in the merger of Fresh Juice of $21,750 is comprised of:


         o   A payment of $2.24 for each of the 6,347,831 outstanding
             shares of Fresh Juice common stock........................$14,247

         o   The issuance of 0.33 shares of Saratoga Class A common
             stock for each of the 6,347,831 outstanding shares of
             Fresh Juice common stock and the issuance of certain
             additional shares, all at $2.50 per share...................5,334

         o   The settlement of Fresh Juice employment agreements,
             options and transactions costs..............................2,170
                                                                       -------
                                                                       $21,750
                                                                       =======

                                    PRO FORMA (UNAUDITED) CONSOLIDATED BALANCE SHEET
                                                   SEPTEMBER 30, 1998
                                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

ASSETS                                                                                   PRO FORMA
                                                SARATOGA           FRESH JUICE          ADJUSTMENTS           PRO FORMA
                                                --------           -----------          -----------           ---------
Cash and cash equivalents...............      $       1,747       $           83      $             -       $       1,830
Short term investments..................                597                    -                    -                 597
Accounts receivable, net................              1,115                3,470                    -               4,585
Inventories.............................                704                3,455                1,180               5,339
Current portion of note receivable......                                     101                    -                 101
Current deferred income taxes...........                                     186                 (186)                  -
Prepaid income tax......................                                     113                    -                 113
Prepaid expenses and other current
assets .................................                 58                  412                    -                 470
                                              -------------       --------------      ---------------       -------------
         Total current assets...........      $       4,221       $        7,820      $           994       $      13,035

Property, plant and equipment, net......              1,419                6,894                    -               8,313
Deferred financing costs, net...........                308                    -                  465                 773
Goodwill................................                  -                6,619                7,172              13,791
Note receivable.........................                400                  378                    -                 778
Deferred acquisition costs..............                498                                       498                   -
Trademarks, patents, and other
intangibles, net........................                  -                1,014                    -               1,014
Other assets............................                371                  114                 (345)                140
                                              -------------       --------------      ---------------       -------------
         Total assets...................      $       7,217       $       22,839      $         7,788       $      37,844
                                              =============       ==============      ===============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Note payable............................      $           -       $        1,780      $             -       $       1,780
Current portion of long term debt and
capital leases..........................                 11                  663                    -                 674
Accounts payable and accrued liabilities                979                3,546                1,840               6,365
Accrued income taxes....................                  -                   15                    -                  15
                                              -------------       --------------      ---------------       -------------
         Total current liabilities......                990                6,004                1,840               8,834

Subordinated convertible note...........              1,500                                         -               1,500
Long term debt and capital leases.......                 34                3,197               14,119              17,350
Deferred income taxes...................                  -                  824                 (824)                  -
Deferred rent...........................                  -                  134                    -                 134
                                              -------------       --------------      ---------------       -------------
         Total liabilities..............      $       2,524       $       10,159      $        15,135       $      27,818
                                              =============       ==============      ===============       =============

Common stock............................                 32                   67                  (46)                 53
Paid in capital.........................              9,858                9,454               (4,141)             15,171
Treasury stock, at cost.................                  -                 (285)                 285                   -
(Accumulated deficit)/Retained earnings
                                                     (5,197)               3,444               (3,444)             (5,197)
                                              -------------       --------------      ---------------       -------------
Total stockholders' equity..............              4,693               12,680               (7,346)             10,027
                                              -------------       --------------      ---------------       -------------
Total liabilities and stockholders'
equity..................................      $       7,217       $       22,839      $         7,788       $      37,844
                                              =============       ==============      ===============       =============

           PRO FORMA (UNAUDITED) CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             PRO FORMA
                                                   SARATOGA            FRESH JUICE          ADJUSTMENTS           PRO FORMA
                                                   --------            -----------          -----------           ---------
Net sales................................      $          7,360      $        28,649      $              -      $       36,009
Cost of goods sold.......................                 4,470               20,227                     -              24,697
                                               ----------------      ---------------      ----------------      --------------
         Gross profit....................                 2,890                8,422                     -              11,312

Selling general and administrative
expense .................................                 1,345                6,008                     -               7,353
Depreciation, amortization and equipment
lease expense............................                   420                1,194                   139               1,753
                                               ----------------      ---------------      ----------------      --------------
         Operating income................                 1,125                1,220                  (139)              2,206

Other income (expense):
Other....................................                    90                   38                     -                 128
Interest income..........................                   128                   40                     -                 168
Interest expense.........................                   (59)                (367)               (1,206)             (1,632)
                                               ----------------      ---------------      ----------------      --------------
         Other income (expense), net.....                   159                 (289)               (1,206)             (1,336)

Income before income taxes...............                 1,284                  931                (1,345)                870
Provision for income taxes...............                    18                  415                  (433)                  -
                                               ----------------      ---------------      ----------------      --------------
Net income...............................      $          1,266      $           516      $           (912)     $          870
                                               ================      ===============      ================      ==============

Income per share:
  Basic..................................                                                                       $         0.16
                                                                                                                ==============
  Diluted................................                                                                       $         0.16
                                                                                                                ==============

Weighted average number of shares
outstanding:
  Basic..................................                                                                            5,298,068
                                                                                                                ==============
  Diluted................................                                                                            5,401,138
                                                                                                                ==============

           PRO FORMA (UNAUDITED) CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                PRO FORMA
                                                     SARATOGA            FRESH JUICE           ADJUSTMENTS         PRO FORMA
                                                     --------            -----------           -----------         ---------
Net sales..................................       $        6,271       $        41,383       $             -      $     47,654
Cost of goods sold.........................                3,763                28,992                 1,180            33,935
                                                  --------------       ---------------       ---------------      ------------
         Gross profit......................                2,508                12,391                (1,180)           13,719

Selling general and administrative expense.                1,434                 8,224                     -             9,658
Depreciation, amortization and equipment
lease expense..............................                  394                 1,620                   185             2,199
                                                  --------------       ---------------       ---------------      ------------
         Operating Income..................                  680                 2,547                (1,365)            1,862

Other income (expense):
Commission income..........................                  127                     -                     -               127
Interest income............................                   52                   132                     -               184
Interest expense...........................                  (47)                 (537)               (1,608)           (2,192)
                                                  --------------       ---------------       ---------------      ------------
         Other income (expense), net.......                  132                  (405)               (1,608)           (1,881)

Income before income taxes.................                  812                 2,142                (2,973)              (19)
Provision for income taxes.................                    8                   774                  (782)                -
                                                  --------------       ---------------       ---------------      ------------
Net income (loss)..........................       $          804       $         1,368       $        (2,191)     $        (19)
                                                  ==============       ===============       ===============      ============

Income per share:
   Basic...................................                                                                       $       0.00
                                                                                                                  ============
   Diluted.................................                                                                       $       0.00
                                                                                                                  ============

Weighted average number of shares
outstanding:
   Basic...................................                                                                          5,058,142
                                                                                                                  ============
   Diluted.................................                                                                          5,058,142
                                                                                                                  ============

COMPARATIVE PER SHARE DATA

         The following table sets forth

         o historical income (loss) and book value per share for Saratoga, derived from Saratoga's public filings

         o historical income (loss) and book value per share for Fresh Juice, derived from Fresh Juice's public filings

         o unaudited pro forma combined income (loss) and book value per share for Saratoga and equivalent pro forma per share data by Fresh Juice. This information shows how 1 share of Saratoga common stock would have participated in the income from continuing operations and book value if the merger had been completed on January 1, 1997.

         Pro forma amounts are computed to include the issuance of 2,133,553 shares of Saratoga's Class A common stock in connection with the merger as if it had occurred as of January 1, 1997. Pro forma book value per share is computed as the pro forma stockholder equity divided by the number of shares of Saratoga Class A common stock outstanding as of December 31, 1997 and September 30, 1998 plus the 2,133,553 shares of Saratoga Class A common stock to be issued in the merger, as if the shares were issued at January 1, 1997.

         The comparative per share data should be read in conjunction with the financial statements of Saratoga and Fresh Juice appearing elsewhere or incorporated in this document.

                                                 YEAR ENDED         NINE MONTHS ENDED
                                              DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                              -----------------    ------------------
Historical:

Saratoga
         Net income per share from continuing
         operations:
         Basic                                   $    0.28              $   0.40
                                                 ---------              --------
         Diluted                                 $    0.25              $   0.36
                                                 ---------              --------
         Book value per share                    $    0.98              $   1.48
                                                 ---------              --------
Fresh Juice
         Net income per share from continuing
         operations:
         Basic                                   $    0.21              $   0.08
                                                 ---------              --------
         Diluted                                 $    0.21              $   0.08
                                                 ---------              --------
         Book value per share                    $    1.82              $  1.96
                                                 ---------              --------
Pro forma:

         Net income per share from continuing
         operations:
         Basic                                   $    0.00              $   0.16
                                                 ---------              --------
         Diluted                                 $    0.00              $   0.16
                                                 ---------              --------
         Book value per share                    $    1.97              $   1.89
                                                 ---------              --------
Equivalent pro forma per share data for
fresh juice:

         Basic                                   $   (0.00)             $   0.05
                                                 ---------              --------
         Diluted                                 $   (0.00)             $   0.05
                                                 ---------              --------
         Book value per share                    $    0.65              $   0.56
                                                 ---------              --------

                     MARKET PRICE DATA AND DIVIDEND POLICY

SARATOGA

         The Saratoga Class A common stock is traded over-the-counter and is quoted on the Nasdaq SmallCap Market under the symbol "TOGA".

         The table below sets forth the high and low closing sale prices for the Saratoga Class A common stock as reported by the Nasdaq SmallCap Market for the quarterly periods indicated.



1996                                           HIGH             LOW
----                                           ----             ---
First fiscal quarter.....................     $2.25            $1.375
Second fiscal quarter....................     $3.50           $1.3125
Third fiscal quarter.....................     $2.50            $1.125
Fourth fiscal quarter....................    $1.875            $0.875

1997                                           HIGH             LOW
----                                           ----             ---
First fiscal quarter.....................     $7.75            $0.875
Second fiscal quarter....................     $6.00            $2.125
Third fiscal quarter.....................   $3.4375            $2.125
Fourth fiscal quarter....................     $3.75             $2.00

1998                                           HIGH             LOW
----                                           ----             ---
First fiscal quarter.....................    $3.875           $2.0625
Second fiscal quarter....................   $3.5625             $2.75
Third fiscal quarter.....................     $3.25            $2.125
Fourth fiscal quarter....................     $2.75            $1.625


         Saratoga has never paid cash dividends on the Saratoga Class A common stock. Saratoga expects that for the foreseeable future it will follow a policy of retaining earnings to finance the development of its business, including for working capital and to fund capital expenditures. Saratoga also anticipates that the Facilities will also restrict payment of dividends to stockholders.

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FRESH JUICE

         The Fresh Juice common stock is traded over-the-counter and are quoted on the Nasdaq SmallCap Market under the symbol "FRSH".

         The table below sets forth the high bid and low bid prices for the Fresh Juice common stock as reported by the Nasdaq SmallCap Market for the fiscal quarterly periods indicated.



1996                                                      HIGH          LOW
----                                                      ----          ---
First fiscal quarter................................     $3.25         $1.38
Second fiscal quarter...............................     $4.68         $2.25
Third fiscal quarter................................     $3.75         $2.13
Fourth fiscal quarter...............................     $2.88         $1.50

1997                                                      HIGH          LOW
----                                                      ----          ---
First fiscal quarter................................     $2.50         $1.62
Second fiscal quarter...............................     $2.31         $1.18
Third fiscal quarter................................     $3.00         $1.38
Fourth fiscal quarter...............................     $4.12         $2.31

1998                                                      HIGH          LOW
----                                                      ----          ---
First fiscal quarter................................     $3.06         $2.00
Second fiscal quarter...............................     $3.22         $2.25
Third fiscal quarter................................     $3.00         $1.75
Fourth fiscal quarter...............................     $2.97         $1.88

1999                                                      HIGH          LOW
----                                                      ----          ---
First fiscal quarter (through December 21, 1998)....     $2.57         $2.31


         Fresh Juice has never paid cash dividends on the Fresh Juice common stock.

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                     DESCRIPTION OF SARATOGA CAPITAL STOCK


         The authorized capital stock of Saratoga presently consists of 50,000,000 shares of Saratoga Class A common stock, 2,000,000 shares of Saratoga Class B common stock, and 5,000,000 shares of preferred stock.


SARATOGA CLASS A COMMON STOCK

         Each outstanding share of Saratoga Class A common stock entitles the holder to 1 vote, either in person or by proxy, on each matter presented to Saratoga Stockholders for a vote. Holders of Saratoga Class A common stock are entitled to receive ratably such distributions as may be declared on the Saratoga Class A common stock by the Saratoga board of directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of Saratoga, holders of Saratoga Class A common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. Holders of Saratoga common stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require authorization by a majority of the votes cast by the holders of shares entitled to vote thereon, unless a greater vote is required by Saratoga's charter or other provisions of Delaware law. Holders of Saratoga Class A common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding Saratoga common stock have the ability to elect all of the directors. The outstanding shares of Saratoga common stock are, and the Saratoga common stock to be issued in the merger will be, when issued, fully paid and nonassessable.

         As of December 16, 1998, the Saratoga record date, Saratoga had 2,646,139 shares of Saratoga Class A common stock outstanding and 1,628 stockholders of record.


SARATOGA CLASS B COMMON STOCK

         Each outstanding share of Saratoga Class B common stock entitles the holder to 5 votes, either in person or by proxy, on each matter presented to Saratoga stockholders for a vote. Each Saratoga Class B common stock may, at any time, be converted at the election of the holder thereof into one fully paid and nonassessable share of Saratoga Class A common stock. Other than with respect to the number of votes and this conversion option, the Saratoga Class A common stock and Saratoga Class B common stock are identical.

         As of December 16, 1998, the Saratoga record date, Saratoga had 522,955 Saratoga Class B common stock outstanding and 2 stockholders of record.


SARATOGA PREFERRED STOCK

         Saratoga's charter authorizes the Saratoga board of directors, without stockholder approval, to cause Saratoga to issue from time to time, in one or more series, Saratoga preferred stock with such designations, preferences and relative rights as shall be prescribed by resolution of the Saratoga board of directors. The Saratoga board of directors is authorized to determine the privileges and restrictions granted to, and imposed upon, each series of Saratoga preferred stock and to fix the number of shares of any series of Saratoga preferred stock. The Saratoga board of directors, by its approval of certain series of Saratoga preferred stock, could adversely affect the voting power or other rights of the holders of Saratoga common stock, and, by issuing Saratoga preferred stock with certain voting, conversion, redemption rights or other terms, could delay, discourage or make more difficult changes of control or management of Saratoga, without any action of the holders of the Saratoga common stock.

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         As of the date of this document, Saratoga had not designated or issued any Saratoga preferred stock, and had no plans to do so.


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Saratoga common stock is American Stock Transfer & Trust Company.


                    DESCRIPTION OF FRESH JUICE CAPITAL STOCK


         The authorized capital stock of Fresh Juice presently consists of 30,000,000 shares of Fresh Juice common stock and 7,000,000 shares of preferred stock.


FRESH JUICE COMMON STOCK

         Each share of outstanding Fresh Juice common stock entitles the holder to 1 vote, either in person or by written proxy, on all matters presented to Fresh Juice stockholders for a vote. Holders of Fresh Juice common stock are entitled to receive ratably such distributions as may be declared on the Fresh Juice common stock by the Fresh Juice board of directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of Fresh Juice, holders of shares of Fresh Juice common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. Holders of shares of Fresh Juice common stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon. The outstanding shares of Fresh Juice common stock are fully paid and nonassessable.

         As of December 18, 1998, the Fresh Juice record date, Fresh Juice had 6,467,731 shares of Fresh Juice common stock outstanding and 1,098 stockholders of record.


FRESH JUICE PREFERRED STOCK

         Fresh Juice's charter authorizes the Fresh Juice board of directors to issue from time to time, shares of Fresh Juice preferred stock in one or more series, to establish the number of shares in each series, and to fix the designations, preferences, qualifications, limitations, relative voting rights, and optional or other special rights by resolution of the Fresh Juice board of directors. The Fresh Juice board of directors, by its approval of certain series of Fresh Juice preferred stock could adversely affect the voting power of the holders of shares of Fresh Juice common stock, and by issuing shares of Fresh Juice preferred stock with certain voting, conversion, redemption rights or other terms, could delay, discourage or make more difficult changes of control or management of Fresh Juice.

         As of the date of this document, Fresh Juice had not designated or issued any Fresh Juice preferred stock, and has no plans to do so.

         The transfer agent and registrar for the Fresh Juice common stock is Continental Stock Transfer & Trust Company.

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

                       COMPARISON OF RIGHTS OF HOLDERS OF
               SARATOGA COMMON STOCK AND FRESH JUICE COMMON STOCK


         Saratoga and Fresh Juice are both Delaware corporations subject to the provisions of Delaware law. Fresh Juice stockholders, whose rights are governed by Fresh Juice's charter and bylaws and Delaware law, will, upon the completion of the merger, become stockholders of Saratoga whose rights will then be governed by Saratoga's charter and bylaws and Delaware law. The following is a summary of the material differences in the rights of the stockholders of Saratoga and Fresh Juice, and is qualified in its entirety by reference to Saratoga's charter and bylaws, Fresh Juice's charter and bylaws and Delaware law. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder. Copies of Saratoga's charter and bylaws, Fresh Juice's charter and bylaws are incorporated by reference in this document, and will be sent to stockholders upon request.


VOTING RIGHTS

         Delaware law. Delaware law provides that the vote or written consent of the holder of majority of the shares of the then outstanding common stock is required to be authorize a plan of merger or consolidation.

         Saratoga. Saratoga has two classes of issued and outstanding voting stock, Saratoga Class A common stock and Saratoga Class B common stock, which vote together as a single class. Saratoga shall not, without the affirmative vote or written consent of the holders of a majority of the shares of the then outstanding Saratoga common stock, authorize the merger.

         Fresh Juice. Fresh Juice has one class of issued and outstanding voting stock, Fresh Juice common stock, which vote a single class. Fresh Juice shall not, without the affirmative vote or written consent of the holders of a majority of the then outstanding Fresh Juice common stock, authorize the merger.


APPRAISAL/DISSENTERS' RIGHTS

         Delaware law. Under Delaware law, stockholders of a Delaware corporation have appraisal rights in a merger or consolidation, except for certain mergers not requiring any vote by stockholders of the corporation if the corporation is the survivor, and corporations whose shares are not listed on a national securities exchange or designated as a national market system security on an interdealer quotation systems by the NASD or held of record by more than 2,000 holders. However, even with respect to shares so listed or so held, appraisal rights exist if, pursuant to a plan of merger, the stockholder is to receive in exchange for his shares anything other than stock of the surviving corporation, stock of any corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders or cash in lieu of fractional shares.

         Saratoga. Holders of Saratoga common stock are not entitled to appraisal rights in connection with the merger.

         Fresh Juice. Holders of Fresh Juice common stock are entitled to appraisal rights in connection with the merger. Pursuant to Delaware law, any Fresh Juice stockholder who does not wish to accept the merger consideration to be paid pursuant to the merger agreement may dissent from the merger and elect to have the fair value of his shares of Fresh Juice common stock judicially determined and paid in cash, provided that he complies with the provisions of Delaware law. See "The merger--Dissenters' rights of appraisal" on page 52.

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

AMENDMENT OF CHARTER

         Delaware law. Under Delaware law, holders of the outstanding shares of a class of stock are entitled to vote as a class on any amendment of the corporation's charter if the amendment would increase or decrease the number of authorized shares of the class, increase or decrease its par value, or adversely alter or affect the powers, preferences or rights of the class. Delaware law further provides, however, that a corporation, in its original charter, or in any amendment which creates any class of stock or which is adopted prior to the issuance of any shares of such class, or in any amendment approved by the affected class, may provide that the number of authorized shares of any such class may be increased or decreased, but not below the number of shares of the class then outstanding, by vote of a majority of the stock of the corporation entitled to vote.

         Saratoga. With respect to any proposed amendment to Saratoga's charter, which would (a) increase or decrease the number of authorized shares of either the Saratoga Class A common stock or the Saratoga Class B common stock, (b) increase or decrease the par value of the Saratoga Class A common stock or the Saratoga Class B common stock, or (c) alter or change the powers, preferences, relative voting power or special rights of the Saratoga Class A common stock or Saratoga Class B common stock, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of shares of Saratoga Class A common stock and the Saratoga Class B common stock voting together without regard to class.

         Fresh Juice. Fresh Juice's charter contains no such provision affecting the rights of stockholders as permitted by Delaware law respecting the amendment of Fresh Juice's charter.


POWER TO ADOPT, AMEND OR REPEAL BY-LAWS

         Saratoga. Under Delaware law and Saratoga's bylaws, Saratoga laws may be amended or repealed or new by-laws may be adopted, by a majority of the holders of the outstanding capital stock of Saratoga entitled to vote thereon or by a majority of Saratoga board of directors then in office; provided, however that notice of such alteration, amendment, repeal or adoption of new by-Laws be contained in the notice of such meeting of stockholder or directors as the case may be.

         Fresh Juice. Under Delaware law and Fresh Juice's bylaws, Fresh Juice's bylaws may be amended or repealed, or new by-laws adopted, by the Fresh Juice stockholders or the Fresh Juice board of directors, except that the Fresh Juice board of directors may not amend, repeal or adopt new by-laws regarding an impending election of directors without notice to the Fresh Juice stockholders in the notice of the next annual meeting for the election of directors.


SPECIAL MEETINGS OF STOCKHOLDERS

         Delaware law. Under Delaware law, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by a corporation's charter or bylaws.

         Saratoga. Saratoga's bylaws provide that special meetings may be called by any of the chairman, if there be one, the president, any vice president, the secretary or any assistant secretary and shall be called by any such officer at the request in writing of a majority of the Saratoga board of directors or at the request in writing of stockholders owning a majority of the capital stock of Saratoga entitled to vote at such meeting.

         Fresh Juice. Fresh Juice's bylaws provide that special meetings may be called by the directors, chief executive officer or the president, and shall be called by the chief executive officer, the president or Secretary upon

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

written application of 50% of the directors or by stockholders holding at least 30% of the shares of capital stock issued and outstanding.


ACTION BY STOCKHOLDERS BY WRITTEN CONSENT IN LIEU OF A MEETING

         Delaware law. Delaware law permits any action by stockholders to be taken by written consent in lieu of a meeting.

         Saratoga. Saratoga's bylaws provide that any action that may be taken by vote may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         Fresh Juice. Fresh Juice's bylaws provide that any action that may be taken by vote may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all the outstanding shares entitled to vote thereon.


NUMBER OF DIRECTORS

         Saratoga. Saratoga's bylaws provide that the number of directors which shall constitute the Saratoga board of directors shall be determined by a vote of the Saratoga board of directors. The Saratoga board of directors has fixed the current number of directors at four. However, when the merger is completed, the number of directors will be five.

         Fresh Juice. Fresh Juice's bylaws provide that the number of directors which shall constitute the Fresh Juice board of directors shall be determined by a vote of the Fresh Juice board of directors or by the affirmative vote of a majority in interest of the stockholders at the annual meeting or at a special meeting called for that purpose. The Fresh Juice board of directors has fixed the current number of directors at seven.


REMOVAL OF DIRECTORS

         Delaware law. Delaware law provides that the stockholders of a corporation may remove one or more directors with or without cause unless the charter provides that directors may be removed only for cause. The vote for removal shall be by a majority of shares entitled to vote at an election of directors, except that the charter may require a higher vote for removal without cause.

         Saratoga. Saratoga's charter contains no such provision affecting the rights of stockholders as permitted by Delaware law.

         Fresh Juice. Fresh Juice's bylaws provide that any director may be removed for or without cause at any time by the affirmative vote of a majority of all the shares of stock outstanding and entitled to vote at a special meeting of the stockholders called for that purpose. Fresh Juice's charter contains no such provision affecting the rights of stockholders permitted by Delaware law.

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FILLING BOARD VACANCIES

         Saratoga. Saratoga's bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

         Fresh Juice. Fresh Juice's bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board or directors for any reason except the removal of directors without cause may be filled by a vote of the majority of directors then in office, although less than a quorum. Fresh Juice's bylaws further provide that vacancies occurring by reason of the removal of directors without cause shall be filled by vote of the stockholders.

         There are no material differences in the rights of the stockholders of Saratoga and Fresh Juice with respect to the following topics:


         o   Mergers, acquisitions and certain other transactions;
         o   Conflict of interest transactions; and
         o   Nominations to the board of directors.


                                 LEGAL MATTERS

         The validity of the issuance of the Saratoga Class A common stock offered pursuant to this document and certain legal matters in connection with the merger have been passed upon by Swidler Berlin Shereff Friedman, LLP, New York, New York, special counsel to Saratoga.


                                    EXPERTS

         The consolidated balance sheets of Saratoga as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997, incorporated by reference in this document have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated balance sheets of Fresh Juice and its subsidiaries as of November 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1997, have been incorporated by reference in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                  OTHER MATTERS


YEAR 2000 COMPLIANCE

SARATOGA

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Saratoga's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

         State of readiness

         Saratoga relies on systems developed by other parties in regard to its business, accounting and operational software. Saratoga believes that its significant business, accounting and operations software is Year 2000 compliant. Additionally, Saratoga has assessed the impact of this issue on its production equipment. The new bottling line installed in 1998 is certified Year 2000 compliant by the equipment manufacturer. Older manufacturing equipment is relay controlled and is not believed to be affected by the Year 2000 problem.

         Cost

         Saratoga has evaluated its management information systems, including information technology and non-IT computerized systems, and has prepared a plan for Year 2000 compliance. Saratoga estimates that the cost to modify its management information systems to become Year 2000 compliant will be approximately $5,000 and therefore will not be material to its financial condition or results of operations. Such modification is expected to be completed by December 31, 1998.

         Risk

         Saratoga relies on third party suppliers for raw materials, transportation, utilities, and other critical services. Saratoga's operations could be affected by the interruption of significant suppliers. Saratoga initiated efforts to evaluate the status of suppliers' compliance with Year 2000 issues and are in the process of determining alternatives and contingency plan requirements. In the event that its current vendors are unable to certify that they will be Year 2000 compliant by early 1999 or if such suppliers are unable to certify that their failure to be Year 2000 will not adversely affect Saratoga, Saratoga will be reviewing its alternatives with respect to other vendors. There can be no assurance that Saratoga will be able to find suppliers which are acceptable to Saratoga. Another option could include the accumulation of inventory to assure production capability if warranted. These efforts are intended to minimize risk, but cannot eliminate the potential for disruption due to third party failures to be Year 2000 compliant. Saratoga also is dependent on customers for sales and for cashflow. Interruptions in customers' operations due to Year 2000 could result in decreased revenue, increased inventory and cash flow reductions. Saratoga is in the process of evaluating its customers' Year 2000 risks, as well as developing alternative sales strategies. The cost of this evaluation is expected to be nominal.

         Despite Saratoga's efforts in regard to the Year 2000 issue, Saratoga's business, financial condition or results of operations could be materially adversely affected by the failure of its systems and applications or those operated by other parties to properly manage dates beyond 1999.

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         Contingency plans

         Given that modification to its management information systems is expected to be completed by December 31, 1998, Saratoga has not prepared a contingency plan pertaining to Saratoga's information systems. Saratoga is in the process of developing a contingency plan based on its evaluation of significant suppliers and customers in regard to Year 2000 compliance. The contingency plan includes the identification of backup suppliers and broadening the customer base.


FRESH JUICE

         Background

         In the past, many computers, software programs, and other IT systems, as well as other non-IT systems, relying on microprocessors or similar circuitry, were written or designed using two digits, rather than four, to define the applicable year. As a result, date-sensitive systems, both IT systems and non-IT systems, may recognize a date identified with "00" as the year 1900, rather than year 2000. This is generally described as the Year 2000 issue. If the situation occurs, the potential exists for system failure or miscalculations, which could impact business operations.

         State of readiness

         Fresh Juice began a concerted effort to address its Year 2000 issues in fiscal year 1997 as part of its system's readiness program. A Year 2000 team of individuals from Fresh Juice, as well as outside professionals, report to the chief financial officer.

         Under the auspices of the Year 2000 team, Fresh Juice believes that it has identified all significant IT systems and non-IT systems that require modification in connection with Year 2000 issues. Internal and external resources have been used and are continuing to be used, to make the required modifications and test Year 2000 readiness. The required modification of most significant systems are under way. Fresh Juice plans on completing the modifications and testing of all significant systems by the end of fiscal 1999.

         In addition, through its Year 2000 team, Fresh Juice is conducting on going communications with companies with which it does significant business to determine their Year 2000 readiness and the extent to which Fresh Juice is vulnerable to any other organization's Year 2000 issues. Based on these on going communications and related responses, Fresh Juice will be monitoring the Year 2000 preparations and state of readiness of its business partners. Although Fresh Juice is not aware of any significant Year 2000 problems with its business partners, there can be no guarantee that the systems of other organizations on which Fresh Juice systems rely will be converted in a timely manner, or that a failure to convert by another organization, or a conversion that is incompatible with Fresh Juice's systems, would not have a material adverse effect on Fresh Juice.

         Cost

         The total cost of Fresh Juice's Year 2000 activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. As of the end of the third quarter of fiscal 1998, Fresh Juice had spent approximately $75,000 on Year 2000 issues. Many of these costs were to be incurred as Fresh Juice, for reasons other than Year 2000 issues, rebuilds its network systems for its Northeast and Florida operations. The total costs to Fresh Juice of addressing Year 2000 issues is estimated to be less than $250,000. These total costs, as well as the date on which Fresh Juice plans to complete the Year 2000 modification and testing processes, are based on management's best estimates, which were derived utilizing numerous assumptions of future events,

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

including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results differ from those estimates.

         Risk

         Fresh Juice utilizes IT systems and non-IT systems in many aspects of its business. Year 2000 problems in some of Fresh Juice's systems could possibly disrupt some operations, but Fresh Juice does not expect that any such disruption would have a material adverse impact on Fresh Juice's operating results.

         Fresh Juice is also exposed to the risk that one or more of its suppliers or vendors could experience Year 2000 problems that could impact the ability of such suppliers or vendors to provide good and services. Although this risk is lessened by the availability of alternating suppliers, the disruption of certain services, such as utilities, could, depending upon the extent of the disruption, potentially have a material adverse impact on Fresh Juice's operations.

         Contingency plans

         The Year 2000 team is in the process of developing contingency plans for Fresh Juice's significant IT systems and non-IT systems requiring Year 2000 modifications. These contingency plans will include the identification, acquisitions and/or preparation of backup systems, suppliers and vendors.


OTHER PROPOSALS

         None of Saratoga or the members of the Saratoga board of directors nor Fresh Juice or the members of the Fresh Juice board of directors intend to bring before their respective special meeting of stockholders any matters other than those set forth in their respective notices of special meeting, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

         A stockholder proposal which is intended to be presented at the Saratoga's 1999 annual meeting of stockholders and is eligible for inclusion in Saratoga's proxy statement for that meeting under applicable rules of the SEC must be received by Saratoga at its principal executive offices, 11 Geyser Road, Saratoga Springs, New York 12866, by June 30, 1999. Such proposals should be sent to the secretary of Saratoga by certified mail, return receipt requested. A proxy will confer discretionary authority to management of Saratoga to vote on any matter other than matters for which Saratoga received notice by the shareholder prior to September 13, 1999; provided, however, that if the 1999 annual meeting of stockholders is held prior to September 28, 1999, Saratoga will notify the Saratoga stockholders of a revised date for submitting notice to Saratoga.

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                      WHERE YOU CAN FIND MORE INFORMATION

         Saratoga (Commission file no. 33-62038NY) and Fresh Juice (Commission file no. 0-15320) are subject to the informational reporting requirements of the Exchange Act, and, in accordance therewith, files reports (including annual reports on form 10-KSB, quarterly reports on form 10-QSB and current reports on form 8-K), proxy statements and other information with the SEC. You may read and copy any materials filed by the Company and Fresh Juice with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

         This document does not contain all the information set forth in the Registration Statement on Form S-4 and the exhibits thereto, including any amendments thereto, of which this document is a part, and which Saratoga has filed with the SEC under the Securities Act. Reference is made to such Registration Statement for further information with respect to Saratoga and the Saratoga Class A common stock offered hereby.

         Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents and each statement is qualified in its entirety by reference to the copy of the applicable document if filed with the SEC or attached as an appendix hereto.

         No person is authorized to give any information or to make any representation with respect to the matters described in this document other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by Saratoga or Fresh Juice. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, nor does it constitute the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this document nor any sale made hereby, under any circumstances, shall create any implication that there has been no change in the affairs of Saratoga or Fresh Juice since the date hereof, or that the information herein is correct as of any time subsequent to its date.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         The statements contained in this document that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). We have tried to identify forward-looking statements by using words such as "believes," "expects," "may," "will," "should" or "anticipates" or by discussions of strategy that involve risks and uncertainties. We make forward-looking statements in our public filings, in press releases and in oral statements made by or with the approval of an authorized executive officer of Saratoga or Fresh Juice. These forward-looking statements, such as statements regarding anticipated future revenues, capital expenditures and other statements regarding matters that are not historical facts, involve predictions and reflect the current expectations of management of Saratoga and Fresh Juice. Saratoga's and Fresh Juice's actual results, performance or achievements could be better or worse than what is expressed or implied by these forward-looking statements. You are urged to read carefully our public filings and the "Risk factors" section beginning on page 23 which discusses certain of potential risks and uncertainties that could affect our future operating results. None of these events can be predicted with certainty and, accordingly, are taken into consideration in the making of the forward-looking statements contained in this document. We make no assurance that the assumptions used in this document are necessarily the most likely to occur. We are not required to update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         WE HAVE INCORPORATED CERTAIN IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SARATOGA AND FRESH JUICE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT, INCLUDING ANY EXHIBITS THAT ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INFORMATION. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO:

         O ANY SARATOGA STOCKHOLDER, UPON WRITTEN OR ORAL REQUEST TO SARATOGA BEVERAGE GROUP, INC., 11 GEYSER ROAD, SARATOGA SPRINGS, NEW YORK 12866, TELEPHONE (518) 584-6363, ATTENTION: SECRETARY; OR

         O ANY FRESH JUICE STOCKHOLDER, UPON WRITTEN OR ORAL REQUEST TO THE FRESH JUICE COMPANY, INC., 280 WILSON AVENUE, NEWARK, NEW JERSEY 07105, (973) 465-7100; ATTENTION: SECRETARY.

         IN ORDER THAT YOU RECEIVE REQUESTED DOCUMENTS IN TIME TO VOTE, WE URGE SARATOGA STOCKHOLDERS TO MAKE ANY REQUEST BY JANUARY 20, 1999, 5 BUSINESS DAYS PRIOR TO THE DATE OF THE SARATOGA SPECIAL MEETING, AND FRESH JUICE STOCKHOLDERS TO MAKE ANY REQUEST BY JANUARY 20, 1999, 5 BUSINESS DAYS PRIOR TO THE DATE OF THE FRESH JUICE SPECIAL MEETING.

         The following documents filed by the Company with the SEC by Saratoga (File No. 33-62038NY) are hereby incorporated by reference into this document and made a part hereof:

         o Saratoga's annual report on form 10-KSB for the fiscal year ended December 31, 1997
         o Saratoga's quarterly report on form 10-QSB for the three months ended March 31, 1998
         o Saratoga's quarterly report on form 10-QSB for the six months ended June 30, 1998
         o Saratoga's quarterly report on form 10-QSB for the nine months ended September 30, 1998
         o Saratoga's current reports on form 8-K dated August 21, 1998 and October 26, 1998
         o the appendices to this document, including the merger agreement attached hereto as Appendix A

         The following documents filed with the SEC by Fresh Juice (File No. 0-15320) pursuant to the Exchange Act are incorporated by reference in this document:

         o Fresh Juice's annual report on form 10-KSB for the year ended November 30, 1997
         o Fresh Juice's quarterly report on form 10-QSB for the three months ended February 28, 1998
         o Fresh Juice's quarterly report on form 10-QSB for the six months ended May 31, 1998
         o Fresh Juice's quarterly report on form 10-QSB for the nine months ended August 31, 1998
         o Fresh Juice's current reports on form 8-K dated April 3, 1998, August 20, 1998 and October 23, 1998

         All documents and reports filed by each of Saratoga and Fresh Juice pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Saratoga special meeting or the Fresh Juice special meeting, as the case may be, shall be deemed to be incorporated by reference in this document and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

                                                                     APPENDIX A

                     RESTATED AGREEMENT AND PLAN OF MERGER


         RESTATED AGREEMENT AND PLAN OF MERGER dated as of October 13, 1998, by and among Saratoga Beverage Group, Inc., a Delaware corporation ("Parent"), Rowale Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and The Fresh Juice Company, Inc., a Delaware corporation (the "Company").

         WHEREAS, Parent, Sub and the Company previously entered into an agreement and plan of merger, dated as of August 14, 1998 (the "First Agreement"); and

         WHEREAS, the Board of Directors of Parent and the Company have determined to amend the terms of the First Agreement; and

         WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the "Merger"); and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and covenants in connection with the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants; representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

         1.01 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law ("DGCL"), at the Effective Time (as hereinafter defined), Sub shall merge with and into the Company. The Company shall become the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be The Fresh Juice Company, Inc. Upon consummation of the Merger, the separate corporate existence of Sub shall terminate.

         1.02 PLAN OF MERGER. This Agreement shall constitute an agreement of merger for purposes of the DGCL.

         1.03 EFFECTIVE TIME. As promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company and Sub shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary") in accordance with Section 251 of the DGCL. The Merger shall become effective on the date (the "Effective Date") and at such time (the "Effective Time") as the Certificate of Merger is filed with the Delaware Secretary or at such later date and time as is specified in the Certificate of Merger.

         1.04 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the property, rights, privileges, powers and franchises of Sub shall vest in the Surviving Corporation, (ii) all debts, liabilities, obligations, restrictions, disabilities and duties of Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (iii) the Surviving Corporation shall become a wholly owned subsidiary of Parent.

         1.05 CONVERSION OF COMPANY COMMON STOCK.

              (a) At the Effective Time, each share of the common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company's treasury or directly or indirectly by Parent, Sub or the Company, and (ii) Dissenting Shares (as such term is defined in Section 1.06 hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive and be exchangeable for $2.244 per share in cash (the "Cash Per Share Price") and 0.33 shares of Class A Common Stock, par value $.01 per share (the "Parent Common Stock"), of Parent (the "Stock Per Share Price" and, together with the Cash Per Share Price, the "Per Share Price"). By way of example, a holder of 1,000 shares of Company Common Stock will receive $2,244.00 in cash and 330 shares of Parent Common Stock.

              (b) Each share of Company Common Stock converted into the Per Share Price pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate," and collectively, the "Certificates") previously representing any such shares of Company Common Stock shall thereafter represent the right to receive (i) cash equal to the Cash Per Share Price multiplied by the number of shares of Company Common Stock represented by such Certificate and (ii) shares of Parent Common Stock equal to the Stock Per Share Price multiplied by the number of shares of Company Common Stock represented by such Certificate (in the aggregate, the "Merger Consideration") or the right to perfect their right to receive payment for their shares pursuant to the DGCL and Section 1.06 hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration upon the surrender of such Certificates in accordance with Section 2.02 hereof, without any interest thereon, subject to applicable law and the provisions of this Agreement relating to Dissenting Shares (as hereinafter defined).

              (c) If, between the date of this Agreement and the date of payment of any portion of the Merger Consideration payable hereunder, the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or exchange of shares or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the Stock Per Share Price shall be correspondingly adjusted. No fractional shares of Parent Common Stock will be issued and, in lieu thereof, any stockholder entitled to receive a fractional share of Parent Common Stock shall be paid in cash an amount equal to the value of such fractional shares, which shall be calculated as the fraction of the share of Parent Common Stock that would otherwise be issued multiplied by $3.35.

              (d) The Company (i) will grant no additional options or restricted stock or similar rights under its 1996 Incentive Stock Option Plan (the "Option Plan") or otherwise on or after the date of this Agreement and (ii) has suspended, pending the termination of this Agreement without the Merger being consummated, the Option Plan without prejudice to the rights of the holder of options awarded pursuant thereto. The Company will use reasonable diligence and timely efforts to obtain the consent of each holder of an option or restricted stock right (whether or not then exercisable or vested) to the cancellation or conversion into shares of Company Common Stock of his, her or its options or warrants in exchange for, at the Effective Time, a number of shares of Parent Common Stock equal to (A) the Stock Per Share Price (B) multiplied by the difference between $3.35 and the exercise price thereof, (C) divided by $1.106, and (D) multiplied by the number of shares of Company Common Stock subject thereto. By way of example, a holder of options to purchase 1,000 shares of Company Common Stock at an exercise price of $3.00 will receive 104 shares of Parent Common Stock.

              (e) Each share of Company Common Stock held in the treasury of the Company, and each share of Company Common Stock owned directly or indirectly by Parent, Sub or the Company, shall be canceled and retired without payment of any consideration therefor. Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         1.06 RIGHTS WITH RESPECT TO DISSENTING SHARES.

              (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly exercised and perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Per Share Price, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Company Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for the Per Share Price, at the Effective Time, pursuant to Section 1.05(a) hereof.

              (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served in connection with such demands pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any demands for appraisal, (y) offer to settle or settle any such demands or (z) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL.

         1.07 CERTIFICATE OF INCORPORATION. Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and the Certificate of Incorporation.

         1.08 BYLAWS. Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         1.09 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. As of the Effective Time, the board of directors of the Surviving Corporation shall consist of one (1) member whom shall be designated by Parent in writing prior to the Effective Time. The director so designated shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her respective successors are duly elected or appointed and qualified. The board of directors of the Surviving Corporation shall elect the officers of the Surviving Corporation.

         1.10 BOARD OF DIRECTORS OF PARENT. As of the Effective Time, the board of directors of Parent shall be the Board of Directors in office prior to the Effective Time, plus one (1) designee of the Company. The directors in office shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Parent until his or her respective successor(s) is (are) duly elected or appointed and qualified. The designee of the Company to the Board of Directors of Parent shall not serve after the 1999 Annual Meeting of Stockholders of Parent unless such designee is nominated by the Nominating Committee of the Board of Directors of Parent. The board of directors of the Parent shall elect the officers of the Parent.

         1.11 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

         1.12 COMPANY ACTION. The Company represents and warrants that (i) the Board of Directors of the Company has duly approved the execution of this Agreement, and the Merger, and has resolved to recommend approval of the Merger by the Company's stockholders, (ii) the persons or entities listed on Exhibit A-1 attached hereto own an aggregate of 2,688,889 issued and outstanding shares of Company Common Stock and (iii) each such person or entity listed on Exhibit A has executed and delivered a Voting, Standstill and Proxy Agreement, in substantially the form annexed hereto as Exhibit B (the "Voting Agreement").

         1.13 PARENT ACTION. Parent represents and warrants that (i) each of the Board of Directors of Parent and Sub has duly approved the execution of this Agreement, and the Merger, and has resolved to recommend approval of the Merger by Parent's stockholders, (ii) the persons listed on Exhibit A-2 attached hereto own an aggregate of 371,325 issued and outstanding shares of Parent Common Stock and 522,955 issued and outstanding shares of Parent Class B Common Stock (as hereinafter defined) and (iii) each such person listed on Exhibit A-2 has executed and delivered the Voting Agreement, in substantially the form annexed hereto as Exhibit B.

         1.14 BOGEN AGREEMENT AND SMITH AGREEMENT. Steven Bogen, Parent and the Company shall have entered into an Employment Termination, Non-Competition and Consulting Agreement, in substantially the form annexed hereto as Exhibit C (the "Bogen Agreement"). Steven Smith, Parent and the Company shall have entered into an Employment Termination and Non-Competition Agreement, in substantially the form annexed hereto as Exhibit D (the "Smith Agreement").

         1.15 FINANCING; EQUITY FINANCING. Parent has delivered to the Company a commitment letter or letters (the "Commitment Letter(s)"), in form and on terms reasonably satisfactory to the Company, from a responsible financing source or sources, indicating its or their willingness, subject to the conditions set forth therein, to lend (the "Financing") Parent an amount sufficient, together with Parent's cash and cash equivalents, to fund the Cash Per Share Price plus expenses related to the transactions contemplated hereby. In addition, Parent intends to issue such number of shares of its common stock to investors, which may include one or more non-officer directors or other affiliates of the Company, as is necessary to consummate the Financing.


                                   ARTICLE II

                        PAYMENT OF MERGER CONSIDERATION

         2.01 PARENT TO MAKE CASH AVAILABLE. On or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or such other bank or trust company selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of Certificates, for exchange in accordance with this Article II, sufficient cash to pay in full the cash payments (such cash being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 1.05 and paid pursuant to Section 2.02(a) in exchange for outstanding shares of Company Common Stock.

         2.02 EXCHANGE OF SHARES.

              (a) As soon as practicable after the Effective Time, and in no event later than three (3) business days thereafter, the Exchange Agent shall (and Parent shall cause the Exchange Agent to so) mail to each holder of record of a Certificate or Certificates a form letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for (i) cash equal to the Cash Per Share Price multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates and (ii) shares of Parent Common Stock equal to the Stock Per Share Price multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates, plus in each case cash in lieu of fractional shares of Parent Common Stock, valued in accordance with
         Section 1.05(c) hereof. Such letter of transmittal and instructions shall be in the form agreed to by Parent and the Company prior to the Closing. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor a check representing the amount of cash which such holder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash paid for the Company Common Stock, unpaid dividends and distributions, if any, payable to holders of Certificates. Notwithstanding the time of surrender of the Certificates, record holders ("Record Holders") of Company Common Stock shall be deemed stockholders of Parent for all purposes from the Effective Time, except that Parent shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Parent Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)

              (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.

              (c) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be transferred to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of their Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Company, Parent, Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         2.03 LISTING OF SHARES. Parent shall cause the Parent Common Stock to be issued in connection with the Merger to be listed on Nasdaq SmallCap Market or any other national securities exchange or quotation system, if any, upon which the Parent Common Stock is trading or is being quoted at the Effective Time.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Sub as follows, subject only to the exceptions specifically disclosed under appropriate section headings in the Company's schedules:

         3.01 CORPORATE ORGANIZATION.

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, any change or effect that is or is reasonably expected to be materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole. As used in this Agreement, the word "Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, which is or was consolidated with such party or with which such party is or was consolidated for financial reporting purposes. The Certificate of Incorporation and Bylaws of the Company, copies of which have previously been delivered to Parent, are true and complete copies of such documents as in effect as of the date of this Agreement.

              (b) Except as set forth on Schedule 3.01, the Company has no direct or indirect Subsidiaries. Except as set forth on Schedule 3.01, the Company does not own, control or hold with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, associate, joint venture or other entity, except for less than five percent (5%) of any equity security registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

              (c) The minute books of each of the Company and its Subsidiaries contains true, accurate and complete records of all meetings and other corporate actions held or taken by its stockholders and board of directors (including committees thereof).

         3.02 CAPITALIZATION.

              (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 7,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date of this Agreement, there are (x) 6,467,731 shares of Company Common Stock issued and outstanding and (y) such shares of Company Common Stock issuable upon exercise of outstanding options or warrants as set forth in Schedule 3.02 annexed hereto. No Company Preferred Stock has ever been issued. Except as set forth on Schedule 3.02, all of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. The authorized and issued and outstanding capital stock of each Subsidiary of the Company is set forth on Schedule 3.02. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth in
         Schedule 3.02 hereto, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company or any of its Subsidiaries other than as provided for in this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

              (b) Except as contemplated herein or disclosed on Schedule 3.02 hereto, there are no agreements or understandings, with respect to the voting of any shares of Company Common Stock or capital stock of any Subsidiary of the Company or which restrict the transfer of such shares, to which the Company or any of its Subsidiaries is a party and, to the knowledge of the Company, there are no such agreements or understandings to which the Company or any of its Subsidiaries is not a party with respect to the voting of any such shares or which restrict the transfer of such shares, other than applicable federal and state securities laws.

              (c) All dividends on Company Common Stock which have been declared prior to the date of this Agreement have been paid in full.

         3.03 AUTHORITY; NO VIOLATION.

              (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of the Company. Subject to the requirements of applicable law, the Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders (the "Company Stockholder Meeting") and has voted to recommend to its stockholders that its stockholders approve and adopt this Agreement and the transactions contemplated thereby and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders and the filing of the Certificate of Merger, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Parent and Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

              (b) Except as set forth in Schedule 3.03 hereto, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that the consents and approvals referred to in
         Section 3.04 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, beaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on the Company.

         3.04 CONSENTS AND APPROVALS. Except for (a) the filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-4 registering the issuance of the shares of Parent Common Stock to be issued in connection with the Merger and containing a joint proxy statement in definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (as hereinafter defined) and the transactions contemplated hereby (the "Registration Statement") and the declaration of the effectiveness thereof by the SEC, (b) the approval of this Agreement by the requisite vote of the stockholders of the Company and Parent, respectively, (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL to effect the Merger and (d) such filings, authorizations, consents or approvals as may be set forth in Schedule 3.04 hereto, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby.

         3.05 FINANCIAL STATEMENTS.

              (a) The Company has previously delivered to Parent copies of the audited consolidated balance sheets of the Company as of November 30, 1995, November 30, 1996 and November 30, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1997, inclusive, included in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1997 filed with the SEC under the Exchange Act. The Company has also previously delivered to Parent copies of the unaudited consolidated balance sheets of the Company as of May 31, 1998, and the related unaudited consolidated statements of income and cash flows for the six months ended May 31, 1998, included in the Company's Quarterly Report on Form 10-QSB for the quarter ended May 31, 1998 filed with the SEC under the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in the Company SEC Reports (as hereinafter defined) filed on or after November 30, 1995 have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB), complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated income and retained earnings and sources and applications of funds for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of footnotes required by GAAP and normal year-end adjustments).

              (b) Except as set forth on Schedule 3.05(b) hereto for liabilities incurred since May 31, 1998 in the ordinary course of business consistent with past practice and as otherwise set forth on
         Schedule 3.05(b) hereto, the Company does not have any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the balance sheet of the Company included in its Quarterly Report on Form 10-QSB for the quarter ended May 31, 1998, except for liabilities or obligations which in the aggregate do not exceed $100,000, and there do not exist any circumstances that could reasonably be expected to result in such liabilities or obligations.

         3.06 FAIRNESS OPINION. The Company has received the opinion of Ladenburg Thalmann & Company to the effect that, as of the date of such opinion, the Per Share Price is fair to the Company's stockholders from a financial point of view, and such opinion has not been amended or rescinded as of the date of this Agreement.

         3.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Schedule 3.07 hereto, since May 31, 1998, there has not been any Material Adverse Effect on the Company (including without limitation any loss of employees or customers that has had a Material Adverse Effect, or that is reasonably likely to have a Material Adverse Effect, on the Company) and, to the best knowledge of the Company, no fact or condition exists which will cause such a Material Adverse Effect on the Company in the future.

         3.08 LEGAL PROCEEDINGS. Except as set forth in Schedule 3.08 hereto, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries, before any court, arbitrator or administrative, Governmental Entity, domestic or foreign, which would, either individually or in the aggregate, have a Material Adverse Effect on the Company, and no facts or circumstances have come to the Company's attention which have caused it to believe that such a claim, action, proceeding or investigation against or affecting the Company or any of its Subsidiaries could reasonably be expected to occur. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

         3.09 TAXES AND TAX RETURNS.

              (a) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, or local or domestic or foreign. The term "Tax Return" shall mean any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

              (b) Each of the Company and its Subsidiaries (the "Taxpayers") has filed all Tax Returns that were required to be filed. All such Tax Returns were when filed, and continue to be, correct and complete in all material respects. All Taxes owed by the Taxpayers (whether or not shown on any Tax Return) have been timely paid. Except as set forth on
         Schedule 3.09(b) annexed hereto, none of the Taxpayers currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Taxpayers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes on any of the assets or property of any of the Taxpayers, except for liens with respect to Taxes not yet payable.

              (c) Each of the Taxpayers has withheld or collected and paid all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, an other third party, or otherwise.

              (d) There is no dispute or claim concerning any Tax Liability of any of the Taxpayers either (A) claimed or raised by any authority in writing or (B) as to which any of the Taxpayers or the directors and officers (and employees responsible for Tax matters) of any of the Taxpayers has knowledge. There are no proceedings with respect to Taxes pending, except as set forth on Schedule 3.09(d) annexed hereto.

              (e) Schedule 3.09(e) annexed hereto sets forth an accurate, correct and complete list of all federal, state, local, and foreign Tax Returns filed with respect to the Taxpayers for taxable periods ended on or after November 30, 1991, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of any of the Taxpayers since December 1, 1991. To the knowledge of the

         Taxpayers and their directors and officers (and employees responsible for Tax matters), no other audit or investigation with respect to Taxes is pending or has been threatened.

              (f) None of the Taxpayers have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (g) None of the assets of any of the Taxpayers are assets that Sub or the Parent is or shall be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

              (h) None of the Taxpayers has agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

              (i) None of the Taxpayers is a party to any contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, or the payment of any consideration which would not be deductible by reason of Section 162(m) of the Code.

              (j) None of the Taxpayers has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section
         897(c)(1)(A)(ii).

              (k) None of the Taxpayers is a party to any agreement, whether written or unwritten, providing for the payment of Tax liabilities, payment for Tax losses, entitlements to refunds or similar Tax matters.

              (l) No ruling with respect to Taxes relating to any of the Taxpayers has been requested by or on behalf of the Taxpayers.

              (m) None of the Taxpayers (A) has never been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) filing a consolidated federal (or combined or unitary state, local or foreign) income Tax Return or (B) has any liability for the taxes of any Person (other than the Taxpayers) under Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

              (n) The unpaid Taxes of the Taxpayers (A) did not, as of the most recent fiscal quarter end, exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on their respective books at such time and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Taxpayers in filing their Tax Returns.

              (o) Schedule 3.09 sets forth the following information with respect to each of the Company and its Subsidiaries as of the most recent practicable date (as well as on an estimated pro forma basis as of the Effective Date giving effect to the consummation of the transactions contemplated hereby): (A) the basis of each of the Company and its Subsidiaries in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to each of the Company and its Subsidiaries.

              (p) None of the Company or its Subsidiaries has filed an election, consent or agreement under Section 341(f) of the Code.

              (q) For purposes of this Section 3.09, references to the Taxpayers shall also refer to any predecessor companies.

         3.10 EMPLOYEE BENEFIT PLANS.

              (a) Schedule 3.10 hereto sets forth a true and complete list of all Plans maintained or contributed to by the Company or any of its Subsidiaries during the five (5) years preceding this Agreement. The term "Plans" for purposes of this Article III means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the five (5) years preceding the date of this Agreement, by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

              (b) The Company has heretofore delivered to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two (2) years, (ii) the actuarial report for such Plan (if applicable) for each of the last two (2) years, and (iii) the most recent determination letter from the IRS (if applicable) for such plan.

              (c) (i) Except as may be provided in Schedule 3.10 hereto, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no "accumulated funding deficiency" (whether or not waived), (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of the Company, any of its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or any ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary),
         (v) with respect to each Plan subject to Title IV of ERISA no liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no "reportable event" (within the meaning of Section 1013 of ERISA and the regulations thereunder), (vi) none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever maintained or contributed to a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company or any of its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and
         Section 412 of the Code, (viii) none of the Company, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, and (x) there are no pending or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

              (d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements ("COBRA").

              (e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by the Company, any of its Subsidiaries or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

              (f) Except as set forth on Schedule 3.10, since May 31, 1998, neither the Company nor any of its Subsidiaries has entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding).

         3.11 SEC REPORTS. The Company has previously delivered to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement of the Company filed since January 1, 1993 with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "Company SEC Reports"), and (b) communication mailed by or on behalf of the Company to its stockholders since January 1, 1993. The Company has timely filed (either by the required filing date or pursuant to Rule 12b-25 promulgated under the Exchange Act) all Company SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act and, as of their respective dates, all Company SEC Reports complied with all of the rules and regulations of the SEC with respect thereto. As of their respective dates, no such Company SEC Reports or communications contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Parent true and complete copies of all amendments and modifications to all agreements, documents and other instruments which previously had been filed with the SEC by the Company and which are currently in effect.

         3.12 COMPANY INFORMATION.

The information supplied by the Company relating to the Company and its Subsidiaries contained in the Registration Statement to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting, or in any other document filed with any other regulatory agency in connection herewith, will not contain, on the date of mailing of the Registration Statement and on the date of the Company Stockholder Meeting, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which shall have become false or misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the rules and regulations of the SEC with respect thereto. Nothing in this Section 3.12 relates to any information concerning Parent or Sub or their businesses, contracts, litigation, stockholders, directors or officers.

         3.13 COMPLIANCE WITH APPLICABLE LAW; CERTAIN AGREEMENTS. Except as set forth in Schedule 3.13 hereto, each of the Company and its Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in conflict with, or in default or violation of any (a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to the Company or Subsidiary or by which any property or asset of the Company or Subsidiary is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or Subsidiary is a party or by which the Company or Subsidiary or any property or asset of the Company or Subsidiary is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect; and the Company neither knows of, nor has received notice of, any material violations of any the above. In addition to the foregoing, the Company has in place, and is in compliance with, plans regarding Hazard Analysis Critical Control Points for each facility of the Company.

         3.14 CERTAIN CONTRACTS.

              (a) Except as set forth in Schedule 3.14 hereto, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or employee, or with respect to the employment of any consultant which cannot be terminated with a payment of less than $25,000, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on ninety (90) days or less notice and involves the payment of more than $25,000 per annum, (v) which restricts the conduct of any line of business by the Company or any of its Subsidiaries, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously delivered to Parent true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Company is a party. Each contract, arrangement, commitment or understanding of the type described in this section is referred to herein as a "Company Contract".

              (b) Except as set forth in Schedule 3.14(b) hereto, (i) each Company Contract is legal, valid and binding upon the Company or a Subsidiary of the Company, as the case may be, assuming due authorization of the other party or parties thereto, and in full force and effect, (ii) the Company or Subsidiary, as the case may be, has in all material respects performed all obligations required to be performed by it to date under each such Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or Subsidiary, as the case may be, under any such Company Contract.

              (c) Neither the Company nor its Subsidiaries has made any express warranty to any person or entity with respect to any product it manufactures or sells or has manufactured or sold or has made or agreed to make any indemnification payment, or replacement with respect to any product warranty claim, except for (i) the warranties and/or agreement(s) to indemnify or replace product of which true and correct copies have been delivered to Parent, (ii) the warranties applicable under the Uniform Commercial Code as in effect from time to time in the jurisdictions in which its products are sold and (iii) any other warranties under other state or federal laws.

         3.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter or similar undertaking (each a "Regulatory Agreement") with any Regulatory Agency or other Governmental Entity that restricts the conduct of its business in any material respect, nor has the Company or any of its Subsidiaries been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         3.16 ENVIRONMENTAL MATTERS.

              (a) The Company and its Subsidiaries are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment.

              (b) There is no suit, claim, action or proceeding pending or, to the best knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries have been or, with respect to threatened proceedings, may be named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment (as hereinafter defined) of any Hazardous Materials (as hereinafter defined) or Oil (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

              (c) Neither the Company nor any of its Subsidiaries has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.16 could reasonably be based. No facts or circumstances have come to the Company's attention which have caused either to believe that a material suit, claim, action or proceeding as described in subsection
         (b) of this Section 3.16 could reasonably be expected to occur.

              (d) Except as set forth in the Environmental Site Assessment Reports described in Schedule 3.16(d) hereto, during the period of the ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties, there has been no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting such property. To the best knowledge of the Company, prior to the period of the ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties or any previously owned or operated properties, there was no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting any such property.

              (e) The following definitions apply for purposes of this
         Agreement: (i) "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., or any other federal, state or local environmental law, regulation or requirement; (ii) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. ss. 1251 et seq., or any other federal, state or local environmental law, regulation or requirement; and (iii) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air and any other environmental medium.

         3.17 PROPERTIES.

              (a) Schedule 3.17 hereto contains a true, complete and correct list and a brief description (including carrying value) of all real properties owned by the Company or any of its Subsidiaries. Except as set forth in Schedule 3.17 hereto, the Company or its Subsidiaries has good and marketable title to all the real property and other property owned by it and included in the balance sheet of the Company for the period ended May 31, 1998, and owns such property subject to no encumbrances, liens, mortgages, security interests, pledges or title imperfections except for (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) with respect to owned real property, title imperfections noted in title reports, and (iv) those items that do not, individually or in the aggregate, have a Material Adverse Effect on the Company or which do not and will not interfere with the use of the property as currently used or contemplated to be used by the Company or its Subsidiaries, or the conduct of the business of the Company or its Subsidiaries.

              (b) Neither the Company nor any of its Subsidiaries has received any notice of a material violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and, to the knowledge of the Company, there is no such violation. Except as set forth in Schedule 3.17 hereto, all buildings and structures owned and used by the Company or any of its Subsidiaries conform in all material respects with all applicable ordinances, codes or regulations, except to the extent such noncompliance does not or will not have a Material Adverse Effect on the Company and which does not or will not interfere with the use of any property as currently used or contemplated to be used by the Company or its Subsidiaries, or the conduct of the business of the Company or its Subsidiaries. Except as set forth in
         Schedule 3.17 hereto, to the knowledge of the Company, all buildings and structures leased and used by the Company or any of its Subsidiaries conform in all material respects with all applicable ordinances, codes or regulations, except to the extent such noncompliance does not or will not have a Material Adverse Effect on the Company and which does not or will not interfere with the use of any property as currently used or contemplated to be used by the Company or its Subsidiaries, or the conduct of the business of the Company or its Subsidiaries.

              (c) Schedule 3.17 contains a true, complete and correct list of all leases pursuant to which the Company or any of its Subsidiaries leases any real or personal property, either as lessee or as lessor (the "Company Leases"). Assuming due authorization of the other party or parties thereto, each of the Company Leases is valid and binding on the Company or Subsidiary, as the case may be, and, to the best of the Company's knowledge, valid and binding on and enforceable against all other respective parties to such leases, in accordance with their respective terms. Except to the extent such breaches, defaults or events of default do not or will not have a Material Adverse Effect on the Company and which do not or will not interfere with the use of any property as currently used or contemplated to be used by the Company or its Subsidiaries, or the conduct of the business of the Company or its Subsidiaries, there are not under such Company Leases any existing breaches, defaults or events of default by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received notice of, or made a claim with respect to, any breach or default by any other party to such Company Leases. Each of the Company and its Subsidiaries enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.

              (d) All of the real properties, leasehold improvements and items of equipment and other material personal property owned, leased, or licensed by the Company or any of its Subsidiaries, or in which any of those parties hold an interest, are in good maintenance, repair and operating condition, ordinary wear and tear excepted, are adequate for the purpose for which they are now being or are anticipated to be used, and, to the best of the Company's knowledge, are free from any material defects.

         3.18 INSURANCE. The Company has made available to Parent true and complete copies of all material policies of insurance of the Company or any of its Subsidiaries currently in effect. All of the policies relating to insurance maintained by the Company or any of its Subsidiaries with the respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement thereof) are in full force and effect and neither the Company nor any of its Subsidiaries has received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers of the Company or any of its Subsidiaries which are maintained by the Company or any of its Subsidiaries or which are otherwise included as assets on the books of the Company (i) are, or will at the Effective Time be, owned by the Company or any of its Subsidiaries, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Company agrees that there will not be an amendment prior to the Effective Time without the consent of Parent, and (ii) are accounted for properly on the books of the Company in accordance with GAAP. The Company does not have any material liability for unpaid premium or premium adjustments not properly reflected on the Company's May 31, 1998 balance sheet. The Company and its Subsidiaries have been and are adequately insured with respect to their respective property and the conduct of their respective business in such amounts and against such risks as are substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of the Company (including without limitation liability insurance and blanket bond insurance). All claims under any policy or bond have been duly and timely filed.

         3.19 TRANSACTIONS WITH CERTAIN PERSONS. Except as disclosed in the Company SEC Reports or otherwise set forth on Schedule 3.19 hereto, since April 1, 1996, neither the Company nor any of its Subsidiaries has entered into any transaction or series of transactions, in which the amount involved exceeded $10,000, with any executive officer, director or greater-than-5% stockholder of the Company or any "associate" (as defined in Rule 14a-1 under the Exchange
Act) of any such officer or director or "affiliates" (as defined in Rule 144(a)(1) of the Securities Act) of any such officer, director or stockholder.

         3.20 LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union or guild contract nor has the Company or any of its Subsidiaries been approached since November 30, 1997 by any collective bargaining or other labor union or guild seeking to enter into a contract with the Company or any of its Subsidiaries. There is no pending or, to the best knowledge of the Company, threatened, labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which may interfere with the business activities of the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company or any of its Subsidiaries, and there is no pending or, to the best knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency. Except as set forth on Schedule 3.20 hereto, to its knowledge, neither the Company nor its Subsidiaries has hired any illegal aliens as employees. To its knowledge, neither the Company nor its Subsidiaries has discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees. There are no race, age, sex or other discrimination complaints pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, commission or agency nor, to the knowledge of the Company, does any basis therefor exist. There are no pending or, to the knowledge of the Company, threatened representation questions respecting any employees.

         3.21 INTELLECTUAL PROPERTY. The Company and its Subsidiaries own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks, software and other intellectual property used in its business, which are set forth in Schedule 3.21 hereto; neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and its Subsidiaries have performed in all material respects all the obligations required to be performed by it with respect to the items of intellectual property set forth in Schedule 3.21 hereto and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         3.22 SUBSTANTIAL SUPPLIERS AND CUSTOMERS. Except as set forth on
Schedule 3.22 hereto, since November 30, 1997, none of the top ten (10) suppliers (by dollar volume) or the top ten (10) customers (by dollar volume) of the Company and its Subsidiaries, taken as a whole, has substantially reduced the use or supply of the products or goods made available for purchase by the Company or its Subsidiaries in their business or has ceased, or threatened to cease, to use or to supply such products or goods, and the Company does not have any reason to believe that any such supplier or customer will do so.

         3.23 BROKER'S FEES. Neither the Company nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except pursuant to an agreement dated June 5, 1998, as amended by a letter agreement dated October 7, 1998, between the Company and Ladenburg Thalmann & Company.

         3.24 DISCLOSURE. No representation or warranty contained in this Agreement or any schedule to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub hereby represent and warrant to the Company as follows:

         4.01 CORPORATE ORGANIZATION.

              (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. The Certificate of Incorporation and Bylaws of each of Parent and Sub, copies of which have previously been delivered to the Company, are true and complete copies of such documents as in effect as of the date of this Agreement.

              (b) Parent has no direct or indirect Subsidiaries other than Sub and is the sole stockholder of Sub. Sub has no direct or indirect Subsidiaries. Neither Parent nor Sub owns, controls or holds with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for (i) Parent's ownership of Sub, (ii) Parent's ownership of Company Common Stock and (iii) less than five percent (5%) of any equity security registered under the Exchange Act.

              (c) The minute books of each of Parent and Sub contain true, complete and accurate records of all meetings and other corporate actions held or taken by their respective stockholders and boards of directors (including committees of their respective boards of directors).

         4.02 CAPITALIZATION.

              (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, 2,000,000 shares of Class B common stock, par value $.01 per share ("Parent Class B Common Stock"), of Parent and 5,000,000 shares of preferred stock, par value $.01 per share, of Parent. As of September 15, 1998, 2,646,139 shares of Parent Common Stock, 522,955 shares of Parent Class B Common Stock and no shares of preferred stock of Parent were issued and outstanding. As of September 15, 1998, options and warrants exercisable to purchase 559,839 and 30,000 shares of Parent Common Stock, respectively, were outstanding, and a promissory note convertible into 428,571 shares of Parent Common Stock was outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof.

              (b) The authorized capital stock of Sub consists of 1,500 shares of common stock, without par value ("Sub Common Stock"), of Sub. As of the date hereof, 100 shares of Sub Common Stock are outstanding. All of the issued and outstanding shares of capital stock of Sub are owned by Parent, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof.

              (c) Except as described in Section 4.02(a) hereof, neither Parent nor Sub has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Sub Common Stock or any other equity security of Parent or Sub or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Sub Common Stock or any other equity security of Parent or Sub other than as provided for in this Agreement. Except as described in Section 4.02(a) hereof, there are no bonds, debentures, notes or other indebtedness of Parent or Sub having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent or Sub may vote.

              (d) Except as contemplated herein, there are no agreements or understandings, with respect to the voting of any shares of Parent Common Stock or Sub Common Stock or which restrict the transfer of such shares, to which Parent or Sub is a party and, to the knowledge of Parent, there are no such agreements or understandings to which Parent or Sub is not a party with respect to the voting of any such shares or which restrict the transfer of such shares, other than applicable federal and state securities laws.

              (e) All dividends on Parent Common Stock or Sub Common Stock which have been declared prior to the date of this Agreement have been paid in full.

         4.03 AUTHORITY; NO VIOLATION.

              (a) Each of Parent and Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent and Sub, respectively. Except for the filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

              (b) Neither the execution and delivery of this Agreement by each of Parent and Sub, nor the consummation by either Parent or Sub, as the case may be, of the transactions contemplated hereby, nor compliance by either Parent or Sub with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Parent, or Sub, as the case may be, or (ii)(x) violate any statute, code, ordinance, rule, regulations, judgment, order, writ, decree or injunction applicable to the Parent or Sub or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Parent.

         4.04 CONSENTS AND APPROVALS. Except for (a) the filing with the SEC of the Registration Statement and the declaration of the effectiveness thereof by the SEC, (b) the approval of this Agreement by the requisite vote of the stockholders of Parent and the Company, respectively, and (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL to effect the Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent and

Sub of this Agreement and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby.

         4.05 BROKER'S FEES. Neither Parent nor Sub, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fee, commission or finder's fee in connection with any of the transactions contemplated by this Agreement, except as set forth in Schedule 4.05 hereto.

         4.06 FINANCIAL STATEMENTS.

              (a) Parent has previously delivered to the Company copies of the audited consolidated balance sheets of the Company as of December 31, 1995, December 31, 1996 and December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1997, inclusive, included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 filed with the SEC under the Exchange Act. Parent has also previously delivered to the Company copies of the unaudited consolidated balance sheets of Parent as of June 30, 1998, and the related unaudited consolidated statements of income and cash flows for the quarter ended June 30, 1998, included in Parent's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998 filed with the SEC under the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in the Parent SEC Reports (as hereinafter defined) filed on or after December 31, 1995 have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB), complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly present the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated income and retained earnings and sources and applications of funds for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of footnotes required by GAAP and normal year-end adjustments).

              (b) Except for liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practice, Parent does not have any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the balance sheet of Parent included in its Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, except for liabilities or obligations which in the aggregate do not exceed $50,000, and there do not exist any circumstances that could reasonably be expected to result in such liabilities or obligations.

         4.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998, there has not been any Material Adverse Effect on Parent (including without limitation any loss of employees or customers that has had a Material Adverse Effect, or that is reasonably likely to have a Material Adverse Effect, on Parent) and, to the best knowledge of Parent, no fact or condition exists which will cause such a Material Adverse Effect on Parent in the future.

         4.08 LEGAL PROCEEDINGS. Except as set forth in Schedule 4.08 hereto, neither Parent nor Sub is a party to any, and there are no pending or, to the best knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting Parent or Sub or any property or asset of Parent or Sub, before any court, arbitrator or administrative, Governmental Entity, domestic or foreign, which would, either individually or in the aggregate, have a Material Adverse Effect on Parent, and no facts or circumstances have come to Parent's attention which have caused it to believe that such a claim, action, proceeding or investigation against or affecting Parent or Sub could reasonably be expected to occur. Neither Parent nor Sub nor any property or asset of Parent or Sub is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

         4.09 TAXES AND TAX RETURNS.

              (a) Each of Parent and its Subsidiaries (the "Parent Taxpayers") has filed all Tax Returns that were required to be filed. All such Tax Returns were when filed, and continue to be, correct and complete in all material respects. All Taxes owed by the Parent Taxpayers (whether or not shown on any Tax Return) have been timely paid. Except as set forth on Schedule 4.09(a) annexed hereto, none of the Parent Taxpayers currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Parent Taxpayers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes on any of the assets or property of any of the Parent Taxpayers, except for liens with respect to Taxes not yet payable.

              (b) Each of the Parent Taxpayers has withheld or collected and paid all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, an other third party, or otherwise.

              (c) There is no dispute or claim concerning any Tax Liability of any of the Parent Taxpayers either (A) claimed or raised by any authority in writing or (B) as to which any of the Parent Taxpayers or the directors and officers (and employees responsible for Tax matters) of any of the Parent Taxpayers has knowledge. There are no proceedings with respect to Taxes pending.

              (d) Schedule 4.09(a) annexed hereto sets forth an accurate, correct and complete list of all federal, state, local, and foreign Tax Returns filed with respect to the Parent Taxpayers for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Parent has delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of any of the Parent Taxpayers since January 1, 1993. To the knowledge of the Parent Taxpayers and their directors and officers (and employees responsible for Tax matters), no other audit or investigation with respect to Taxes is pending or has been threatened.

              (e) None of the Parent Taxpayers have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (f) None of the Parent Taxpayers has agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

              (g) None of the Parent Taxpayers is a party to any agreement, whether written or unwritten, providing for the payment of Tax liabilities, payment for Tax losses, entitlements to refunds or similar Tax matters.

              (h) No ruling with respect to Taxes relating to any of the Parent Taxpayers has been requested by or on behalf of the Parent Taxpayers.

              (i) None of the Parent Taxpayers is a party to any contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, or the payment of any consideration which would not be deductible by reason of Section 162(m) of the Code.

              (j) Except as set forth on Schedule 4.09(j), none of the Parent Taxpayers (A) has never been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) filing a consolidated federal (or combined or unitary state, local or foreign) income Tax Return or (B) has any liability for the taxes of any Person (other than the Parent

         Taxpayers) under Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

              (k) The unpaid Taxes of the Parent Taxpayers (A) did not, as of the most recent fiscal quarter end, exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on their respective books at such time and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Parent Taxpayers in filing their Tax Returns.

              (l) None of Parent or Sub has filed an election, consent or agreement under Section 341(f) of the Code.

              (m) For purposes of this Section 4.09, references to the Parent Taxpayers shall also refer to any predecessor companies.

         4.10 EMPLOYEE BENEFIT PLANS.

              (a) Schedule 4.10 hereto sets forth a true and complete list of all Plans maintained or contributed to by Parent or Sub during the five (5) years preceding this Agreement. The term "Plans" for purposes of this Article IV means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the five (5) years preceding the date of this Agreement, by Parent or Sub, or by any ERISA Affiliate, all of which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

              (b) Parent has heretofore delivered to the Company true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two (2) years, (ii) the actuarial report for such Plan (if applicable) for each of the last two (2) years, and (iii) the most recent determination letter from the IRS (if applicable) for such plan.

              (c) (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within meaning of Section 401(a) of the code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no "accumulated funding deficiency" (whether or not waived), (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of Parent, Sub or any ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Parent, Sub or any ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA no liability under Title IV of ERISA has been incurred by Parent, Sub or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to Parent, Sub or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no "reportable event" (within the meaning of Section 1013 of ERISA and the regulations thereunder), (vi) none of Parent, Sub or any ERISA Affiliate has ever maintained or contributed to a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
         (vii) all contributions or other amounts payable by Parent or Sub as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of Parent, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction in connection with which Parent, Sub or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code,
         (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, and (x) there are no pending or, to the best knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

              (d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state COBRA requirements.

              (e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by Parent, Sub or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

              (f) Since December 31, 1997, neither Parent nor Sub has entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding).

         4.11 SEC REPORTS. Parent has previously delivered to the Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement of Parent filed since Parent's initial public offering in June 1993 with the SEC pursuant to the Exchange Act or the Securities Act (collectively, the "Parent SEC Reports"), and (b) communication mailed by or on behalf of the Parent to its stockholders since June 1, 1993. Parent has timely filed (either by the required filing date or pursuant to Rule 12b-25 promulgated under the Exchange
Act) all Parent SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act and, as of their respective dates, all Parent SEC Reports complied with all of the rules and regulations of the SEC with respect thereto. As of their respective dates, no such Parent SEC Reports or communications contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has made available to the Company true and complete copies of all amendments and modifications to all agreements, documents and other instruments which previously had been filed with the SEC by Parent and which are currently in effect. Since June 30, 1998, there has not been any Material Adverse Effect on Parent and, to the best knowledge of Parent, no fact or condition exists which will, or is reasonably likely to, cause such a Material Adverse Effect on Parent in the future.

         4.12 PARENT AND SUB INFORMATION. The information supplied by Parent and Sub relating to Parent and Sub contained in the Registration Statement to be sent to the stockholders of Parent in connection with the Parent Stockholder Meeting, or in any other document filed with any other regulatory agency in connection therewith, will not contain, on the date of mailing of the Registration Statement and on the date of the Parent Stockholder Meeting, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholder Meeting which shall have become false or misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the rules and regulations of the SEC with respect thereto. Nothing in this Section 4.12 relates to any information concerning the Company, its Subsidiaries or their respective business, contracts, litigation, stockholders, directors or officers.

         4.13 COMPLIANCE WITH APPLICABLE LAW; CERTAIN AGREEMENTS. Each of Parent and Sub holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in conflict with, or in default or violation of any (a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to Parent or Sub or by which any property or asset of Parent or Sub is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any property or asset of Parent or Sub is bound or affected, except for any such non-compliance, conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect; and Parent neither knows of, nor has received notice of, any material violations of any the above.

         4.14 CERTAIN CONTRACTS.

              (a) Neither Parent nor Sub is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from Parent or Sub to any officer or employee thereof, (ii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Reports, (iii) which restricts the conduct of any line of business by Parent or Sub, (iv) with or to a labor union or guild (including any collective bargaining agreement), or (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Parent has previously delivered to the Company true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which Parent or Sub is a party. Each contract, arrangement, commitment or understanding of the type described in this section is referred to herein as a "Parent Contract".

              (b) (i) Each Parent Contract is legal, valid and binding upon Parent or Sub, as the case may be, assuming due authorization of the other party or parties thereto, and in full force and effect, (ii) Parent or Sub has in all material respects performed all obligations required to be performed by it to date under each such Parent Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Parent or Sub under any such Parent Contract.

              (c) Neither Parent nor Sub has made any express warranty to any person or entity with respect to any product it manufactures or sells or has manufactured or sold or has made or agreed to make any indemnification payment, or replacement with respect to any product warranty claim, except for (i) the warranties and/or agreement(s) to indemnify or replace product of which true and correct copies have been delivered to the Company, (ii) the warranties applicable under the Uniform Commercial Code as in effect from time to time in the jurisdictions in which its products are sold and (iii) any other warranties under other state or federal laws.

         4.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Parent nor Sub is subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement with any Regulatory Agency or other Governmental Entity that restricts the conduct of its business in any material respect, nor has Parent or Sub been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         4.16 ENVIRONMENTAL MATTERS.

              (a) Parent and Sub are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment.

              (b) There is no suit, claim, action or proceeding pending or, to the best knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent or Sub have been or, with respect to threatened proceedings, may be named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Materials or Oil whether or not occurring at or on a site owned, leased or operated by Parent or Sub.

              (c) Neither Parent nor Sub has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 4.16 could reasonably be based. No facts or circumstances have come to Parent's attention which have caused either to believe that a material suit, claim, action or proceeding as described in subsection (b) of this Section 4.16 could reasonably be expected to occur.

              (d) During the period of the ownership or operation by Parent or Sub of any of their respective current properties, there has been no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting such property. To the best knowledge of Parent, prior to the period of the ownership or operation by Parent or Sub of any of their respective current properties or any previously owned or operated properties, there was no release or presence in the Environment of Hazardous Material or Oil in, on, under or affecting any such property.

         4.17 PROPERTIES.

              (a) Schedule 4.17(a) hereto contains a true, complete and correct list and a brief description (including carrying value) of all real properties owned by Parent or Sub. Parent or Sub has good and marketable title to all the real property and other property owned by it and included in the balance sheet of Parent for the period ended June 30, 1998, and owns such property subject to no encumbrances, liens, mortgages, security interests, pledges or title imperfections except for (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith,
         (iii) with respect to owned real property, title imperfections noted in title reports, and (iv) those items that do not, individually or in the aggregate, have a Material Adverse Effect on Parent or which do not and will not interfere with the use of the property as currently used or contemplated to be used by Parent or Sub, or the conduct of the business of Parent or Sub.

              (b) Neither Parent nor Sub has received any notice of a material violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and, to the knowledge of Parent, there is no such violation. All buildings and structures owned and used by Parent or Sub conform in all material respects with all applicable ordinances, codes or regulations, except to the extent such noncompliance does not or will not have a Material Adverse Effect on Parent and which does not or will not interfere with the use of any property as currently used or contemplated to be used by Parent or Sub, or the conduct of the business of Parent or Sub. To the knowledge of Parent, all buildings and structures leased and used by Parent or Sub conform in all material respects with all applicable ordinances, codes or regulations, except to the extent such noncompliance does not or will not have a Material Adverse Effect on Parent and which does not or will not interfere with the use of any property as currently used or contemplated to be used by Parent or Sub, or the conduct of the business of Parent or Sub.

              (c) Schedule 4.17(c) contains a true, complete and correct list of all leases pursuant to which Parent or Sub leases any real or personal property, either as lessee or as lessor (the "Parent Leases"). Assuming due authorization of the other party or parties thereto, each of the Parent Leases is valid and binding on Parent or Sub, as the case may be, and, to the best of Parent's knowledge, valid and binding on and enforceable against all other respective parties to such leases, in accordance with their respective terms. Except to the extent such breaches, defaults or event of default do not or will not have a Material Adverse Effect on Parent and which do not or will not interfere with the use of any property as currently used or contemplated to be used by Parent or Sub, or the conduct of the business of Parent or Sub, there are not under such Parent Leases any existing breaches, defaults or events of default by Parent or Sub, nor has Parent or Sub received notice of, or made a claim with respect to, any breach or default by any other party to such Parent Leases. Each of Parent and Sub enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.

              (d) All of the real properties, leasehold improvements and items of equipment and other material personal property owned, leased, or licensed by Parent or Sub, or in which any of those parties hold an interest, are in good maintenance, repair and operating condition, ordinary wear and tear excepted, are adequate for the purpose for which they are now being or are anticipated to be used, and, to the best of Parent's knowledge, are free from any material defects.

         4.18 INSURANCE. Parent has made available to the Company true and complete copies of all material policies of insurance of Parent or Sub currently in effect. All of the policies relating to insurance maintained by Parent or Sub with the respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement thereof) are in full force and effect and neither Parent nor Sub has received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers of Parent or Sub which are maintained by Parent or Sub or which are otherwise included as assets on the books of Parent (i) are, or will at the Effective Time be, owned by Parent or Sub, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which Parent agrees that there will not be an amendment prior to the Effective Time without the consent of the Company, and
(ii) are accounted for properly on the books of Parent in accordance with GAAP. Parent does not have any material liability for unpaid premium or premium adjustments not properly reflected on Parent's June 30, 1998 balance sheet. Parent and Sub have been and are adequately insured with respect to their respective property and the conduct of their respective business in such amounts and against such risks as are substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Parent (including without limitation liability insurance and blanket bond insurance). All claims under any policy or bond have been duly and timely filed.

         4.19 TRANSACTIONS WITH CERTAIN PERSONS. Except as disclosed in the Parent SEC Reports, neither Parent nor Sub has entered into any transaction with any executive officer, director or greater-than-5% stockholder of Parent or any "associate" (as defined in Rule 14a-1 under the Exchange Act) of any such officer or director or "affiliates" (as defined in Rule 144(a)(1) of the Securities Act) of any such officer, director or stockholder.

         4.20 LABOR MATTERS. Neither Parent nor Sub is a party to any collective bargaining or other labor union or guild contract nor has Parent or Sub been approached since December 31, 1997 by any collective bargaining or other labor union or guild seeking to enter into a contract with Parent or Sub. There is no pending or, to the best knowledge of Parent, threatened, labor dispute, strike or work stoppage against Parent or Sub which may interfere with the business activities of Parent or Sub. None of Parent, Sub or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the business of Parent or Sub, and there is no pending or, to the best knowledge of Parent, threatened charge or complaint against Parent or Sub by the National Labor Relations Board or any comparable state agency. To its knowledge, neither Parent nor Sub has discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees. There are no race, age, sex or other discrimination complaints pending, or, to the knowledge of Parent, threatened against Parent or Sub by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, commission or agency nor, to the knowledge of Parent, does any basis therefor exist. There are no pending or, to the knowledge of Parent, threatened representation questions respecting any employees.

         4.21 INTELLECTUAL PROPERTY. Parent and Sub own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks, software and other intellectual property used in its business, which are set forth in Schedule 4.21 hereof; neither Parent nor Sub has received any notice of conflict with respect thereto that asserts the right of others. Parent and Sub have performed in all material respects all the obligations required to be performed by it with respect to the items of intellectual property set forth in Schedule 4.21 hereof and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         4.22 SUBSTANTIAL SUPPLIERS AND CUSTOMERS. Since December 31, 1997, none of the top ten (10) suppliers (by dollar volume) or the top ten (10) customers (by dollar volume) of Parent has substantially reduced the use or supply of the products or goods made available for purchase by Parent and Sub in their business or has ceased, or threatened to cease, to use or to supply such products or goods, or, nor does Parent have any reason to believe that any such supplier or customer will do so.

         4.23 FINANCIAL ABILITY TO PERFORM. Parent has delivered to the Company prior to the date of this Agreement a letter from a financing source acceptable to the Company regarding its commitment to fund an amount sufficient to pay the Merger Consideration. As of the date of this Agreement, Parent knows of no reason that the financing source will not be able to consummate the Financing.

         4.24 DISCLOSURE. No representation or warranty contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances in which they are made, not misleading. No information material to the Merger and which is necessary to make Parent's and Sub's representations and warranties hereto contained not misleading, has been withheld from, or has not been delivered in writing to the Company.


                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.01 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall (and shall cause its Subsidiaries to) carry on its business in the ordinary course consistent with past practice. The Company will (and shall cause its Subsidiaries to) use all reasonable efforts to (x) preserve its business organization, (y) keep available the present services of its employees and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not (and shall cause its Subsidiaries not to):

              (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

              (b) (i) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

              (c) except in connection with the exercise of any of the options or warrants of the Company outstanding as of the date of this Agreement, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

              (d) amend its Certificate of Incorporation or Bylaws;

              (e) except as set forth on Schedule 5.01(e), make any capital expenditures in excess of $50,000 individually, or $150,000 in the aggregate;

              (f) enter into any new line of business;

              (g) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) otherwise acquire any assets, other than in the ordinary course of business, which would be material to the Company and its Subsidiaries, taken as a whole;

              (h) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in breach of any provision of this Agreement except, in every case, as may be required by applicable law;

              (i) change its methods of accounting in effect at November 30, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

              (j) except as set forth on Schedule 5.01(j), (i) except as required by applicable law or to maintain qualification pursuant to the Code, (x) enter into, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its current or former directors, officers or employees or (y) increase in any manner compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); provided, however, that the Company or its Subsidiaries may increase the compensation of non-officer employees in the ordinary course of business consistent with past practice; or (ii) except for the Bogen Agreement or the Smith Agreement, enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee (whether or not legally binding);

              (k) other than (i) as set forth on Schedule 5.01(k), (ii) in the ordinary course of business consistent with past practice or (iii) to refinance existing debt with indebtedness under the Company's revolving credit facility, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

              (l) other than (i) as set forth on Schedule 5.01(l) or (ii) in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

              (m) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

              (n) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice or as incurred in connection with the Merger and the transactions expressly contemplated hereby, subject to the limitation on fees set forth in Section 8.03(a) hereof, of liabilities reflected or reserved against in the balance sheet for the fiscal year ended November 30, 1997, or subsequently incurred in the ordinary course of business and consistent with past practice;

              (o) except as set forth on Schedule 5.01(o), enter into or renew amend or terminate, or give notice of a proposed renewal amendment or termination, or make any commitment with respect to, regardless of whether consistent with past practices, any lease, contract, agreement or commitment (i) involving an aggregate payment by or to the Company of more than $100,000, (ii) having a term of one year or more from the time of execution or (iii) outside of the ordinary course of business consistent with past practices;

              (p) waive any material right, whether in equity or at law; or

              (q) agree to do any of the foregoing.

         5.02 COVENANTS OF PARENT AND SUB. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as expressly contemplated or permitted by this Agreement or the Commitment Letter(s) or (ii) with the prior written consent of the Company, Parent shall (and shall cause Sub to) carry on its business in the ordinary course consistent with past practice. Parent will (and shall cause Sub to) use all reasonable efforts to
(x) preserve its business organization, (y) keep available the present services of its employees and (z) preserve for itself the goodwill of the customers of Parent and Sub and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or Schedule 5.02 hereto or consented to in writing by the Company, Parent shall not (and shall cause Sub not to):

              (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

              (b) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement or currently contemplated to be implemented on or prior to the Closing Date;

              (c) except in connection with the exercise of any of the options or warrants of Parent outstanding as of the date of this Agreement, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

              (d) amend its Certificate of Incorporation or Bylaws;

              (e) enter into any new line of business;

              (f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) otherwise acquire any assets, other than in the ordinary course of business, which would be material to Parent;

              (g) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VII (including, without limitation, Section 7.01(d) hereof relating to the Financing) not being satisfied, or in breach of any provision of this Agreement except, in every case, as may be required by applicable law;

              (h) change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

              (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

              (j) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

              (k) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

              (l) waive any material right, whether in equity or at law; or

              (m) agree to do any of the foregoing.

         5.03 NO SOLICITATION; NON-DISCLOSURE.

              (a) None of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, representatives, agents and advisors or other persons controlled by the Company shall solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group (other than Parent, Sub and their affiliates and representatives) concerning any merger, business combination, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transactions involving the Company; provided, however, that the Board of Directors of the Company may furnish or cause to be furnished such information to, and may participate in such discussions or negotiations with, persons or entities who have made a bona fide proposal if the Board of Directors of the Company believes, in good faith, after consultation with its financial and legal advisors, that such bona fide proposal represents a transaction which is more favorable to the Company's stockholders from a financial point of view and is subject only to reasonable conditions of closing which shall include financing terms reasonably satisfactory to the Company and, in the opinion of counsel to the Board of Directors of the Company, the fiduciary duty of the Board of Directors under applicable law requires it to furnish or cause to be furnished such information and/or participate in such discussions or negotiations (a "Superior Offer"). The Company will promptly communicate to Parent, Sub and their affiliates and representatives the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a significant portion of its capital stock or assets or similar transaction involving the Company and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction. In the event that the Board of Directors of the Company receives what it determines, based on the opinion of counsel to the Board of Directors of the Company, to be a Superior Offer, the Board of Directors may vote to recommend such Superior Offer rather than pursuing the consummation of the transactions contemplated hereunder or withdraw, modify or amend its recommendation of this Agreement and the Merger, thus terminating this Agreement in accordance with Section 8.01(h) hereof, but any such termination may occur only (i) within twenty-one (21) days after such Superior Offer is received and (ii) upon two (2) full business days prior notice to Parent.

              (b) No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall disclose to any third party, other than either party's representatives, agents, counsel, accountants or investment bankers or the potential lenders previously disclosed to the Company and Parent in writing, any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as may be required by applicable law. Disclosure of such information by the Company or Parent with respect to obtaining financing shall be made only if the recipient executes a reasonable and appropriate agreement to hold such information confidential. The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         6.01 REGULATORY MATTERS.

              (a) The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Parent or Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

              (b) Parent (or Sub as the case may be) shall, upon request, furnish the Company with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement made by or on behalf of the Company in connection with the Merger and the other transactions contemplated hereby.

              (c) Parent (or Sub as the case may be) and the Company shall promptly furnish each other with copies of written communications received by Parent, Sub or the Company, as the case may be, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         6.02 SECURITIES LAWS MATTERS.

              (a) As soon as reasonably practicable after the date hereof, Parent shall file the Registration Statement with the SEC under the Exchange Act. Parent shall use all reasonable efforts to have the Registration Statement cleared by the SEC as promptly as practicable after such filing.

              (b) Parent, Sub and the Company shall cooperate with each other in the preparation of the Registration Statement, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other parties promptly copies of all correspondence between the party or any representative or agent of the party and SEC. Each party shall review the Registration Statement prior to its being filed with the SEC and shall review all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The parties agree to use all reasonable efforts, after consultation with each other, to respond promptly to all such comments of and requests by the SEC.

              (c) Each of Parent and the Company further agrees to cause the applicable proxy statement contained in the Registration Statement and all required supplements thereto to be mailed to its stockholders entitled to vote at the Parent Stockholder Meeting or the Company Stockholder Meeting, as the case may be, at the earliest practicable time.

         6.03 COMPANY STOCKHOLDER MEETING; PARENT STOCKHOLDER MEETING.

              (a) In order to consummate the Merger, the Company shall take all steps necessary to duly call, give notice of, convene and hold the Company Stockholder Meeting as soon as reasonably practicable for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to obtain such approval and adoption. Subject to Sections 5.03 or 6.11 hereof, the Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby.

              (b) In order to consummate the Merger, Parent shall take all steps necessary to duly call, give notice of, convene and hold the Parent Stockholder Meeting as soon as reasonably practicable for the purpose of voting upon the approval of the issuance of the shares of Parent Common Stock in the Merger and shall use all reasonable efforts to obtain such approval and adoption. Parent shall, through its Board of Directors, recommend to its stockholders approval of the issuance of the shares of Parent Common Stock in the Merger.

         6.04 ACCESS TO INFORMATION.

              (a) Upon reasonable notice to the Chief Executive Officers of the parties and subject to applicable laws relating to the exchange of information, the parties shall afford each other's officers, employees, counsel, accountants, agents, advisors and other authorized representatives, access, during normal business hours of the person(s) to whom access is required, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, make available to the other party (i) when applicable, a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which are not permitted to be disclosed under applicable law), (ii) copies of all periodic reports regularly received by senior management, and (iii) all other information concerning its business, properties, assets and personnel as either party may reasonably request.

              (b) In addition to any other confidentiality covenants and obligations imposed under this Agreement, the parties agree to comply with the confidentiality agreement dated as of March 30, 1998 between Parent and the Company, as amended by that certain letter agreement dated April 24, 1998 between Parent and the Company (the "Confidentiality Agreement"), which is incorporated herein by reference.

         6.05 LEGAL CONDITIONS TO MERGER. Each of Parent, Sub and the Company shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of or any exemption by, any

Governmental Entity and any other third party which is required to be obtained by Parent, Sub or the Company in connection with the Merger and the other transactions contemplated by this Agreement.

         6.06 ADDITIONAL AGREEMENTS. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by the Company or Parent (without additional cost to them).

         6.07 DISCLOSURE SUPPLEMENTS. Prior to the Effective Time, each party will supplement or amend the Schedules hereto delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 7.02(a) hereof or the compliance by the Company with the covenants set forth in
Section 5.01 hereof or for the purposes of determining satisfaction of the conditions set forth in Sections 7.03(a) hereof or the compliance by Parent or Sub with the covenants set forth in Section 5.02 hereof.

         6.08 CURRENT INFORMATION.

              (a) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause its Chief Executive Officer or one or more of his or her designated representatives to be available to confer from time to time with representatives of the other and to report the general status of their ongoing operations. Each such party will promptly notify the other party of any material change in the normal course of its business and of any governmental complaints, investigations or hearings or the institution of significant litigation involving them or their subsidiaries or properties and will keep the other party reasonably informed of such events.

              (b) To the extent not covered by paragraph (a) above, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and
         (ii) any failure of Parent, Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this paragraph
         (b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         6.09 NO INCONSISTENT ACTIONS. Prior to the Effective Time, except as otherwise permitted by this Agreement, no party will enter into any transaction or make any agreement or commitment and will use reasonable efforts not to permit any event to occur, which could reasonably be anticipated to result in
(x) a denial of the regulatory approvals referred to in Section 7.01(b) or (y) the imposition of any condition or requirement that would materially adversely affect the economic or business benefits to the Surviving Corporation of the transactions contemplated by this Agreement.

         6.10 INDEMNIFICATION OF DIRECTORS.

              (a) From and after the Effective Time, Parent and Surviving Corporation shall each defend, indemnify and advance costs and expenses (including reasonable attorneys' fees, disbursements and expenses) and hold harmless each present and former director and officer of the Company or its Subsidiaries determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising after the Effective Time and out of or pertaining to matters existing or occurring at or prior to the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required by law to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's certificate of incorporation and by-laws as of the date hereof shall be made by independent counsel selected jointly by Parent and the Indemnified Party.

              (b) In the event of any claim, action, suit, proceeding or investigation in which indemnification pursuant to Section 6.10(a) is sought (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to any Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter unless counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest making such cooperation inadvisable and (iii) Parent shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld); and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If a court of competent jurisdiction determines that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, then Parent shall provide indemnification to the maximum extent and in such manner as is permissible under applicable law. If such indemnity is completely unavailable with respect to any Indemnified Party, Parent and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

              (c) For a period of six (6) years following the Effective Time, Parent will provide to the persons who served as directors or officers of Company or any of the Company's Subsidiaries on or before the Effective Time, insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time. Such coverage may be provided by means of an extended reporting period endorsement to the policy presently issued to the Company by the present carrier for the Company, or by such other means which shall provide substantially equivalent coverage to the persons.

         6.11 FIDUCIARY OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to take, or cause to be taken, or fail to take any actions or to do, or cause to be done or fail to do any things which may be contrary to the fiduciary obligations of persons who are directors of the Company, or are acting pursuant to the exercise of the directors' fiduciary obligations, as determined in good faith by a majority of the directors of the Company, based as to legal matters on the advice of its legal counsel.

         6.12 FINANCING.

              (a) Parent shall use all reasonable good faith efforts to consummate the Financing and Parent will keep the Purchaser apprised of the status of matters relating to completion of the Financing. Parent shall raise the amount in cash equity required by the terms of the Commitment Letter(s).

              (b) In the event that the Financing is not consummated and a claim, action, suit or proceeding is sought by Parent against the financing source or sources for failure to consummate the Financing
         (i) Parent shall offer the Company the right to join in such claim, action, suit or proceeding, (ii) Parent and the Company shall cooperate in any such claim, action, suit or proceeding, and (iii) Parent and the Company shall share equally in all costs and in all recoveries in any such claim, action, suit or proceeding. Nothing contained herein shall obligate (A) Parent to pursue any such claim, action, suit or proceeding or (B) the Company to participate in any such claim, action, suit or proceeding.


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

              (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company, to the extent required by Delaware law and the Company's Certificate of Incorporation. The issuance of the shares of Parent Common Stock in the Merger shall have been approved and adopted by the affirmative vote of the stockholders of Parent, to the extent required by Delaware law and Parent's Certificate of Incorporation.

              (b) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

              (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

              (d) FINANCING. The Financing shall have been consummated in accordance with the proposal set forth in the Commitment Letter(s).

         7.02 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligation of Parent and Sub to effect the Merger is also subject to the satisfaction or waiver by Parent and Sub, at or prior to the Effective Time, of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

              (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

              (c) CONSENTS UNDER AGREEMENTS. The consent, approval, waiver or amendment (with financial covenants) of each person (other than the Governmental Entities referred to in Section 7.01(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company under any material loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained and shall be reasonably satisfactory to Parent.

              (d) LEGAL OPINION. Parent shall have received the legal opinion of Bourne, Noll & Kenyon, counsel to the Company, dated the Closing Date, covering such matters as Parent and Sub shall reasonably request.

              (e) FIRPTA. The Company shall have delivered to the Parent and Sub an affidavit, dated as of the Effective Date, pursuant to Sections 897 and 1445 of the Code in substantially the form set forth in Exhibit E hereto, and shall have complied with the notice requirements set forth in Treasury Regulation Section 1.897-2(h)(2).

              (f) BOGEN AGREEMENT AND SMITH AGREEMENT. The Bogen Agreement and the Smith Agreement shall be in full force and effect as of the Effective Time, and the employment agreements of Steven Bogen and Steven Smith with the Company shall have been terminated in all respects, except as expressly contemplated by the Bogen Agreement and the Smith Agreement, respectively.

              (g) DISSENTING SHARES. Dissenting Shares shall constitute not more than five percent (5%) of the issued and outstanding shares of Company Common Stock as of the record date for the Company Stockholder Meeting.

              (h) FIVE LOG REDUCTION. The Company shall be in compliance with the requirements of the Food Labeling: Warning and Notice Statement; Labeling of Juice Products; Final Rule promulgated by the United States Food and Drug Administration through in-plant validation of five (5) log reduction without use of pasteurization, which compliance will eliminate any requirement for a warning label.

         7.03 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Sub by their respective Chief Executive Officers and Chief Financial Officers to the foregoing effect.

              (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have each performed in all material respects all obligations required to be performed by them; under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Chief Executive Officers and Chief Financial Officers to such effect.

              (c) CONSENTS UNDER AGREEMENTS. The consent, approval, waiver or amendment (with financial covenants) of each person (other than the Governmental Entities referred to in Section 7.01(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Parent or Sub under any material loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, shall have been obtained and shall be reasonably satisfactory to the Company.

              (d) SEC REGISTRATION; LISTING OF SHARES. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Parent Common Stock to be issued in connection with the Merger shall have been included for quotation on the Nasdaq SmallCap Market or any other national securities exchange, or quotation system, if any, upon which the Parent Common Stock is trading or being quoted at the Effective Time.

              (e) FAIRNESS OPINION. The Company shall have received the written opinion of Ladenburg Thalmann & Company to the effect that, as of the date of such opinion, the Per Share Price is fair to the Company's stockholders from a financial point of view, and such opinion shall not have been amended or rescinded as of the Effective Time.

              (f) LEGAL OPINION. The Company shall have received the legal opinion of Swidler Berlin Shereff Friedman, LLP, counsel to Parent and Sub, dated the Closing Date, covering such matters as the Company shall reasonably request.

              (g) INSURANCE. The Company shall have received evidence, reasonably satisfactory to it, that Parent shall have obtained the insurance referred to in Section 6.10(c) hereof or, after giving ten
         (10) days' prior written notice to Parent, shall have obtained the insurance referred to in Section 6.10(c) hereof.

              (h) PROVISION OF THE EXCHANGE FUND. Parent shall have made available to the Exchange Agent the Exchange Fund described in Section
         2.01 hereof.


                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

         8.01 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent:

              (a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

              (b) by either Parent or the Company upon written notice to the other party (i) at least thirty (30) days after the date on which any request or application for a regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the thirty (30) day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

              (c) by either Parent or the Company if the Merger shall not have been consummated on or before the later of (i) if the Company has mailed the proxy statement contained in the Registration Statement to its stockholders on or prior to December 31, 1998, the thirtieth
         (30th) day after the Company has mailed the proxy statement or, if later, five (5) days after the Company Stockholder Meeting and (ii) December 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

              (d) by the Company (provided that the Company shall not be in material breach of any of its obligations under Section 6.03) if any approval of the stockholders of the Company required for the consummation of and Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

              (e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, (i) which breach (if susceptible to cure) is not cured within twenty (20) business days following written notice to the party committing such breach, or (ii) which breach, by its nature, cannot be cured;

              (f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, (i) which breach (if susceptible to cure) shall not have been cured within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party hereto, or (ii) which breach, by its nature, cannot be cured;

              (g) by Parent, if the Board of Directors of the Company does not publicly recommend, as required by Section 6.03 hereof, in the Registration Statement that the Company's stockholders approve and adopt this Agreement or, if after recommending in the Registration Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Parent;

              (h) by the Company, if the Board of Directors of the Company votes to recommend a Superior Offer rather than pursuing the consummation of the transactions contemplated hereunder or, if after recommending in the Registration Statement that stockholders approve and adopt this Agreement and the Merger, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in order to recommend a Superior Offer; provided, however, that the Company shall notify Parent at least two (2) full business days prior to the exercise of its termination rights under this Section 8.01(h); or

              (i) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) after a reasonable and objective determination that any of the conditions in Section 7.01 or 7.02, in the case of a termination by Parent, or that any of the conditions in Section 7.01 or 7.03, in the case of a termination by the Company, have not been satisfied or cured within the time frames required by such sections or are incapable of being satisfied or cured, as the case may be, by the later of (i) if the Company has mailed the proxy statement contained in the Registration Statement to its stockholders on or prior to December 31, 1998, the thirtieth (30th) day after the Company has mailed the proxy statement or, if later, five (5) days after the Company Stockholder Meeting and (ii) December 31, 1998.

         8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except Sections 6.04(b), 6.12(b) and 8.03 shall survive any termination of this Agreement, and there shall be no further obligation on the part of Parent, Sub, the Company, or their respective officers or directors except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement; provided, however, that no claim for intentional breach shall survive the Closing.

         8.03 EXPENSES; TERMINATION FEE.

              (a) If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided that nothing contained herein shall limit Parent's rights under Section 8.03(b) hereof. If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Parent; provided, however, that Parent shall not be required to pay more than an aggregate of $495,000 for the out-of-pocket expenses of the Company and its advisors, including without limitation legal counsel, investment advisors and accountants (but excluding the out-of pocket expenses of the financial printer with respect to the Registration Statement and the proposed proxy filing already incurred by the Company).

              (b) In order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, in the event that (i) the transactions contemplated by this Agreement are not consummated as a result of any failure to satisfy the conditions set forth in Sections 7.01(a) (as to the Company's stockholders), 7.02(b) or 7.02(f) of this Agreement or
         (ii) the Company terminates this Agreement and, at the time of termination, the Board of Directors of the Company has received a Superior Offer and such Superior Offer is accepted by the Company within twelve (12) months after the termination of this Agreement), the Company shall pay Parent an amount equal to $1,500,000 (inclusive of out-of-pocket expenses) in connection with the transactions contemplated by this Agreement.

              (c) In order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, in the event that (i) the transactions contemplated by this Agreement are not consummated as a result of any failure to satisfy the conditions set forth in Sections 7.01(a) (as to the Parent's stockholders) or 7.03(b) of this Agreement or (ii) Parent terminates this Agreement and, at the time of termination, the Board of Directors of Parent has received an offer to be acquired by a third party and Parent accepts such offer within twelve (12) months after the termination of this Agreement), Parent shall pay the Company an amount equal to $750,000 (inclusive of out-of-pocket expenses) in connection with the transactions contemplated by this Agreement.

              (d) In order to induce the Company to enter into this Agreement, in the event that the transactions contemplated by this Agreement are not consummated for reasons other than as a result of any failure to satisfy the conditions set forth in Sections 7.01(a) (as to the Company's stockholders), 7.02(a), 7.02(b), 7.02(c), 7.02(e), 7.02(f),
         7.02(g) or 7.02(h) of this Agreement, Parent hereby covenants and agrees that it will not directly or indirectly acquire an entity which manufactures fresh juices within twelve (12) months after the termination or failure to consummate of this Agreement.

         8.04 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that, after approval by the stockholders of the Company, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the stockholders of the Company without the approval of a majority of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.01 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at such date, time and place as is mutually agreed upon by the Company and Parent, which shall be not more than three (3) business days after the satisfaction of the conditions set forth in Article VII hereof. The date on which such Closing takes place is referred to herein as the "Closing Date."

         9.02 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any term or provision of this Agreement to the contrary and regardless of any investigation made by any party, none of the representations, warranties, covenants and agreements in this Agreement or otherwise made or delivered pursuant to, or in connection with, this Agreement, the Merger or any related transactions shall survive the Closing Date, except for those covenants and agreements contained or referenced in the Bogen Agreement or the Smith Agreement and in the Confidentiality Agreement.

         9.03 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (with confirmation from recipient), three (3) days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a) if to Parent or Sub, to:

                      Saratoga Beverage Group, Inc.
                      11 Geyser Road
                      Saratoga Springs, New York  12866
                      Attention:  Chief Executive Officer
                      Facsimile No.:  (518) 584-0380

                  with a copy to:

                      Swidler Berlin Shereff Friedman, LLP
                      919 Third Avenue
                      New York, New York 10022-9998
                      Attention:  Charles I. Weissman, Esq.
                      Facsimile No.:  (212) 758-9526

              (b) if to the Company, to:

                      The Fresh Juice Company, Inc.
                      280 Wilson Avenue
                      Newark, New Jersey  07105
                      Attention:  Chief Executive Officer
                      Facsimile No.:  (973) 465-7170

                  with a copy to:

                      Bourne, Noll & Kenyon
                      382 Springfield Avenue
                      P.O. Box 690
                      Summit, New Jersey  07902-0690
                      Attention:  John F. Kuntz, Esq.
                      Facsimile No.:  (908) 277-6808

         9.04 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be October 13, 1998.

         9.05 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.06 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein), the Voting Agreement, the Bogen Agreement, the Smith Agreement, the Confidentiality Agreement and the Option Agreement by and between Parent and Steven Smith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         9.07 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable to conflicts of law.

         9.08 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Sections 5.03, 6.04(b), or 8.03 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 5.03, 6.04(b) or 8.03 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in the State of New York (if such injunction or enforcement action is instituted by the Company) or the State of New Jersey (if such injunction or enforcement action is instituted by Parent), this being in addition to any other remedy to which they are entitled at law or in equity. In the event Parent institutes an action to enforce the provisions of 8.03(b) of this Agreement, the prevailing party in such action shall be entitled to all documented, out of pocket costs and expenses, without limitation.

         9.09 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.10 PUBLICITY. Except as otherwise required by law or the rules of the National Association of Securities Dealers, so long as this Agreement is in effect, none of Parent, Sub or the Company shall, or shall permit any of their Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall nor be unreasonably withheld.

         9.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                       SARATOGA BEVERAGE GROUP, INC.


                                       By /s/ Robin Prever
                                         ----------------------------------
                                          Title: President and
                                                 Chief Executive Officer


                                       ROWALE CORP.


                                       By  /s/ Robin Prever
                                         ----------------------------------
                                          Title:  President


                                       THE FRESH JUICE COMPANY, INC.


                                       By /s/ Steven M. Bogen
                                         ----------------------------------
                                          Title:  Chief Executive Officer

                                                                    EXHIBIT A-1

                              COMPANY STOCKHOLDERS

                  Steven Bogen
                  Steven Smith
                  Jeffrey Smith
                  Jeffrey Heavirland

                                                                    EXHIBIT A-2

                              PARENT STOCKHOLDERS

                                  Robin Prever
                                Anthony Malatino
                              Warren Lichtenstein

                                                                      EXHIBIT B

                RESTATED VOTING, STANDSTILL AND PROXY AGREEMENT

         This Restated Voting, Standstill and Proxy Agreement (the "Agreement") is made and entered into as of October 13, 1998 by and among THE FRESH JUICE COMPANY, INC., a Delaware corporation (the "Company"), the stockholders of the Company whose names and addresses are set forth on the signature pages hereto (the "Company Stockholders"), SARATOGA BEVERAGE GROUP, INC., a Delaware corporation ("Saratoga"), and the stockholders of Saratoga whose names and addresses are set forth on the signature pages hereto (the "Saratoga Stockholders").

         WHEREAS, the Company, the Company Stockholders and Saratoga previously entered into a voting, standstill and proxy agreement, dated as of August 14, 1998 (the "First Agreement"); and

         WHEREAS, the parties hereto have determined to amend the terms of the First Agreement; and

         WHEREAS, the Company, Saratoga and Rowale Corp., a wholly-owned subsidiary of Saratoga ("Sub"), entered into, as of the date hereof, a Restated Agreement and Plan of Merger (the "Merger Agreement"; terms used herein and not otherwise defined are used herein as defined in the Merger Agreement), pursuant to which Sub will merge with and into the Company (the "Merger") and each share of common stock, $.01 par value per share, of the Company ("Company Common Stock") would be converted into the right to receive cash and shares of Class A common stock, $.01 par value per share, of Saratoga ("Class A Common Stock"); and

         WHEREAS, each of the Company Stockholders owns the number of shares of Company Common Stock set forth opposite his name on Schedule A annexed hereto (collectively, the "Company Securities" and, with respect to the Company Securities owned by a specific Company Stockholder, the "Company Stockholder's Securities"); and

         WHEREAS, each of the Saratoga Stockholders owns the number of shares of Class A Common Stock and shares of Class B common stock, $.01 par value per share, of Saratoga ("Class B Common Stock") set forth opposite his or her name on Schedule B annexed hereto (collectively, the "Saratoga Securities" and, with respect to the Saratoga Securities owned by a specific Saratoga Stockholder, the "Saratoga Stockholder's Securities"); and

         WHEREAS, execution and delivery of this Agreement by the Company Stockholders and by the Saratoga Stockholders is a condition to the execution and delivery of the Merger Agreement by Saratoga and Sub, and by the Company, respectively.

         NOW, THEREFORE, in order to induce Saratoga, Sub and the Company to enter into the Merger Agreement and in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. Term. This Agreement (except for Section 3(e) hereof) shall expire on the earlier of (i) the Effective Date (as defined in the Merger Agreement) or (ii) the termination of the Merger Agreement by any party thereto pursuant to the terms thereof.

         2. Covenants of the Saratoga Stockholders.

         (a) Each Saratoga Stockholder agrees to vote all of his or her Saratoga Securities for the approval of the issuance of shares of Class A Common Stock in the Merger.

         (b) Except in accordance with the provisions of this Agreement or as expressly set forth in the Merger Agreement, each Saratoga Stockholder agrees, until the termination of this Agreement, not to:

              (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Saratoga Securities; or

              (ii) deposit any Saratoga Securities into a voting trust, enter into a voting agreement or otherwise grant any voting rights to any other person or entity with respect to any such securities.

         (c) Until such time as this Agreement is terminated, each Saratoga Stockholder agrees to take any actions as reasonably requested by the Company or Saratoga, within his or her power, as are necessary or appropriate to enable Saratoga and Sub to satisfy the conditions precedent set forth in the Merger Agreement to the Company's obligations to consummate the Merger, and to use her reasonable efforts to cause Saratoga and Sub to satisfy such conditions precedent; provided, however, that such Saratoga Stockholder shall not be required to pay any moneys or incur any liability in connection with the foregoing.

         3. Covenants of the Company Stockholders.

         (a) Each Company Stockholder agrees to vote all of his currently owned shares of Company Common Stock for the approval of the Merger, the Merger Agreement (in the form executed as of the date hereof, with such changes thereto as the parties to the Merger Agreement may agree prior to such changes), and the transactions contemplated therein.

         (b) Each Company Stockholder, in his capacity as such, further agrees to convert, at the Closing, all in-the-money options and warrants to purchase shares of Company Common Stock into the cash and shares of Class A Common Stock in accordance with Section 1.05(d) of the Merger Agreement.

         (c) Except in accordance with the provisions of this Agreement or as expressly set forth in the Merger Agreement, each Company Stockholder agrees, until the termination of this Agreement, not to:

              (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Company Securities; or

              (ii) deposit any Company Securities into a voting trust, enter into a voting agreement or otherwise grant any voting rights to any other person or entity with respect to any Company Securities.

         (d) Until such time as this Agreement is terminated, each Company Stockholder agrees to take any actions as reasonably requested by the Company or Saratoga, within his power as are necessary or appropriate to enable the Company to satisfy the conditions precedent set forth in the Merger Agreement to Saratoga's obligations to consummate the Merger, and to use his best efforts to cause the Company to satisfy such conditions precedent; provided, however, that such Company Stockholder shall not be required to pay any moneys or incur any liability in connection with the foregoing.

         (e) In addition, for a period commencing on the date of this Agreement and ending on the earlier to occur of (i) the third anniversary of the Effective Date or (ii) the termination of the

    Merger Agreement by any party thereto pursuant to the terms thereof, each Company Stockholder hereby agrees that, without the prior written consent of Saratoga, he will not, directly or indirectly, through one or more intermediaries or otherwise, participate in any transaction in which one or more parties have done or seek to do any of the following: (i) purchase or acquire, or agree to purchase or acquire, any shares of capital stock or other securities of Saratoga; (ii) solicit, or encourage any other person to solicit, proxies or consents of stockholders of Saratoga, or become a "participant" or otherwise engage in any "solicitation" (as such terms are defined under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), with respect to any matter in opposition to the recommendation of a majority of the members of the Board of Directors of Saratoga then in office; (iii) acquire or affect, or seek to acquire or affect, control of Saratoga, or influence or seek to influence the management of Saratoga, or directly or indirectly participate in or encourage the formation of any group seeking to influence management or to displace or modify the composition of the Board of Directors of Saratoga; (iv) join a partnership, limited partnership, syndicate or other group within the meaning of Section 13(d) of the Exchange Act for the purpose of acquiring, holding or disposing of any shares of capital stock or other securities of Saratoga; (v) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to Saratoga, as described in Rule 14a-8 under the Exchange Act, irrespective of whether Rule 14a-8 under the Exchange Act is applicable; or
    (vi) seek to modify the terms of this paragraph.

         4. Representations and Warranties of the Saratoga Stockholders. Each Saratoga Stockholder represents and warrants to the Company as follows:

         (a) the Saratoga Stockholder owns such Saratoga Securities of record or beneficially free and clear of any lien, security interest, encumbrance or other adverse claim;

         (b) such Saratoga Stockholder's Securities set forth on Schedule B hereto are the only securities of Saratoga owned of record or beneficially by such Saratoga Stockholder or in which such Saratoga Stockholder has any interest; and

         (c) such Saratoga Stockholder has the right, power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; such execution, delivery and performance will not violate any applicable law, rule or regulation or any outstanding agreement or instrument to which such Saratoga Stockholder is a party; and this Agreement constitutes a legal, valid and binding agreement on the part of such Saratoga Stockholder enforceable against such Saratoga Stockholder in accordance with its terms.

         5. Representations and Warranties of Saratoga. Saratoga represents and warrants to the Company that the execution and delivery of this Agreement by Saratoga and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action, do not violate the terms of its Certificate of Incorporation, its By-Laws, any law, rule or regulation or any outstanding agreement or instrument to which it is a party or is bound or subject to, and this Agreement constitutes a legal, valid and binding agreement on its part.

         6. Representations and Warranties of the Company Stockholders. Each Company Stockholder represents and warrants to Saratoga as follows:

         (a) such Company Stockholder owns such Company Stockholder's Securities of record or beneficially free and clear of any lien, security interest, encumbrance or other adverse claim;

         (b) such Company Stockholder's Securities set forth on Schedule A hereto are the only securities of the Company owned of record or beneficially by such Company Stockholder or in which such Company Stockholder has any interest, and, except as set forth on Schedule A, such Company Stockholder has no right to acquire any other securities of the Company; and

         (c) such Company Stockholder has the right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; such execution, delivery and performance will not violate any applicable law, rule or regulation or any outstanding agreement or instrument to which such Company Stockholder is a party; and this Agreement constitutes a legal, valid and binding agreement on the part of such Company Stockholder enforceable against such Company Stockholder in accordance with its terms.

         7. Representations and Warranties of the Company. The Company represents and warrants to Saratoga that the execution and delivery of this Agreement by the Company and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action, do not violate the terms of its Articles of Incorporation, its By-Laws, any law, rule or regulation or any outstanding agreement or instrument to which it is a party or is bound or subject to, and this Agreement constitutes a legal, valid and binding agreement on its part.

         8. Saratoga Proxy.

         (a) Each Saratoga Stockholder hereby irrevocably makes, constitutes and appoints the Company to act as such Saratoga Stockholder's true and lawful proxy and attorney-in-fact in the name and on behalf of such Saratoga Stockholder, with full power to appoint a substitute or substitutes to vote all of his or her Saratoga Securities for the approval of the issuance of the shares of Class A Common Stock as set forth in
    Section 2(a) hereof (subject to Section 18 hereof). By giving this proxy, each such Saratoga Stockholder hereby revokes any other proxy granted by such Saratoga Stockholder to vote any of such Saratoga Stockholder's Securities with respect to such matters. This proxy, and the power of attorney and all authority contained herein, shall become effective as to any Saratoga Stockholder only upon the failure of such Saratoga Stockholder to vote or consent with respect to his or her shares in accordance with
    Section 2(a) hereof, following notice to such Saratoga Stockholder to that effect.

         (b) All power and authority hereby conferred is coupled with an interest and is irrevocable, shall not be terminated by any act of such Saratoga Stockholder or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of such Saratoga Stockholder. If after the execution of this Agreement any Saratoga Stockholder shall cease to have appropriate power or authority, or if any other such event or events shall occur, the Company is nevertheless authorized and directed to vote the Saratoga Securities in accordance with the terms of this Agreement as if such lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

         (c) Each Saratoga Stockholder agrees to use all good faith efforts to cause any record owner of Saratoga Securities of which such Saratoga Stockholder is the beneficial owner to grant to the Company a proxy of the same effect as that contained herein. Subject to the proviso set forth in
    Section 2(c) hereof, each Saratoga Stockholder shall perform such further acts and execute such further documents as may be required to vest in the Company the power to vote the Saratoga Stockholder's Securities during the term of the proxy granted herein.

         9. Company Proxy.

         (a) Each Company Stockholder hereby irrevocably makes, constitutes and appoints Saratoga to act as such Company Stockholder's true and lawful proxy and attorney-in-fact in the name and on behalf of such Company Stockholder to vote all of his, her or its shares of Company Common Stock for the approval of the Merger, the Merger Agreement and the transactions contemplated therein as set forth in Section 3(a) hereof (subject to Section 18 hereof). By giving this proxy, each such holder of Company Common Stock hereby revokes any other proxy granted by such Company Stockholder to vote any of such

    Company Stockholder's Securities with respect to such matters. This proxy, and the power of attorney and all authority contained herein, shall become effective as to any Company Stockholder only upon the failure of such Company Stockholder to vote or consent with respect to his shares in accordance with Section 3(a) hereof, following notice to such Company Stockholder to that effect.

         (b) All power and authority hereby conferred is coupled with an interest and is irrevocable, shall not be terminated by any act of such Company Stockholder or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of such Company Stockholder. If after the execution of this Agreement any Company Stockholder shall cease to have appropriate power or authority, or if any other such event or events shall occur, Saratoga is nevertheless authorized and directed to vote the Company Securities in accordance with the terms of this Agreement as if such lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof.

         (c) Each Company Stockholder agrees to use all good faith efforts to cause any record owner of Company Securities of which such Company Stockholder is the beneficial owner to grant to Saratoga a proxy of the same effect as that contained herein. Subject to the proviso set forth in
    Section 3(d) hereof, each Company Stockholder shall perform such further acts and execute such further documents as may be required to vest in Saratoga the power to vote the Company Stockholder's Securities during the term of the proxy granted herein.

         10. Further Assurances. Subject to the provisos set forth in Sections 2(d) and 3(d) hereof, each party hereto shall perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

         11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto.

         12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         13. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given when delivered in person or by telecopier, cable, telex or telegram or three (3) days after mailed by certified mail, postage prepaid, addressed as follows:

         To the Company or to the Company Stockholders:

              The Fresh Juice Company, Inc.
              280 Wilson Avenue
              Newark, New Jersey  07105
              Attention: Chief Executive Officer
              Facsimile No.: (973) 465-7170
         with a copy to:

              Bourne, Noll & Kenyon
              382 Springfield Avenue
              P.O. Box 690
              Summit, New Jersey  07902-0690
              Attention: John F. Kuntz, Esq.
              Facsimile No.: (908) 277-6808

         To Saratoga or to the Saratoga Stockholders:

              Saratoga Beverage Group, Inc.
              11 Geyser Road
              Saratoga Springs, New York  12866
              Attention: Chief Executive Officer
              Facsimile No.:  (518) 584-0380

         with a copy to:

              Swidler Berlin Shereff Friedman, LLP
              919 Third Avenue
              New York, New York 10022-9998
              Attention: Charles I.  Weissman, Esq.
              Facsimile No.: (212) 758-9526

         14. Effect of Invalidity. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         16. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Delaware without giving effect to the conflicts of laws principles thereof.

         17. Binding Effect: Benefits. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto and their respective heirs, legal representatives and successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         18. Merger Agreement Amendments. No amendment to the Merger Agreement after the date hereof shall alter or affect the rights granted to the Company and Saratoga hereunder.

         19. Supersession. This Agreement supersedes and replaces the First Agreement with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the Company, the Company Stockholders, Saratoga and the Saratoga Stockholders have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized, as the case may be, as of the date first above written.

                                   THE FRESH JUICE COMPANY, INC.


                                   /s/ Steven M. Bogen
                                   --------------------------------------------
                                   Name:  Steven M. Bogen
                                   Title: Chief Executive Officer


                                   SARATOGA BEVERAGE GROUP, INC.

                                   /s/ Robin Prever
                                   --------------------------------------------
                                   Name:  Robin Prever
                                   Title: President and Chief Executive Officer


                                   /s/ Steven Bogen
                                   ----------------------------------
                                   /s/ Steven Smith
                                   ----------------------------------
                                   /s/ Jeffrey Smith
                                   ----------------------------------
                                   /s/ Jeffrey Heavirland
                                   ----------------------------------
                                   /s/ Robin Prever
                                   ----------------------------------
                                   /s/ Anthony Malatino
                                   ----------------------------------
                                   /s/ Warren Lichtenstein
                                   ----------------------------------

                                   Stockholders

                                                                     SCHEDULE A

                                          NUMBER OF SHARES OF
                     NAME               COMPANY CAPITAL STOCK^^
                     ----               -----------------------
Steven Smith                                   1,361,248
Steven Bogen                                   1,232,708
Jeffrey Heavirland                              77,667*
Jeffrey Smith                                   17,266**

                                            2,688,889 shares

6,467,731 total shares

                                                41.6%


All above based on 10-KSB for 11-30-97 and review of subsequent Form 4s and 5s.

*        237,857 options and warrants backed out of 10-KSB 11-30-97 numbers
**       50,000 options out of 10-KSB 11/30/97 numbers

                                                                     SCHEDULE B

       NAME                             NUMBER OF SARATOGA SECURITIES
       ----                             -----------------------------
Robin Prever                         20,345 shares of Class A Common Stock
                                    167,960 shares of Class B Common Stock
Anthony Malatino                     51,000 shares of Class A Common Stock
                                    345,995 shares of Class B Common Stock
Warren Lichtenstein                 300,000 shares of Class A Common Stock

                                                                      EXHIBIT C

                         SARATOGA BEVERAGE GROUP, INC.
                                 11 Geyser Road
                        Saratoga Springs, New York 12866

                                                 December 2, 1998

Steven M. Bogen
81 Dahlia Street
Staten Island, NY 10312

         Re:  Consulting Agreement

Dear Steve:

         Pursuant to the proposed transaction (the "Transaction") between The Fresh Juice Company, Inc. ("Fresh Juice") and Saratoga Beverage Group, Inc. ("Saratoga"), wherein a newly formed, wholly owned subsidiary of Saratoga will merge (the "Merger") with and into Fresh Juice, you hereby agree as follows:

         Effective as of and subject to the date of consummation of the Merger (the "Closing Date"), you hereby agree to become a full-time consultant to Saratoga and Fresh Juice during the one year period following the Closing Date in exchange for the sum of $300,000, payable monthly in arrears over said one year period. Full time is defined for purposes of this letter as not more than 1,000 hours in total. You shall perform such consulting services as reasonably requested by the President/Chief Executive Officer of Saratoga or the Board of Directors of Saratoga. This consulting relationship may be terminated for cause (defined as (i) conviction of a felony or crime involving moral turpitude, or (ii) wilful malfeasance or willful refusal to perform consulting services reasonably requested, or (iii) death or disability, which would prevent you from being a full-time consultant). In the event of a termination of the consulting relationship by Saratoga other than for cause, Saratoga shall remain obligated to pay the full balance due and owing on the $300,000 consulting fee at the time of termination. You shall not be required to perform consulting services outside of the Newark facility or at your home on Staten Island, except that you agree that reasonable out-of-state travel may be required (consistent with your past two years' employment). Any business travel shall include reimbursement for travel and lodging (consistent with your past two years' employment).

         Effective as of and subject to the Closing Date, you hereby agree to comply with the terms set forth on Exhibit A annexed hereto from and after the first anniversary of the Closing Date until the second anniversary of the Closing Date. You hereby acknowledge that your agreement to comply with the terms set forth on Exhibit A annexed hereto is a crucial term of the consulting relationship and, but for such agreement, Saratoga would not have entered into the consulting relationship described in this letter agreement.

Steven M. Bogen
December 2, 1998
Page 2


         Kindly indicate your acceptance of the foregoing by signing in the space provided below.

                                      Very truly yours,

                                      SARATOGA BEVERAGE GROUP, INC.


                                      By: /s/ Robin Prever
                                          Robin Prever
                                          President and Chief Executive Officer


Accepted and agreed to as of
December 2, 1998


/s/ Steven M. Bogen
------------------------
Steven M. Bogen

Steven M. Bogen
December 2, 1998
Page 3

                                                                      EXHIBIT A

         1. Confidentiality. In view of the fact that your work as a consultant to Saratoga and Fresh Juice and their respective subsidiaries and affiliates will bring you into close contact with many confidential affairs of Saratoga and Fresh Juice and their respective affiliates, including the names of Saratoga's and Fresh Juice's customers and suppliers, matters of a business nature such as information about costs, profits, markets, sales, other information not readily available to the public, and plans for future developments (hereinafter collectively "Confidential Matters"), you agree (i) to keep secret all Confidential Matters of Saratoga and Fresh Juice and their respective subsidiaries and affiliates, and not to disclose such Confidential Matters to anyone outside of Saratoga or Fresh Juice (other than Saratoga's or Fresh Juice's customers or potential customers and Saratoga's and Fresh Juice's vendors or suppliers or potential vendors or suppliers), either during or after your consultancy with Saratoga and Fresh Juice, except with Saratoga's written consent at each time as to any Confidential Matter which is to be disclosed, and (ii) to deliver promptly to Saratoga on termination of your consultancy, or at any time Saratoga may so request, all memoranda, notes, records, reports, lists or other documents (and all copies thereof) and materials relating to Saratoga's and Fresh Juice's and their respective subsidiaries' and affiliates' business which you may then possess or have under your control.

         2. Agreement Not to Compete. During the period from the first anniversary of the Closing Date until the second anniversary of the Closing Date, you shall not (i) purchase an ownership interest of more than 5% of a company or other entity which is at such time engaged in the juice beverage industry and active in the same geographic area as Saratoga or Fresh Juice or their respective subsidiaries or affiliates, is otherwise competitive with Saratoga or Fresh Juice or their respective subsidiaries or affiliates, or is attempting to enter such industry in such geographic area or to become otherwise competitive; (ii) act as a consultant, officer, director or in any other capacity, whose responsibilities are related to the juice beverage industry in the same geographic area as Saratoga or Fresh Juice or their respective subsidiaries or affiliates operate; or (iii) solicit in any way or entice away from Saratoga or Fresh Juice or their respective subsidiaries or affiliates (a) any clients or accounts of Saratoga or Fresh Juice or their respective subsidiaries or affiliates which were active clients or accounts of Saratoga or Fresh Juice or their respective subsidiaries or affiliates during your consultancy with Saratoga and Fresh Juice, (b) any prospective client or account of Saratoga or Fresh Juice or their respective subsidiaries or affiliates which Saratoga or Fresh Juice or their respective subsidiaries or affiliates was actively engaged in soliciting during your consultancy with Saratoga and Fresh Juice, (c) any employee of Saratoga or Fresh Juice or their respective subsidiaries or affiliates (unless such employee shall have been either discharged by such entity or shall have otherwise ceased to have been employed by such entity for a period of 365 days) or (d) any manufacturers or suppliers of Saratoga or Fresh Juice or their respective subsidiaries or affiliates, which were manufacturers or suppliers of Saratoga or Fresh Juice or their respective subsidiaries or affiliates during your consultancy with Saratoga and Fresh Juice. Notwithstanding the foregoing, however, if Saratoga or Fresh Juice fail to make any payments due under the Consulting Agreement dated December 2, 1998 (the "Letter Agreement") to which this Exhibit A is annexed to you when due, the provisions of this Section 2 shall not apply.

         3. Remedies. You recognize that any breach of the covenants set forth in Sections 1 and 2 of this Exhibit A would irreparably injure Saratoga and Fresh Juice. Accordingly, you agree that any breach of the covenants contained in Sections 1 and 2 of this Exhibit A will result in forfeiture to Saratoga as liquidated damages of any and all amounts otherwise payable to you under the Letter Agreement to which this Exhibit A is annexed as of and from the date of such breach. Furthermore, Saratoga and Fresh Juice may, in addition to pursuing its other remedies, obtain an injunction against you from any court having jurisdiction over the matter, restraining any further violation of this Exhibit A by you and no bond or other security shall be required in connection with such injunction. In the event that you prevail in any judicial proceeding relating to a breach by you under this Exhibit A, (i) all sums determined to be due hereunder in such judicial proceeding shall be due and payable in a lump sum

Steven M. Bogen
December 2, 1998
Page 56

(unless otherwise ordered by the court in which such judicial proceeding is bought) and (ii) Saratoga and Fresh Juice shall be liable for all fees and expenses, including attorneys' fees, incurred by you in connection with any action taken to enforce this Exhibit A or obtain judgment for a breach of this Exhibit A.

         4. Reformation. If any of the covenants contained in Sections 1 or 2 of this Exhibit A, or any part thereof, are held to be unenforceable because of the scope or duration of any such provision, the parties agree that the body making such determination shall have the power to reduce the scope or duration of such provision and, in its reduced form, said provision shall be enforceable. If any of the covenants in Sections 1 or 2 of this Exhibit A, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full force and effect without regard to the invalid provisions.

                         THE FRESH JUICE COMPANY, INC.
                           35 WALNUT AVENUE, SUITE 4
                            CLARK, NEW JERSEY 07066


                                                              December 2, 1998


Steven M. Bogen
81 Dahlia Street
Staten Island, NY 10312

         Re:  Amendment of Employment Agreement

Dear Steve:

         Pursuant to the proposed transaction (the "Transaction") between The Fresh Juice Company, Inc. ("Fresh Juice") and Saratoga Beverage Group, Inc. ("Saratoga"), wherein a newly formed, wholly owned subsidiary of Saratoga will merge (the "Merger") with and into Fresh Juice, it will be a condition to the consummation of the Transaction that you and Fresh Juice amend, and you hereby agree to amend, the Employment Agreement between Fresh Juice and you, dated as of March 31, 1996 (the "Employment Agreement"), as follows:

         1. Effective as of and subject to the date of consummation of the Merger (the "Closing Date") you hereby agree to resign from all positions held by you as an officer, director and employee of Fresh Juice and each of its subsidiaries.

         2. Effective as of and subject to the Closing Date, you hereby waive all amounts (including payments and benefits) due to you under Sections 6, 14, 15 and 16 of the Employment Agreement, except for (i) the payment of the sum of $962,687.40 in cash on the Closing Date, (ii) the provision at no cost to you of the automobile currently utilized by you for a period of two years (with insurance and maintenance) following the Closing Date, and (iii) the provision at no cost to you of health or other group insurance pursuant to plans which are in effect or which are instituted after the date hereof for executive officers or employees generally of Fresh Juice for a period of two years following the Closing Date; provided, however, that the aggregate amount of all termination and severance payments payable to you herein shall not exceed the product of 2.99 times your "base amount" as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and as determined in accordance with temporary or final regulations, if any, promulgated under Section 280G of the Code.

         3. Effective as of and subject to the Closing Date, you hereby agree to delete the word "citrus" before the phrase "juice beverage industry" from
Section 24.2(i) and Section 24.2(ii).

         4. Upon your receipt of the cash referenced in clause (i) of paragraph 2 above, you hereby agree to terminate the Employment Agreement in all respects other than Section 24 of the Employment Agreement which section, as amended by this letter agreement, shall survive the termination of the Employment Agreement.

         5. Effective as of and subject to the Closing Date, Fresh Juice hereby agrees to pay $15,000 toward your legal fees and expenses to Gibbons, Del Deo, Dolan, Griffinger & Vecchione, attention Brian J. McMahon.

         6. Effective as of and subject to the Closing Date, you will be appointed as a member of the Board of Directors of Saratoga (with all associated compensation payable to non-employee directors) until the 1999 Annual Meeting of Stockholders of Saratoga.

Steven M. Bogen
December 2, 1998
Page 2

         7. This letter agreement supersedes and replaces the letter agreements dated August 12, 1998 and October 13, 1998 among the parties hereto with respect to the subject matter hereof.

         Kindly indicate your acceptance of the foregoing by signing in the space provided below.

                                       Very truly yours,

                                       THE FRESH JUICE COMPANY, INC.


                                       By: /s/ Jeffrey Heavirland
                                          ------------------------------
                                           Jeffrey Heavirland
                                           Vice President


Accepted and agreed to as of
December 2, 1998


/s/ Steven M. Bogen
----------------------------------
Steven M. Bogen


SARATOGA BEVERAGE GROUP, INC.


By: /s/ Robin Prever
   -------------------------------
   Robin Prever
   President and Chief Executive Officer

                                                                      EXHIBIT D

                         THE FRESH JUICE COMPANY, INC.
                           35 WALNUT AVENUE, SUITE 4
                            CLARK, NEW JERSEY 07066

                                                               October 13, 1998

Steven Smith
5 Lawson Lane
Great Neck, NY 11021

         Re:  Amendment of Employment Agreement

Dear Steve:

         Pursuant to the proposed transaction (the "Transaction") between The Fresh Juice Company, Inc. ("Fresh Juice") and Saratoga Beverage Group, Inc. ("Saratoga"), wherein a newly formed, wholly owned subsidiary of Saratoga will merge (the "Merger") with and into Fresh Juice, it will be a condition to the consummation of the Transaction that you and Fresh Juice amend, and you hereby agree to amend, the Employment Agreement between Fresh Juice and you, dated as of March 31, 1996 (the "Employment Agreement"), as follows:

         1. Effective as of and subject to the date of the consummation of the Merger (the "Closing Date") you hereby agree to resign from all positions held by you as an officer, director and employee of Fresh Juice and each of its subsidiaries.

         2. Effective as of and subject to the Closing Date, you hereby waive all amounts (including payments and benefits) due to you under Sections 6, 14, 15 and 16 of the Employment Agreement, except for (i) the payment of the sum of $250,000 in cash referenced in paragraph 3 below on the Closing Date, (ii) the provision at no cost to you of the Cadillac automobile currently utilized by you for a period of one year (with insurance and maintenance) following the Closing Date, and (iii) the provision at no cost to you of health or other group insurance pursuant to plans which are in effect or which are instituted after the date hereof for executive officers or employees generally of Fresh Juice for a period of one year following the Closing Date.

         3. Effective as of and subject to the Closing Date, in consideration of the payment of the sum of $250,000 in cash, you hereby agree (i) to extend the term of Section 24.2 (Agreement Not to Compete) from one year to three years and (ii) to delete the word "citrus" before the phrase "juice beverage industry" from Section 24.2(i) and Section 24.2(ii).

         4. Upon your receipt of the sum of $250,000 in cash referenced in paragraph 3 above and payment of your compensation, expenses and benefits on account of services provided through the Closing Date, you hereby agree to terminate the Employment Agreement in all respects other than Section 24 of the Employment Agreement, which Section, as amended by this letter agreement, shall survive the termination of the Employment Agreement.

         5. You hereby agree to terminate the Option Agreement, dated as of March 16, 1998, by and between you and Saratoga.

         6. You hereby acknowledge and agree that those certain options granted by Fresh Juice to you in the amount of (i) 100,000 shares on October 27, 1988 under Fresh Juice's Incentive Stock Option Plan and (ii) 60,000 shares, are all ineffective, null and void.

         Kindly indicate your acceptance of the foregoing by signing in the space provided below.

                                       Very truly yours,

                                       THE FRESH JUICE COMPANY, INC.


                                       By: /s/ Jeffrey Heavirland
                                          -------------------------------
                                           Jeffrey Heavirland
                                           Vice President


Accepted and agreed to as of
October 13, 1998


/s/ Steven Smith
-------------------------------
Steven Smith


SARATOGA BEVERAGE GROUP, INC.


By: /s/ Robin Prever
   ----------------------------
   Robin Prever
   President and Chief Executive Officer

                                                                      EXHIBIT E

         STATEMENT THAT STOCK OF THE FRESH JUICE COMPANY, INC. IS NOT A
                          U.S. REAL PROPERTY INTEREST


To:      Saratoga Beverage Group, Inc.


         Please be advised that pursuant to your request, we advise you that as of [EFFECTIVE DATE], ownership interests in The Fresh Juice Company, Inc. were not U.S. real property interests for purposes of Treasury Regulations Section 1.897-2(g)(1)(ii) and (h)(1)(i).

         The undersigned responsible officer of The Fresh Juice Company, Inc., hereby certifies under penalties of perjury that this Statement is correct to his knowledge and belief, and that he has authority to sign this Statement on behalf of the Corporation.

                                       The Fresh Juice Company, Inc.


                                       By: ______________________________
                                       Name:
                                       Title:

                                       Date:_____________________________


Based on:  Reg. Section 1.897-2(g)(1)(ii), (h)(1)(i).

                                                                     APPENDIX B

                                                  October 8, 1998

The Board of Directors of
The Fresh Juice Company, Inc.
280 Wilson Avenue
Newark, NJ 07105

Gentlemen:

         You have engaged us pursuant to an engagement letter, dated June 5, 1998 (the "Engagement Letter"), as amended on October 7, 1998, between the Fresh Juice Company, Inc. (the "Company") and Ladenburg Thalmann & Co. Inc. ("Ladenburg"). Specifically, Ladenburg has been requested, pursuant to the Engagement Letter, to render our opinion as to whether or not the consideration to be paid to the stockholders of the Company in connection with the proposed merger between the Company and a wholly owned subsidiary of Saratoga Beverage Group, Inc. ("Saratoga") is fair, from a financial point of view, to the stockholders of the Company.

         The Agreement and Plan of Merger, dated as of October 13, 1998 (the "Merger Agreement"), by and among Saratoga, Rowale Corp., a wholly owned subsidiary of Saratoga ("Rowale"), and the Company provides for the merger of Rowale in and to the Company with the Company being the surviving corporation and a wholly owned subsidiary of Saratoga (the "Transaction"). The Merger Agreement further provides that at the closing of the Transaction, each share of common stock of the Company, par value $0.01 per share, issued and outstanding, shall be converted into the right to receive, and to be exchangeable for, $2.24 per share in cash, without interest, and 0.33 shares of Saratoga's Class A common stock, as the merger consideration (the "Merger Consideration").

         In conducting our analysis, Ladenburg reviewed and considered such information as we deemed necessary or appropriate for the purposes of stating our opinion including, without limitation, the following: (i) the draft of the Merger Agreement and a draft of the Voting Agreement, in each case in the form presented to you; (ii) certain business and financial information relating to Fresh Juice and Saratoga, provided by Fresh Juice and Saratoga, respectively, including the financial condition and results of operations of Fresh Juice and Saratoga, the historical financial performance of Fresh Juice and Saratoga and certain projected financial information, provided by Fresh Juice and Saratoga;
(iii) certain public filings made by Fresh Juice and Saratoga with the Securities and Exchange Commission; and (iv) certain publicly available market trading data and historical trading performance of Fresh Juice and Saratoga common stock. In addition, we

The Board of Directors of
The Fresh Juice Company, Inc.
Page 2

conducted such other analyses and examinations and reviewed and considered such other financial, economic and market data as we deemed appropriate in arriving at our opinion. Ladenburg also met with members of senior management of the Company and Saratoga to discuss, among other things, the historical and prospective industry environment, their respective financial condition and operating results, and the reasons for the Transaction.

         In rendering our opinion, we have assumed and relied upon the accuracy, completeness and fairness, without assuming any responsibility for the independent verification of, all financial and other information that was available to us from public sources, that was provided to us by the Company or Saratoga, or that was otherwise reviewed by us. With respect to financial forecasts, we have assumed that they have been reasonably prepared reflecting the best currently available estimates and judgments of the management of the Company and Saratoga as to the future financial performance of the Company and Saratoga, respectively. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Saratoga, and we do not assume any responsibility for verifying any of the information reviewed by us. Our opinion is necessarily based upon information available to us, and financial, stock market, economic and other conditions and circumstances existing and disclosed to us, as of the date hereof.

         In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the following: (i) historical revenues, operating earnings, net income and capitalization of the Company and Saratoga and certain other publicly held companies in businesses we believe to be comparable to the Company and Saratoga; (ii) acquisition multiples that have historically been paid for other companies in businesses we believe to be comparable to the Company and Saratoga; (iii) projected revenues, operating earnings and net income of the Company and Saratoga in a discounted cash flow analysis; (iv) the premium per share to be paid by Saratoga for the common stock of the Company as compared to the premium per share paid by acquirors of public targets since January 1, 1997; (v) the current financial and market position and results of operations of the Company and Saratoga; and (vi) the general condition of the securities market and other economic conditions.

         In rendering our opinion, we have assumed that this Transaction will comply with all applicable federal and state laws and will not result in the breach or cancellation of any contracts or other agreements that are material to he Company or Saratoga.

         Ladenburg, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Ladenburg has been retained by the Board of Directors of the Company to provide this opinion and has received fees and indemnification against certain liabilities for the services rendered pursuant to this engagement. In addition, Ladenburg holds a

The Board of Directors of
The Fresh Juice Company, Inc.
Page 3

warrant to purchase 50,000 shares of the Company's Common Stock at an exercise price of $2.96 which will be exchanged for shares of Saratoga Class A common stock pursuant to the Merger Agreement.

         In the ordinary course of business, we actively trade securities for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in the debt or equity securities of the Company and Saratoga.

         Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the stockholders of the Company upon consummation of the merger, is fair, from a financial point of view, to the stockholders of the Company.

                                       Very truly yours,

                                       /s/ LADENBURG THALMANN & CO. INC.

                                       LADENBURG THALMANN & CO. INC.

                                                                     APPENDIX C

                         THE FRESH JUICE COMPANY, INC.
                           35 WALNUT AVENUE, SUITE 4
                            CLARK, NEW JERSEY 07066


                                                              December 2, 1998


Jeffrey Heavirland
[Address]
[City/State/Zip]

         Re: Termination of Option

Dear Jeff:

         Pursuant to the proposed transaction (the "Transaction") between The Fresh Juice Company, Inc. ("Fresh Juice") and Saratoga Beverage Group, Inc. ("Saratoga"), wherein a newly formed, wholly owned subsidiary of Saratoga will merge (the "Merger") with and into Fresh Juice, you hereby agree, to terminate immediately prior to the consummation of the Merger (the "Closing Date"), your options to purchase an aggregate of 210,000 shares of Fresh Juice common stock in exchange for the payment by Fresh Juice of the sum of $106,832 in cash on the Closing Date. If the Merger does not occur by January 31, 1999, this agreement shall be null and void.

         Kindly indicate your acceptance of the foregoing by signing in the space provided below.

                                       Very truly yours,

                                       THE FRESH JUICE COMPANY, INC.


                                       By: /s/ Steven M. Bogen
                                          ---------------------------
                                           Steven M. Bogen
                                           Chief Executive Officer


Accepted and agreed to as of
December 2, 1998


/s/ Jeffrey Heavirland
---------------------------
Jeffrey Heavirland

                                                                     APPENDIX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                Appraisal Rights

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

         (1) Provide, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting form such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less that 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such, stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger and consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service is file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper or general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates who submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceeding and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any such stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by an stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1- 98.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The indemnification of officers and directors of Saratoga Beverage Group, Inc. (the "Company" or "Saratoga") is governed by Section 145 of the Delaware General Corporation Law (the "Delaware Law") and the Restated Certificate of Incorporation of the Company (the "Company Charter"). Among other things, the Delaware Law permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the Delaware Law, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority vote of the directors who were not parties to the action, even though less than a quorum, or, if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The Delaware Law provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Delaware Law also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

         The Company Charter provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware Law, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date when the provision became effective.

         The Company Charter provides that directors, officers and others shall be indemnified to the fullest extent authorized by the Delaware Law, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all judgments, fines and amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and expenses incurred by such person in connection therewith. The Company Charter further provides that, to the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall, at his request, be paid by the Company in advance of the final disposition of such action or proceeding.

         The Company Charter provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company Charter or the Company's By-Laws or otherwise.

         Pursuant to employment agreements with certain of its executive officers, the Company has agreed to indemnify such executive officers (including their respective heirs, executors and administrators) to the fullest extent permitted by the Delaware Law against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which such executive officer may be involved by reason of having been a director or officer of the Company or any subsidiary thereof.

         The Company has obtained directors and officers liability and company reimbursement insurance which, among other things, (i) provides for payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers as such and (ii) provides for reimbursement to the Company for such loss but only when the Company shall be required or permitted to indemnify directors or officers for loss pursuant to statutory or common law or pursuant to duly effective certificate of incorporation or bylaw provisions. Coverage is afforded to the directors and officers, the Company for reimbursement of the directors and officers and the Company directly for securities related claims.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits/Financial Statement Schedules

EXHIBIT NO.

2.1(1)         (P) Agreement and Plan of Merger
3.1(1)         (P) Restated Certificate of Incorporation of Saratoga
3.2(1)         (P) By-Laws of Saratoga
3.3(10)        Amendment to By-Laws of Saratoga
4.1(1)         (P) Specimen of Class A Stock Certificate
5.1(12)        Opinion of Swidler Berlin Shereff Friedman, LLP
9.1(11)        Restated Voting, Standstill and Proxy Agreement dated as of
               October 13, 1998
9.2(11)        Stockholder Agreement dated October 13, 1998 by and among
               Saratoga, Robin Prever, Anthony Malatino and Steven Bogen
10.1(2)+       (P) Employment Agreement entered into by the Registrant and
               Robin Prever
10.2(1)+       (P) Form of the Saratoga Spring Water Company 1993 Stock Option
               Plan
10.3(2)+       (P) Consulting Agreement entered into by Saratoga and Leonard
               Toboroff
10.4(1)        (P) Letter Agreement between Saratoga and Owens-Brockway Glass
               Containers
10.5(2)        (P) Partnership Agreement, dated July 21, 1993, by and between
               JNJ Distributors, Inc. and Saratoga Springs Distribution Corp., as amended by Amendment of Partnership Agreement hereto dated
               November 9, 1993
10.6(2)        (P) Stock Agreement, dated July 21, 1993, by and between JNJ
               Distributors, Inc. and Saratoga Spring Water Company
10.7(2)        (P) Distribution Agreement, dated March 25, 1993, by and between
               Joseph Victori Wines, Inc. and JNJ Distributors, Inc.
10.8(5)        Termination Agreement dated as of January 31, 1997 between
               Saratoga and Triarc

10.9(3)        (P) Cott Co-pack Agreement dated as of June 8, 1995
10.10(4)       Manufacturing and Distribution Agreement, dated as of July 23,
               1996, by and between Saratoga and Mistic Brands, Inc.
10.11(6)       Bottling Agreement, dated April 16, 1997, by and among Saratoga,
               Hype Corporation, Hype Beverage Corporation, World Wide Beverage
               Inc., Hype Water Company, Inc., Hyperholics Inc., R.J. Barry Cox
               and Nigel Spiro
10.12(6)+      Line of Credit dated as of April 10, 1997 to Saratoga from Robin
               Prever and Anthony Malatino
10.13(7)       Saratoga Splash Agreement, dated as of June 30, 1997, by and between Saratoga and Mistic Brands, Inc.
10.14(7)       Master Distribution Agreement dated as of June 16, 1997 by and among Saratoga Beverage Group, Inc., Hype Corporation, World
               Wide Beverage Inc., Global Brands AG, Hype Water Company, Inc.
               and Hyperholics Inc.
10.15(8)       Loan Agreement, Securities Purchase Agreement, Secured
               Promissory Note, and Warrants for Messrs. Holliday, Merhi and
               Barr in connection with the loan to Onyx Management Services,
               LLC
10.16(9)+      Securities Purchase Agreement dated February 12, 1998 between
               Saratoga and Carl T. Wolf
10.17(9)+      Stock Option Agreement dated February 25, 1998 between Saratoga and Steel Partners II, L.P.
10.18(9)+      Securities Purchase Agreement dated February 25, 1998 between
               Saratoga and Carl T. Wolf
10.19(9)       Option Agreement dated March 16, 1998 between Saratoga and
               Steven Smith
10.20(9)       Letter agreement dated March 29, 1998 between Saratoga and The
               Fresh Juice Company, Inc.
10.21(9)+      Amended and Restated Stock Option Agreement dated April 17, 1998 between Saratoga and Carl T. Wolf
10.22(9)       Letter agreement dated April 24, 1998 between Saratoga and The
               Fresh Juice Company, Inc.
10.23(11)+     Form of the Saratoga Beverage Group, Inc. 1998 Stock Option Plan
10.24(12)      Commitment letter dated September 24, 1998 between Saratoga and
               NationsBank, N.A.
10.25(11)      Restated Agreement and Plan of Merger dated as of October 13,
               1998 by and among Saratoga, Rowale Corp. and The Fresh Juice
               Company, Inc.
10.26(11)+     Employment Agreement dated October 13, 1998 between Saratoga and
               Jeffrey Heavirland
10.27(11)      Letter agreement dated October 13, 1998 among Saratoga, Fresh
               Juice and Steven Smith (amending the agreement set forth in
               Exhibit 10.30 hereof)
10.28(12)+     Letter agreements dated December 2, 1998 among Saratoga, Fresh
               Juice and Steven Bogen (amending the agreement set forth in
               Exhibit 10.31 hereof)
10.29(12)+     Letter agreement dated December 2, 1998 among Saratoga, Fresh
               Juice and Jeffrey Heavirland
10.30(12)      Employment Agreement effective April 1, 1996 between The Fresh
               Juice Company, Inc. and Steven Smith
10.31(12)      Employment Agreement effective April 1, 1996 between The Fresh
               Juice Company, Inc. and Steven M. Bogen
10.32(12)      Supply Agreement dated March 31, 1996 between The Fresh Juice
               Company, Inc. and Natural Juice Company, Inc.
10.33(12)      Agreement of Lease dated November 24, 1997 between The Fresh
               Juice Company of New York, Inc. and 280 Wilson Avenue
               Associates, L.L.C. and guaranteed by The Fresh Juice Company,
               Inc.
10.34(12)      Industrial Real Estate Lease dated June 17, 1992 between
               Hansen's Juices, Inc. and Pruco Life Insurance Company
21.1(11)       Subsidiaries of Saratoga
23.1(12)       Consent of Swidler Berlin Shereff Friedman, LLP (included in
               Exhibit 5.1)
23.2(12)       Consent of PricewaterhouseCoopers LLP
23.3(12)       Consent of KPMG Peat Marwick LLP
23.4(12)       Consent of Steven Bogen
23.5(12)       Consent of Ladenburg Thalmann & Co. Inc.
24.1(12)       Power of Attorney (included on page II-6 hereof)

-------------
(1) Incorporated herein by reference to Saratoga's Registration Statement on Form SB-2 filed with the SEC on June 16, 1993 (Registration No. 33-62038NY).
(2) Incorporated herein by reference to Saratoga's Form 10-KSB filed with the SEC on March 30, 1994.
(3) Incorporated herein by reference to Saratoga's Form 10-KSB filed with the SEC on March 29, 1996.
(4) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on November 12, 1996.
(5) Incorporated herein by reference to Saratoga's Form 10-KSB filed with the SEC on April 15, 1997.
(6) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on May 13, 1997.
(7) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on August 8, 1997.
(8) Incorporated herein by reference to Saratoga's Form 10-KSB filed with the SEC on March 20, 1998.
(9) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on May 11, 1998.
(10) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on August 5, 1998.
(11) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on November 5, 1998.
(12)  Filed herewith.
(+)   Management agreement.
(P)   Paper filing.

ITEM 22. UNDERTAKINGS

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Company undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 1998.

                                       SARATOGA BEVERAGE GROUP, INC.


                                       By: /s/ Robin Prever
                                          --------------------------------------
                                           Robin Prever
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Robin Prever and Gayle J. Henderson, and each of them (with full power and each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and on his or her behalf, and in his or her name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this Registration Statement and any registration statement or amendment to such registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


  NAME AND SIGNATURE                        TITLE         DATE
  ------------------                        -----         ----

   /s/ Robin Prever       President, Chief Executive
------------------------- Officer and Chairman of the     December 22, 1998
     Robin Prever         Board of Directors

/s/ Gayle J. Henderson    Chief Financial Officer         December 22, 1998
-------------------------
  Gayle J. Henderson

/s/ Warren Lichtenstein   Director                        December 22, 1998
-------------------------
  Warren Lichtenstein

 /s/ John A. Morabito     Director                        December 22, 1998
-------------------------
   John A. Morabito

 /s/ Leonard Toboroff     Director                        December 22, 1998
-------------------------
   Leonard Toboroff

                                 EXHIBIT INDEX
                                 -------------

2.1(1)         (P) Agreement and Plan of Merger
3.1(1)         (P) Restated Certificate of Incorporation of Saratoga
3.2(1)         (P) By-Laws of Saratoga
3.3(10)        Amendment to By-Laws of Saratoga
4.1(1)         (P) Specimen of Class A Stock Certificate
5.1(12)        Opinion of Swidler Berlin Shereff Friedman, LLP
9.1(11)        Restated Voting, Standstill and Proxy Agreement dated as of
               October 13, 1998
9.2(11)        Stockholder Agreement dated October 13, 1998 by and among
               Saratoga, Robin Prever, Anthony Malatino and Steven Bogen
10.1(2)+       (P) Employment Agreement entered into by the Registrant and
               Robin Prever
10.2(1)+       (P) Form of the Saratoga Spring Water Company 1993 Stock Option
               Plan
10.3(2)+       (P) Consulting Agreement entered into by Saratoga and Leonard
               Toboroff
10.4(1)        (P) Letter Agreement between Saratoga and Owens-Brockway Glass
               Containers
10.5(2)        (P) Partnership Agreement, dated July 21, 1993, by and between
               JNJ Distributors, Inc. and Saratoga Springs Distribution Corp., as amended by Amendment of Partnership Agreement hereto dated
               November 9, 1993
10.6(2)        (P) Stock Agreement, dated July 21, 1993, by and between JNJ
               Distributors, Inc. and Saratoga Spring Water Company
10.7(2)        (P) Distribution Agreement, dated March 25, 1993, by and between
               Joseph Victori Wines, Inc. and JNJ Distributors, Inc.
10.8(5)        Termination Agreement dated as of January 31, 1997 between
               Saratoga and Triarc

10.9(3)        (P) Cott Co-pack Agreement dated as of June 8, 1995
10.10(4)       Manufacturing and Distribution Agreement, dated as of July 23,
               1996, by and between Saratoga and Mistic Brands, Inc.
10.11(6)       Bottling Agreement, dated April 16, 1997, by and among Saratoga,
               Hype Corporation, Hype Beverage Corporation, World Wide Beverage
               Inc., Hype Water Company, Inc., Hyperholics Inc., R.J. Barry Cox
               and Nigel Spiro
10.12(6)+      Line of Credit dated as of April 10, 1997 to Saratoga from Robin
               Prever and Anthony Malatino
10.13(7)       Saratoga Splash Agreement, dated as of June 30, 1997, by and between Saratoga and Mistic Brands, Inc.
10.14(7)       Master Distribution Agreement dated as of June 16, 1997 by and among Saratoga Beverage Group, Inc., Hype Corporation, World
               Wide Beverage Inc., Global Brands AG, Hype Water Company, Inc.
               and Hyperholics Inc.
10.15(8)       Loan Agreement, Securities Purchase Agreement, Secured
               Promissory Note, and Warrants for Messrs. Holliday, Merhi and
               Barr in connection with the loan to Onyx Management Services,
               LLC
10.16(9)+      Securities Purchase Agreement dated February 12, 1998 between
               Saratoga and Carl T. Wolf
10.17(9)+      Stock Option Agreement dated February 25, 1998 between Saratoga and Steel Partners II, L.P.
10.18(9)+      Securities Purchase Agreement dated February 25, 1998 between
               Saratoga and Carl T. Wolf
10.19(9)       Option Agreement dated March 16, 1998 between Saratoga and
               Steven Smith
10.20(9)       Letter agreement dated March 29, 1998 between Saratoga and The
               Fresh Juice Company, Inc.
10.21(9)+      Amended and Restated Stock Option Agreement dated April 17, 1998 between Saratoga and Carl T. Wolf
10.22(9)       Letter agreement dated April 24, 1998 between Saratoga and The
               Fresh Juice Company, Inc.
10.23(11)+     Form of the Saratoga Beverage Group, Inc. 1998 Stock Option Plan
10.24(12)      Commitment letter dated September 24, 1998 between Saratoga and
               NationsBank, N.A.
10.25(11)      Restated Agreement and Plan of Merger dated as of October 13,
               1998 by and among Saratoga, Rowale Corp. and The Fresh Juice
               Company, Inc.
10.26(11)+     Employment Agreement dated October 13, 1998 between Saratoga and
               Jeffrey Heavirland
10.27(11)      Letter agreement dated October 13, 1998 among Saratoga, Fresh
               Juice and Steven Smith (amending the agreement set forth in
               Exhibit 10.30 hereof)
10.28(12)+     Letter agreements dated December 2, 1998 among Saratoga, Fresh
               Juice and Steven Bogen (amending the agreement set forth in
               Exhibit 10.31 hereof)
10.29(12)+     Letter agreement dated December 2, 1998 among Saratoga, Fresh
               Juice and Jeffrey Heavirland
10.30(12)      Employment Agreement effective April 1, 1996 between The Fresh
               Juice Company, Inc. and Steven Smith
10.31(12)      Employment Agreement effective April 1, 1996 between The Fresh
               Juice Company, Inc. and Steven M. Bogen
10.32(12)      Supply Agreement dated March 31, 1996 between The Fresh Juice
               Company, Inc. and Natural Juice Company, Inc.
10.33(12)      Agreement of Lease dated November 24, 1997 between The Fresh
               Juice Company of New York, Inc. and 280 Wilson Avenue
               Associates, L.L.C. and guaranteed by The Fresh Juice Company,
               Inc.
10.34(12)      Industrial Real Estate Lease dated June 17, 1992 between
               Hansen's Juices, Inc. and Pruco Life Insurance Company
21.1(11)       Subsidiaries of Saratoga
23.1(12)       Consent of Swidler Berlin Shereff Friedman, LLP (included in
               Exhibit 5.1)
23.2(12)       Consent of PricewaterhouseCoopers LLP
23.3(12)       Consent of KPMG Peat Marwick LLP
23.4(12)       Consent of Steven Bogen
23.5(12)       Consent of Ladenburg Thalmann & Co. Inc.
24.1(12)       Power of Attorney (included on page II-6 hereof)

-------------
(1) Incorporated herein by reference to Saratoga's Registration Statement on Form SB-2 filed with the SEC on June 16, 1993 (Registration No. 33-62038NY).
(2) Incorporated herein by reference to Saratoga's Form 10-KSB filed with the SEC on March 30, 1994.
(3) Incorporated herein by reference to Saratoga's Form 10-KSB filed with the SEC on March 29, 1996.
(4) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on November 12, 1996.
(5) Incorporated herein by reference to Saratoga's Form 10-KSB filed with the SEC on April 15, 1997.
(6) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on May 13, 1997.
(7) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on August 8, 1997.
(8) Incorporated herein by reference to Saratoga's Form 10-KSB filed with the SEC on March 20, 1998.
(9) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on May 11, 1998.
(10) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on August 5, 1998.
(11) Incorporated herein by reference to Saratoga's Form 10-QSB filed with the SEC on November 5, 1998.
(12)  Filed herewith.
(+)   Management agreement.
(P)   Paper filing.